Execution Version
AGREEMENT AND PLAN OF MERGER
dated as of
August 27, 2026
by and among
BITGO HOLDINGS, INC.,
PROJECT GOTHAM MERGER SUB I, INC.,
PROJECT GOTHAM MERGER SUB II, LLC,
NYDIG IHC LLC,
and
NYDIG IF HOLDINGS LLC

TABLE OF CONTENTS

i
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Section 6.04. Employment-Related Liabilities	76
Section 6.05. Participation in the Buyer 401(k) Plan	77
Section 6.06. No Third-Party Beneficiaries	77
Article 7 Tax Matters	77
Section 7.01. Tax Returns.	77
Section 7.02. Transfer Taxes	78
Section 7.03. Tax Sharing	78
Section 7.04. Apportionment of Taxes	78
Section 7.05. Cooperation on Tax Matters	79
Section 7.06. Tax Contests	79
Section 7.07. Post-Closing Actions	80
Section 7.08.    Tax Refunds. Any refunds of Taxes of an Acquired Company arising from any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date that are received after the Closing Date, or credits in lieu of such refunds actually used by Buyer or its Affiliates to reduce Taxes otherwise payable for a Taxable period (or portion of a Straddle Period) beginning after the Closing Date (any such refund or credit, a “Pre-Closing Tax Refund”) shall be for the account of Seller, except to the extent (i) such Pre-Closing Tax Refund is taken into account in calculating the Final Closing Cash Consideration as finally determined pursuant to Section 2.06. Buyer shall pay, or cause to be paid, to Seller an amount equal to any Pre-Closing Tax Refund to which Seller is entitled to under this Section 7.08 promptly after receipt or utilization thereof (net of any Taxes or reasonable out of pocket costs incurred by Buyer and its Affiliates in connection with collecting such Pre-Closing Tax Refund and paying it over to the Seller). If any Pre-Closing Tax Refund gives rise to a payment to Seller under this Section 7.08 and is subsequently disallowed by a Taxing Authority, Seller shall make a payment to Buyer in an amount equal to such Pre-Closing Tax Refund, together with any interest, penalties or other additional amounts imposed by such Taxing Authority in connection with such disallowance.
80
Section 7.09. Intended Tax Treatment	81
Section 7.10. Survival	81
Article 8 Conditions to Closing	81
Section 8.01. Conditions to Closing	81
Article 9 Termination	82
Section 9.01. Termination	82
Section 9.02. Effect of Termination	84
Section 9.03. Termination Fee	84
Article 10 Survival; Indemnification	85
Section 10.01. Survival	85
Section 10.02. Indemnification by Seller	85
Section 10.03. Indemnification by Buyer	86
Section 10.04. Calculation of Losses	87

Exhibits
Exhibit A: Form of Registration Rights Agreement
Exhibit B: Form of Transition Services Agreement
Exhibit C: First Certificate of Merger
Exhibit D: Second Certificate of Merger

Schedules
Company Disclosure Schedule
Schedule 1: Sample Net Working Capital
Schedule 10.02(a)(vi)

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (as it may be amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) dated as of August 27, 2026 by and between BitGo Holdings, Inc., a Delaware corporation (“Buyer”), Project Gotham Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), Project Gotham Merger Sub II, Inc., a Delaware limited liability company (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), NYDIG IHC LLC, a Delaware limited liability company (“Seller”), and NYDIG IF Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Seller (the “Company” and, together with Seller, each, a “Company Party”).
W I T N E S S E T H:
WHEREAS, Seller has determined to divest the Business in order to concentrate its and its Affiliates’ resources on the development of high-performance computing, data center infrastructure and bitcoin mining;
WHEREAS, Seller directly owns all of the issued and outstanding limited liability company interests (the “Purchased Interests”) of the Company;
WHEREAS, Buyer desires to acquire the Company by (i) causing Merger Sub 1 to be merged with and into the Company, with the Company continuing as the surviving company and (ii) causing the Company, as the surviving company of the merger referred to in clause (i), to merge with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving company; and
WHEREAS, in accordance with the DLLCA, Seller, in its capacity as the sole member of the Company, has adopted resolutions (a) determining and declaring this Agreement, the other Transaction Agreements and the Transactions to be advisable, fair to, and in the best interests of the Company and Seller (as the Company’s sole member), and (b) approving, adopting and authorizing this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions (including the Mergers);
WHEREAS, in accordance with Delaware Law, Buyer, in its capacity as the sole shareholder of Merger Sub 1 and the sole member of Merger Sub 2, has adopted resolutions (a) determining and declaring this Agreement, the other Transaction Agreements and the Transactions to be advisable, fair to, and in the best interests of Merger Sub 1, Merger Sub 2 and Buyer (as the sole shareholder of Merger Sub 1 and the sole member of Merger Sub 2), and (b) approving, adopting and authorizing this Agreement, the other Transaction Agreements to which Merger Sub 1 and Merger Sub 2 are or will be a party and the Transactions (including the Mergers);
WHEREAS, the Board of Directors of Buyer has unanimously adopted resolutions (a) determining and declaring this Agreement, the other Transaction Agreements and the Transactions to be advisable, fair to, and in the best interests of Buyer and its stockholders, and (b) approving, adopting and authorizing this Agreement, the other Transaction Agreements to which Buyer is or will be a party and the Transactions (including the Mergers);

WHEREAS, as a material inducement to Buyer’s willingness to enter into this Agreement and consummate the Transactions (as defined below), concurrently with the execution and delivery of this Agreement by the parties hereto, certain employees are entering into an employment agreement or an offer letter (each, an “Employment Agreement”) with Buyer (or one of its Affiliates (as defined below) or designees), with such agreements to be effective upon, and subject to the occurrence of, the Closing (as defined below);
WHEREAS, Seller and the Company have implemented the Pre-Closing Restructuring (as defined below);
WHEREAS, the parties hereto desire to enter into a transaction pursuant to which Buyer will acquire from Seller all of the Purchased Interests upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, the First Merger and the Second Merger, taken together, are intended to constitute an integrated transaction that is treated as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto, intending to be legally bound, hereby agree as follows:
Article 1
Definitions
Section 1.01.Definitions
. In this Agreement, the following words and expressions shall have the following meanings:
“2025 Accrued Bonus Amount” means each Transferred Business Employee’s Accrued Bonus Amount with respect to the 2025 performance period.
“2026 Accrued Bonus Amount” means each Transferred Business Employee’s Accrued Bonus Amount with respect to the 2026 performance period.
“Accounting Principles” means the accounting principles, practices, methodologies, classifications, procedures, assumptions and policies set forth in Section 1.01(a) of the Company Disclosure Schedules.
“Accrued Bonus Amount” means, with respect to any Transferred Business Employee, the amount earned, credited or accrued as of the Closing Date, Transfer Date or any 2026 Bonus Payment Date occurring prior to the Transfer Date (as applicable) by Seller and its Affiliates in respect of any unpaid portion of any annual cash bonus relating to any performance periods that are in progress or which are complete as of immediately prior to the Closing Date or Transfer Date (as applicable).

“Acquired Companies” means the Company and its Subsidiaries.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person; provided that, unless otherwise specified, (i) from and after the Closing, none of the Acquired Companies shall be considered an Affiliate of Seller or any of Seller’s Affiliates, and none of Seller or any of its Affiliates shall be considered an Affiliate of any of the Acquired Companies and (ii) none of Stone Ridge Asset Management LLC, any of its Affiliates (other than NYDIG and its controlled Affiliates), any of its affiliated investment funds or any of its or its affiliated investment funds’ “portfolio companies” (as such term is commonly used in the private equity industry) shall be deemed to be an Affiliate of Seller or the Acquired Companies for any purpose. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling,” “controlled” and “under common control with” have correlative meanings under this Agreement.
“Affiliate Transactions” has the meaning set forth in Section 3.15.
“Agreement” has the meaning set forth in the Preamble.
“AI Commitments” means the Acquired Companies’ obligations under (A) Company AI Policies, (B) contractual obligations applicable to AI Technology to which the Acquired Companies are bound, (C) legal requirements applicable to AI Technology and (D) industry standards applicable to validation, bias detection and correction, risk management, and other quality control processes for AI Technology, in each case, to which the Acquired Companies are bound.
“AI Technology” means deep learning, machine learning or other artificial intelligence technologies.
“AI Tool” means third-party AI Technology incorporated into, integrated or bundled by the Company with any of the Company Products and all other material third-party AI Technology used by the Acquired Companies in connection with the operation of the Business.
“Announcement” has the meaning set forth in Section 5.06.
“Anti-Corruption Laws” has the meaning set forth in Section 3.14(a).
“Applicable Law” means, with respect to any Person, all applicable transnational, U.S. and non-U.S. federal, state, local or municipal laws, rules, regulations, ordinances, directives, supervisory procedures, tariffs, statutes, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, and all other laws of, or having an effect in, any jurisdiction from time to time, any rules of any stock exchange on which the shares of any party (or its holding company) are listed and any binding order, decree or ruling of any Governmental Authority having jurisdiction with respect to such Person.
“Assets” means, with respect to any Person, all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
“Attorney-Client Privilege” has the meaning set forth in Section 11.08(b).
“Auditor” has the meaning set forth in Section 2.06(e).
“Balance Sheet Date” means December 31, 2025.
“Bitcoin” means the decentralized digital asset native to the peer‑to‑peer Bitcoin network recorded on a public, distributed ledger commonly referred to as the “Bitcoin blockchain,” and which is identified by the designation “BTC”.
“Business” means the business of the Acquired Companies of spot and derivative trading relating to Virtual Currency, asset management relating to investments in Virtual Currency and borrowing and lending against Virtual Currency and the servicing of loans against Virtual Currency, in each case as conducted as of the Closing; provided that “Business” shall not include Virtual Currency mining, custody of Virtual Currency, the business activities of the Retained Companies or any other related services or business activities.
“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Business Employee” means each individual identified on Section 6.01(a) of the Company Disclosure Schedule as a Business Employee.
“Buyer” has the meaning set forth in the Preamble.
“Buyer 401(k) Plan” has the meaning set forth in Section 6.05.
“Buyer Benefit Plan” has the meaning set forth in Section 6.02(b).
“Buyer Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Buyer.
“Buyer Common Stock Reference Price” means $5.9829.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02(a), Section 4.09(a) and Section 4.11.

“Buyer Indemnitees” means Buyer, its Affiliates and each of their respective Representatives.
“Buyer Material Adverse Effect” shall have the same meaning as “Company Material Adverse Effect” except that (i) clause (xiii) from the definition of “Company Material Adverse Effect” shall be excluded and (ii) all references contained in the definition of “Company Material Adverse Effect” to the Acquired Companies and the Business (and similar references) shall refer to Buyer and its Subsidiaries and their respective businesses, mutatis mutandis.
“Buyer Prepared Return” has the meaning set forth in Section 7.01(b).
“Buyer Released Parties” has the meaning set forth in Section 5.11(b).
“Buyer Releasing Parties” has the meaning set forth in Section 5.11(a).
“Buyer Review Period” has the meaning set forth in Section 2.06(a).
“Buyer RSUs” means the restricted stock units granted under the Buyer’s equity incentive plan.
“Buyer SEC Reports” has the meaning set forth in Section 4.08(a).
“Cap” has the meaning set forth in Section 10.02(c).
“Cash” means, with respect to any Person as of the time of determination, without duplication, but excluding, for the avoidance of doubt, Virtual Currency, the cash and cash equivalents (including marketable securities and short-term investments) held by such Person at such time, including checks, ACH transactions and other wire transfers and drafts deposited for the account of such Person at such time and net of uncleared checks, ACH transactions and other wire transfers and drafts issued by such Person at such time; provided, that (a) Cash shall include cash corresponding to the line items set forth in the Estimated Closing Statement and (b) other than such cash corresponding to the line items set forth in the Estimated Closing Statement, Cash shall exclude, without duplication, (1) any cash or cash equivalents that are not freely usable by the applicable Acquired Company because they are held in any segregated, escrow, custodial, fiduciary or similar account or are otherwise restricted as to withdrawal or use, (2) any cash or cash equivalents or Bitcoin held by the Acquired Companies for the account of, or that constitutes the property of, any client, customer or other third party, or that is otherwise subject to any lock-up, vesting or other transfer restriction, and (3) any cash or cash equivalents or Bitcoin required to be maintained as regulatory, statutory or other minimum capital, reserve, deposit or collateral.
“Closing” has the meaning set forth in Section 2.02.
“Closing Cash” means the aggregate amount of Cash of the Acquired Companies as of the Reference Time; provided that for the avoidance of doubt, Closing Cash shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.07.

“Closing Consideration Shares” means 5,933,577 shares of Buyer Common Stock less a number of shares of Buyer Common Stock equal to (x) the Estimated Closing Cash Consideration Shortfall (which shall, for this purpose be expressed as a positive number), if any, divided by (y) the Buyer Common Stock Reference Price.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Indebtedness” means the aggregate amount of Indebtedness as of the Reference Time; provided that, for the avoidance of doubt, Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.07.
“Closing Net Working Capital” means Net Working Capital as of the Reference Time; provided that for the avoidance of doubt, Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.07.
“Closing Net Working Capital Adjustment Amount” means an amount (which, for the avoidance of doubt, may be positive or negative or zero) equal to (a) the Closing Net Working Capital, minus (b) the Target Closing Net Working Capital.
“Closing Transaction Expenses” means, solely to the extent incurred prior to the Closing and not paid prior to the Closing (i.e., such that one or more Acquired Companies are liable for paying such amounts after the Closing), and without duplication, (i) all fees, expenses and costs payable by the Acquired Companies to any third party in connection with the Transactions, including to financial advisors, accountants, legal advisors and other third party advisors, (ii) all change of control, transaction, severance or retention bonuses or any similar payments, that are payable solely in connection with or by reason of the consummation of the transactions contemplated by this Agreement for which any Acquired Company would have any liability (excluding any such payments resulting from the termination of employment of any Business Employee after the Closing or any other action taken at the direction of Buyer or any of its Affiliates after the Closing), (iii) the employer portion of payroll, employment or similar Taxes relating to the payments described in clause (ii) hereof for which any Acquired Company would have any liability and (iv) 100% of all costs and expenses related to obtaining the D&O Tail Policy.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company AI Policies” means the Acquired Companies’ written policies and procedures regarding AI Technology, whether applicable internally or published on Company websites.
“Company AI Products” means all Company Products that employ, deploy, leverage or make use of AI Technology.

“Company Benefit Plan” means (i) any Employee Benefit Plan that is sponsored, maintained or contributed to by any Acquired Company and (ii) any Employee Benefit Plan that is maintained exclusively for the benefit of any Business Employee.
“Company Data” means all Personal Information, confidential information of the Acquired Companies (including Trade Secrets), and other material third-party proprietary or confidential information (including customer data) Processed by or on behalf of the Acquired Companies.
“Company Data Agreement” means any Contract relating to or otherwise addressing the privacy, security or Processing of Personal Information by or on behalf of the Acquired Companies to which the Acquired Companies are a party or by which they are bound, including the standard terms of service entered into by users of the Company Products.
“Company Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by the Company to Buyer on the date hereof.
“Company Financial Statements” has the meaning set forth in Section 3.06(a).
“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by any Acquired Company.
“Company Material Adverse Effect” means any event, change, occurrence, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the financial condition, business, assets or results of operations of the Acquired Companies or the Business, taken as a whole, or (y) the ability of Seller to consummate the Transactions; provided, that, solely with respect to clause (x), excluding any such material adverse effect, directly or indirectly, resulting from (i) changes in GAAP or accounting requirements, or any interpretation of the foregoing, applicable to any industry in which the Business operates (including the Virtual Currency industry); (ii) changes in the financial, banking, securities, currency, Virtual Currency, international trade, capital or credit markets (including changes in interest rates in any country or region in the world or changes in exchange rates for any currencies (including any disruption thereof or any decline in the price of any security or any market index)) or in general business, industry, economic, political, legal or regulatory conditions globally or in any jurisdiction in which the Acquired Companies operate the Business, or the bankruptcy, insolvency or other similar credit events relating to any client, customer, supplier or vendor of the Business; (iii) any change in the price or relative value of, or the trading volume (including any halt or suspension in trading) on any exchange of, any Virtual Currency; (iv) any change in existence, legality or legal treatment of any Virtual Currency or any services related thereto that relate to the industry in which the Business operates, or any halt or suspension in trading of or other services related to any Virtual Currency on any exchange; (v) any change to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms of any Virtual Currency, including any “halving”, or the effects thereof; (vi) consensus, technical, including continued technical support and obsolescence, smart contract or security issues with the underlying Virtual Currency blockchain network; (vii) changes (including changes or formally proposed changes of Applicable Law or the interpretation or enforcement thereof) or conditions generally affecting any industry in which the Business operates; (viii) actual or threatened acts of war or terrorism, hostilities, military actions, political or social instability, sabotage, cyber-attacks, natural disasters (including hurricanes, tornadoes, floods, earthquakes and other weather-related events), epidemics or pandemics, including any escalation or worsening of any of the foregoing; (ix) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the Transactions or the identity of Buyer or any actions taken by Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of any of the businesses of the Acquired Companies after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Business with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities (including the failure to obtain any consents in connection with the Transactions); (x) any failure to meet any internal or published projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (xi) any action taken (or not taken) at the request or with the consent of Buyer; (xii) any action taken (or not taken) by Seller, the Acquired Companies or the Business that is required, expressly contemplated or permitted to be taken (or not taken) pursuant to this Agreement; or (xiii) any matter or other item disclosed on the Company Disclosure Schedule, except, in the case of clauses (ii) through (viii), to the extent the Acquired Companies or the Business, taken as a whole, is materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Business operates.
“Company Party” has the meaning set forth in the Recitals.
“Company Privacy Policies” means any and all of the Company’s data privacy and security policies, procedures, representations, and notices, whether applicable internally or published on Acquired Companies’ websites.
“Company Products” means all products or services developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Acquired Companies and all products or services currently under development by the Acquired Companies.
“Company Regulatory Agreement” has the meaning set forth in Section 3.26.
“Company Related Parties” has the meaning set forth in Section 3.15.
“Company Securities” has the meaning set forth in Section 3.02(c).
“Confidential Information” means (a) any confidential, non-public or proprietary information of Buyer, including such information relating to methods of operation, products, prices, fees, costs, technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters, and (b) any of the terms, conditions or other facts with respect to this

Agreement or the Transactions; provided, that “Confidential Information” does not include, and there will be no obligation hereunder with respect to, information that (i) is or was generally available to, or known by, the public on or prior to the date of this Agreement, (ii) becomes generally available to, or known by, the public other than as a result of a disclosure not otherwise permissible hereunder and through the fault of the disclosing party, (iii) was independently developed without reference to any Confidential Information, (iv) is or was lawfully acquired or learned from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (v) is or was permitted in writing by Buyer to be disclosed.
“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of February 20, 2026, by and between Buyer and Seller.
“Contract” means any legally binding executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking.
“Contributors” has the meaning set forth in Section 3.16(f).
“Current Representation” has the meaning set forth in Section 11.08(a).
“D&O Indemnitees” has the meaning set forth in Section 5.08(a).
“Data Processor” has the meaning set forth in Section 3.16(c).
“Default” means (i) any material breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations, in any material respects, under any Material Contract, Applicable Law, Order, or material Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a material breach or violation of, default under, contravention of, or conflict with, any Material Contract, Applicable Law, Order, or material Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any Material Contract, Applicable Law, Order, or material Permit.
“Delaware Law” means the General Corporation Law of the State of Delaware and the DLLCA.
“Delayed Transfer and Interim Services Agreements” means, collectively, the Delayed Transfer and Interim Services Agreements entered into by and among the Company, Buyer, and the Delayed Transfer Business Employees.
“Delayed Transfer Business Employees” means each Business Employee on Section 6.01(a) of the Company Disclosure Schedule who is identified as being subject to a delayed transfer pursuant to a Delayed Transfer and Interim Services Agreement.
“Designated Counsel” has the meaning set forth in Section 11.08(a).

“Determination Date” has the meaning set forth in Section 2.06(e).
“Disputed Items” has the meaning set forth in Section 2.06(e).
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“Downward Adjustment Amount” has the meaning set forth in Section 2.06(g).
“Earn-Out Objection Notice” has the meaning set forth in Section 2.07(b).
“Earn-Out Period” has the meaning set forth in Section 2.07(b).
“Earn-Out Statements” has the meaning set forth in Section 2.07(e).
“e-mail” has the meaning set forth in Section 11.01.
“Employee Benefit Plan” means (a) any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) any bonus, stock option, equity compensation, deferred compensation, employment, offer letter, severance, salary continuation, incentive, retention, retirement, pension, or profit-sharing plan, program, arrangement, and (c) any other compensatory or employee benefit plan, program, agreement or contract and any trust, escrow or similar agreement related thereto, whether or not funded, in each case, that is sponsored, maintained or contributed to (or required to be contributed to) by Seller or any of its ERISA Affiliates in which any Business Employee (or any spouse, dependent or beneficiary thereof) participates, but excluding any plan, policy, program or arrangement that is mandated, sponsored or maintained by a Governmental Authority.
“Employee List” has the meaning set forth in Section 3.19(a).
“Employment Agreement” has the meaning set forth in the Recitals.
“End Date” has the meaning set forth in Section 9.01(a)(ii).
“Enforceability Exception” has the meaning set forth in Section 3.03(b).
“Environment” means soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air, in each case, external to buildings.
“Environmental Laws” means all Applicable Laws concerning pollution or protection of the Environment (including those relating to the use, handling, transport, treatment, storage, or disposal of any Hazardous Substance).
“Equity Interests” means any (a) shares or units of capital stock or voting or other equity securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests or equity appreciation rights or equity-based performance units or Contracts) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options, rights of first refusal, preemptive or similar rights, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests described in the foregoing clauses (a) through (c), or (e) securities convertible into or exercisable or exchangeable for any of the interests described in the foregoing clauses (a) through (d) or any other equity securities.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to an entity, any other trade or business (whether or not incorporated) (a) which is or was, at the relevant time, under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity or (b) which, together with such entity, is or was, at the relevant time, required to be treated as a single employer under Section 414 of the Code.
“Estimated Closing Cash” has the meaning set forth in Section 2.04.
“Estimated Closing Cash Consideration” means an amount in cash equal to (a) $7,000,000, minus (b) the Estimated Closing Indebtedness, plus (c) the Estimated Closing Cash, plus (d) the Estimated Closing Net Working Capital Adjustment Amount, minus (e) the Estimated Closing Transaction Expenses; provided that if such amount is a negative number, the Estimated Closing Cash Consideration will be deemed to be zero and such amount will be referred to herein as the “Estimated Closing Cash Consideration Shortfall”.
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04.
“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04.
“Estimated Closing Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04.
“Estimated Closing Statement” has the meaning set forth in Section 2.04.
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.04.
“Excluded Liabilities” means any and all liabilities, obligations and commitments of any nature whatsoever (whether known or unknown, accrued, absolute, contingent or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with the Accounting Principles) arising out of or relating to (a) the Retained Companies, the Retained Business, the Retained Clients or any former business or operations of Seller or any of its Affiliates (including the Acquired Companies) that do not constitute part of the Business, (b) the Pre-Closing Restructuring or any other internal reorganization or restructuring undertaken by Seller or any of its Affiliates in connection with the Transactions, (c) any Seller Employee Liabilities and (d) Losses arising from the obligations set forth in Section 5.08(a); provided, that Excluded Liabilities shall not include any amount to the extent such amount was taken into account as a downward adjustment in the determination of the Final Closing Cash Consideration.

For the avoidance of doubt, “Excluded Liabilities” do not include any liabilities or obligations to the extent arising from actions taken by the Buyer or any of its Affiliates.
“Final Closing Cash Consideration” means an amount in cash equal to (a) $7,000,000, minus (b) the Closing Indebtedness, plus (c) the Closing Cash, plus (d) the Closing Net Working Capital Adjustment Amount, minus (e) the Closing Transaction Expenses; provided that if such amount is a negative number, the Final Closing Cash Consideration will be deemed to be zero.
“Final Closing Statement” has the meaning set forth in Section 2.06(a).
“Final Earn-Out Statement” has the meaning set forth in Section 2.07(e).
“Fraud” means actual and intentional common law fraud under Delaware law with respect to the making of the representations and warranties expressly set forth in this Agreement, the certificate delivered pursuant to Section 8.01(b)(iii) or Section 8.01(c)(iii) or any other Transaction Agreement; provided that, “Fraud” shall not include equitable fraud, constructive fraud, negligent misrepresentation, recklessness, or any similar theory.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any transnational, domestic or foreign federal, state, local or municipal government (including any subdivision, department, court, administrative agency, regulatory body or commission or other authority thereof), and any quasi-governmental, self-regulatory body or private body exercising any regulatory, executive, legislative, judicial or administrative functions of any other governmental or quasi-governmental authority, including any Taxing Authority.
“Hazardous Substance” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls and any pollutant, contaminant or hazardous substance, in each case that is regulated by or for which liability may be imposed pursuant to, any Environmental Law.
“ICT Infrastructure” means the computer, data processing, information and communications technology infrastructure, websites (but excluding domain names and Trademarks) and systems (including software, hardware, firmware, and networks), that are used in the Business.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income.
“Indebtedness” means, as of any time of determination, all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the Transactions) of any Acquired Company, without duplication, in respect of (i) borrowed money, (ii) obligations evidenced by bonds, promissory notes, debentures or other similar instruments, (iii) deferred purchase price of property, goods or services (other than trade or account payables in the ordinary course of business), (iv) interest rate or currency hedging agreements or similar arrangements entered into for the purpose of limiting or managing interest rate or currency exchange rate risk to the extent payable if terminated, (v) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments, in each case, to the extent drawn, (vi) Pre-Closing Income Taxes, (vii) all obligations of any Acquired Company secured by any Lien on any asset or property of any Acquired Company, (viii) all unpaid obligations payable by the Acquired Companies to any Business Employee that are accrued and owed as of the Closing Date, including all payroll or compensation expenses, all unpaid bonuses and commission obligations, all accrued but unused vacation or paid time off and any other accrued but unpaid payments in respect of salary, wages or commissions but excluding any Accrued Bonus Amounts, and (ix) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (viii) to the extent guaranteed by any Acquired Company (but only to the extent of the amount so guaranteed); provided that (A) for the avoidance of doubt, “Indebtedness” shall not include (1) any obligations owed solely by one or more of the Acquired Companies to one or more other Acquired Companies, (2) any amount included in the calculation of Closing Transaction Expenses and (3) any guaranty, letter of credit or similar obligation provided by Seller or any Affiliate of Seller that is not an Acquired Company unless such obligation is not settled prior to the Closing and (B) “Indebtedness” shall be calculated for purposes hereof in a manner consistent with the Accounting Principles.
“Indemnified Party” has the meaning set forth in Section 10.05(a).
“Indemnifying Party” has the meaning set forth in Section 10.05(a).
“Insurance Policies” has the meaning set forth in Section 3.23.
“Interim Accrued Bonus Amount” means, with respect to any Transferred Business Employee and any 2026 Bonus Payment Date occurring prior to the Transfer Date, the 2026 Accrued Bonus Amount accrued as of such 2026 Bonus Payment Date.
“Intellectual Property Rights” means, in any and all jurisdictions throughout the world, any and all (a) trademarks, service marks, trade names, rights in logos, trade dress, slogans, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (b) Internet domain names and associated uniform resource locators and social media accounts, (c) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations and other indicia of ownership of an invention, discovery or improvement issued by or filed with a Governmental Authority, including reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (d) trade secrets and all other confidential, proprietary or non-public information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof (collectively, “Trade Secrets”), (e) copyrights, whether in published or unpublished works of authorship, including moral rights and economic rights of authors (collectively, “Copyrights”), (f) Software, including all rights in Software, (g) rights of privacy and publicity, and (h) any and all other intellectual or industrial property rights existing under the Applicable Laws of any jurisdictions throughout the world.
“Intended Tax Treatment” has the meaning set forth in Section 7.09.
“IRS” means the United States Internal Revenue Service.
“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification with respect to Seller or any Acquired Company in this Agreement means to the actual knowledge of Tejas Shah, Pete Janney, John Dalby and Reuben Grinberg, and the knowledge that such individuals would have acquired in the exercise of reasonable inquiry.
“Leased Real Property” has the meaning set forth in Section 3.15(b).
“Legal Proceeding” means any suit, audit, claim, action, dispute, charge, citation, demand, governmental investigation or inquiry, hearing, lawsuit, litigation, arbitration, mediation or proceeding (including any civil, criminal, administrative or appellate proceeding) filed, brought, conducted, commenced or heard by or before any court, arbitrator, mediator or otherwise involving any Governmental Authority.
“Licensed Intellectual Property” means Intellectual Property Rights (a) licensed or sublicensed to an Acquired Company, (b) for which an Acquired Company has been granted a covenant not to sue or immunity from suit or (c) otherwise used or held for use in the conduct of the Business, other than Company Intellectual Property Rights.
“Lien” means, with respect to any property, right or asset, any mortgage, deed of trust, charge, pledge, lien, assignment, easement, covenant, encumbrance, hypothecation, security interest or any other security agreement or arrangement in respect of such property or asset.
“Losses” means any and all liabilities, losses, costs, settlement payments, awards, judgments, fines, penalties, Taxes, damages or reasonable and documented out-of-pocket fees, costs or expenses (including reasonable expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding); provided that Losses shall not include (i) punitive damages, other than in respect of amounts that are payable to a third party not affiliated with the relevant Indemnified Party or (ii) consequential, special, incidental, or indirect damages, in each case, except to the extent such damages are reasonably foreseeable as of the date hereof, or damages determined as a multiple of revenues, profits or any other financial metric.
“Material Business Partners” has the meaning set forth in Section 3.10.

“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Shared Contract” has the meaning set forth in Section 3.09(b).
“Milestone Cash Awards” has the meaning set forth in Section 2.07(c)(ii).
“Milestone RSUs” has the meaning set forth in Section 2.07(c)(i).
“Money Laundering Laws” has the meaning set forth in Section 3.12(f).
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Working Capital” means, as of any time of determination, (i) the aggregate value of the current assets of the Acquired Companies as of such time (excluding any amounts included in the calculation of Cash) minus (ii) the aggregate value of the current liabilities of the Acquired Companies as of such time (excluding any amounts included in the calculation of the Closing Transaction Expenses or Indebtedness), in each case, to the extent and only to the extent that such current assets and current liabilities are specifically listed on the illustrative calculation of Net Working Capital set forth in Schedule 1 and calculated in accordance with the Accounting Principles; provided that (A) the definition of “Net Working Capital” shall not include any (x) Income Taxes or deferred tax assets or deferred tax liabilities or (y) receivables or payables exclusively between or among the Acquired Companies and (B) “Net Working Capital” may be a positive or a negative amount.
“NYDIG” means New York Digital Investment Group LLC, a Delaware limited liability company.
“Objection Notice” has the meaning set forth in Section 2.06(d).
“Off-the-Shelf Software Licenses” means licenses for non-customized software that is (a) readily available to the public and (b) having an annual or one-time cost of below $100,000.
“Offer” has the meaning set forth in Section 6.01(a).
“Open Source Materials” means all Software or other material that is licensed or distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).
“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Periodic Earn-Out Statement” has the meaning set forth in Section 2.07(d).
“Permits” has the meaning set forth in Section 3.13(b).
“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens arising or incurred in the ordinary course of business or with respect to any amounts not yet delinquent or which are being contested in good faith, (b) Liens for Taxes not yet delinquent or which are being contested in good faith, (c) Liens securing rental payments under capital lease agreements, (d) encumbrances and restrictions on real property (including easements, covenants, rights of way, encroachments and similar restrictions of record) that do not materially interfere with the present uses or occupancy of such real property, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated in a material respect by existing improvements and that do not prohibit the use or occupancy of such real property or the operation of the Business as currently conducted, (f) to the extent irrevocably and permanently terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Business with respect to Indebtedness, (g) any right, interest, Lien or title of a lessor or sublessor under a lease, sublease or occupancy agreement or in the property being leased, none of which would, individually or in the aggregate, materially impair the continued use and operation of the Assets to which they relate, (h) Liens referred to in the Company Financial Statements, (i) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (j) Liens or encumbrances described in Section 1.01(b) of the Company Disclosure Schedule, and (k) non-exclusive grants of Intellectual Property Rights granted in the ordinary course of business.
“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a Governmental Authority.
“Personal Information” means any information relating to, describing, could reasonably be linked to or reasonably capable of being associated with, directly or indirectly, an identified or identifiable natural Person or household, or that otherwise constitutes “personal information,” “personal data,” “personally identifiable information,” “sensitive data,” “nonpublic personal information” or any analogous term under all Applicable Laws legally binding on any of the Acquired Companies and relating to the protection or Processing of such information, data privacy, or cybersecurity.
“Post-Closing Representation” has the meaning set forth in Section 11.08(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on (and including) the day after the Closing Date.
“Pre-Closing Income Taxes” means the sum, but not below zero, of (1) the aggregate amount of accrued but unpaid Income Taxes of the Acquired Companies for any Pre-Closing

Tax Period and the portion of the Straddle Period ending on (and including) the Closing Date, determined: (a) by treating the Transaction Tax Deductions as accrued and deductible in the Pre-Closing Tax Period to the maximum extent allowable under Applicable Law; (b) without regard to any accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions; (c) by excluding any Taxes attributable to any action taken by Buyer or any of its Affiliates (including the Acquired Companies) after the Closing; (d) in accordance with the accounting methodology and the past practices (including reporting positions, elections and accounting methods) of the applicable Acquired Companies in preparing their Tax Returns; (e) without regard to any deferred Tax assets and liabilities; (f) on a “closing of the books” basis as if the taxable year of each Acquired Company ended as of the end of the day on the Closing Date; and (g) without duplication of any amount otherwise taken into account, reducing Pre-Closing Income Taxes (as otherwise determined in accordance with this definition) by any estimated Income Tax payments for, and overpayments of Income Taxes applied to, the applicable period.
“Pre-Closing Period” has the meaning set forth in Section 5.01.
“Pre-Closing Restructuring” means the reorganization effected by Seller and the Company prior to the date of this Agreement to distribute the Retained Companies from the Company to Seller.
“Pre-Closing Restructuring Agreements” has the meaning set forth in Section 3.03(b).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Taxes” means any (i) Taxes of the Company and its Subsidiaries for Pre-Closing Tax Period, treating any prepaid amounts received, or deferred revenues accrued, prior to the Closing as taken into account in the Pre-Closing Tax Period, (ii) Taxes for which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iii) Taxes of any other Person for which the Company or any of its Subsidiaries is liable if the agreement, event or occurrence giving rise to such liability occurred prior to the Closing, and (iv) Taxes attributable to the Pre-Closing Restructuring, including capitalization or other cancellation of indebtedness or settlement of any loans of the Company and its Subsidiaries denominated in Bitcoin or other Virtual Currencies occurring pursuant thereto but excluding, in each case, any Taxes to the extent reflected in the calculation of Pre-Closing Income Taxes or Closing Transaction Expenses, as finally determined under this Agreement.
“Privacy Laws” means (A) each Applicable Law to the extent related to the protection or Processing or both of Personal Information including to the extent applicable, and not limited to, law, regulations and/or rules relating to the collection and Processing of financial information, cryptocurrency data, biometric data, consumer protection, security cameras, (CCTV), cybersecurity, data training, financial services, direct marketing, advertising, profiling, targeting,

e-mails, text messages, robocalls, telemarketing, wiretapping and the interception of electronic commercial messages or (B) binding guidance issued by a Governmental Authority that pertains to such Applicable Laws outlined in clause (A).
“Privacy Requirements” means, collectively, the Acquired Companies’ obligations under (i) Privacy Laws; (ii) the Company Privacy Policies; (iii) the Company Data Agreements; and (iv) industry standards or self-regulatory principles and codes of conduct to the extent related to the protection or Processing or both of Personal Information including, to the extent applicable, relating to consumer protection, financial information, cryptocurrency data, biometrics, employee monitoring, direct marketing, e-mails, text messages, robocalls, financial services, cryptocurrency, digital assets, tokenization, telemarketing, wiretapping and the interception of electronic communications, the tracking or monitoring of online activity, or payment card information (including the Payment Card Industry Data Security Standards), in each case, to which any of the Acquired Companies are bound or otherwise represents compliance in writing.
“Privileged Communications” has the meaning set forth in Section 11.08(b).
“Process” or “Processing” or “Processed” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Purchase Price” has the meaning set forth in Section 2.03(a).
“Purchase Price Adjustment Holdback Amount” means an amount in cash equal to $1,000,000.
“Purchased Interests” has the meaning set forth in the Recitals.
“Real Property Lease” has the meaning set forth in Section 3.15(b).
“Reference Time” means 11:59 p.m. (Eastern time) on the Business Day immediately preceding the Closing Date.
“Registered Intellectual Property” has the meaning set forth in Section 3.16(a)(iv).
“Registration Rights Agreement” means a Registration Rights Agreement entered into by Buyer and Seller on the Closing Date, in substantially the form included as Exhibit A hereto.
“Related Party” means, with respect to any Person, any of such Person’s former, current or future direct or indirect Affiliates, Representatives, controlling Persons, members, general or limited partners, other equityholders, successors or assigns (or any former, current or future direct or indirect Affiliates, Representatives, controlling persons, members, general or limited partners, other equityholders (other than in the case of the Acquired Companies after the Closing, Seller), successors or assignees of any of the foregoing).

“Replacement Contract” has the meaning set forth in Section 5.10(b).
“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other authorized agents, advisors and representatives of such Person.
“Resale Effectiveness Date” has the meaning set forth in Section 5.13(a).
“Restricted Period” has the meaning set forth in Section 5.13(a).
“Restricted Territory” has the meaning set forth in Section 5.13(a)(i).
“Retained Business” means, collectively, the businesses and operations conducted by the Retained Companies and any other business or operations of Seller or any of its Affiliates, in each case other than the Business.
“Retained Clients” means those Persons who have accounts with one or more of the Retained Companies in connection with the Retained Business and if any Retained Clients also have accounts with any of the Acquired Companies, then such clients shall be considered Retained Clients in respect of their accounts with one or more of the Retained Companies and shall not be considered Retained Clients with respect to their accounts with the Acquired Companies.
“Retained Companies” means 1V Bermuda Ltd, a Bermuda limited company, NYDIG Central Risk LLC, a New York limited liability company, NYDIG Trust Company LLC, a New York limited liability trust company, and NYDIG Execution, LLC, a Delaware limited liability company.
“Sanctioned Country” has the meaning set forth in Section 3.13(b)(ii).
“Sanctioned Person” has the meaning set forth in Section 3.13(b)(i).
“Sanctions” means any economic sanctions or trade restrictions administered or enforced by the governments of the United States, the European Union, or His Majesty’s Treasury or by the United Nations Security Council.
“Securities Act” has the meaning set forth in Section 3.24(a).
“Security Incident” means any (A) actual or reasonably suspected breach, unauthorized or accidental access, acquisition, interruption of access or other Processing, modification, loss, theft, corruption or other unauthorized Processing of Company Data, regardless of the form or medium, (B) actual phishing, ransomware, denial of service (DoS) or other cyberattack impacting the Acquired Companies, or (C) actual or reasonably suspected unauthorized breach, access to, use of, disruption, misuse, or interruption of any ICT Infrastructure that compromises the confidentiality, integrity, availability or security of information and transactions Processed in the ICT Infrastructure or transmitted by the ICT Infrastructure.

“Seller” has the meaning set forth in the Preamble.
“Seller Benefit Plan” means any Employee Benefit Plan which is not a Company Benefit Plan.
“Seller Employee Liabilities” has the meaning set forth in Section 6.04(a).
“Seller Equity Award” means an award of Class P1 Units in NYDIG.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 (first and second sentence only), Section 3.02(a), Section 3.03(a), Section 3.07(c), Section 3.21 and Section 3.27.
“Seller Indemnitees” means Seller, its Affiliates and each of their respective Representatives.
“Seller Marks” means any and all (i) trademarks, service marks, logos, trade dress, trade names, corporate names, domain names and other source or business identifiers owned by Seller or any of its Affiliates (other than the Acquired Companies), including the names, marks, logos and designs set forth on Section 5.06 of the Company Disclosure Schedule, (ii) stylized variations, logos and designs used in connection with any of the foregoing and (iii) names, marks, logos or designs derived from, confusingly similar to or including any of the foregoing.
“Seller Prepared Return” has the meaning set forth in Section 7.01(a).
“Seller Released Parties” has the meaning set forth in Section 5.11(a).
“Seller Releasing Parties” has the meaning set forth in Section 5.11(b).
“Shortfall Amount” has the meaning set forth in Section 2.06(g).
“Software” means any and all computer programs (including all software implementations of algorithms, models and methodologies, and firmware), currently used versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), middleware, programming tools, scripts, routines, interfaces, libraries, databases and compilations, including all data and collections of data and all documentation, including user manuals and training materials, relating to any of the foregoing.
“Solvent” has the meaning set forth in Section 3.26.
“Specified Closing Transaction Expenses” means the Closing Transaction Expenses described in clause (ii) of the definition of Closing Transaction Expenses.
“Stock Consideration” has the meaning set forth in Section 2.03(a).

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to a Person, any other Person of which the Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such first Person. Notwithstanding the foregoing, no pooled investment vehicle for which a Subsidiary acts as a general partner or investment manager thereof shall be considered a Subsidiary of the Company (and, therefore, no such pooled investment vehicle shall be considered an Acquired Company).
“Target Closing Net Working Capital” means negative $123,237.
“Tax” means (a) all U.S. federal, state, local income or non-U.S. taxes, levies, imposts, duties, or similar charges, in each case, in the nature of a tax (including any fees, interest, fines, assessments, penalties, imposts, levies, charges or additions to tax imposed in connection therewith or with respect thereto) imposed by a Governmental Authority, including any net income, gross income, gross receipts, production, ad valorem, registration, profits, license, lease, service, service use, withholding, franchise, sales, use, transfer, value added, excise, stamp, real property, personal property, social security, employment, unemployment or payroll, disability, estimated, severance, environmental, stamp, occupation, premium, real property gains, windfall profits, occupancy, excise, alternative minimum, escheat, abandoned, unclaimed property, customs, duties or other taxes and (b) any liability for the payment of any amounts of the type described in clause (a) above as (i) a member of any affiliated, consolidated, combined, unitary or other similar group for Tax purposes, including pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Tax law) or (ii) a successor, a transferee, by contract or otherwise, in the case of each of (a)-(b), whether disputed or not.
“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form, claim for refund, information return, or other document filed or required to be filed with any Taxing Authority, including any amendment thereof.
“Tax Sharing Agreement” means any agreement entered into prior to the Closing binding any Acquired Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, provided that such term shall not include customary commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Termination Fee” has the meaning set forth in Section 9.03(a).
“Third-Party Claim” has the meaning set forth in Section 10.05(a).

“Tipping Basket” has the meaning set forth in Section 10.02(b).
“Training Data” means training data, content, inputs, queries, prompts, validation data, test data, scraped or harvested datasets or databases, in each case used to develop, train, teach, fine-tune, enhance or improve AI Technology.
“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Delayed Transfer and Interim Services Agreements and the Confidentiality Agreement.
“Transaction Tax Deductions” means, any Tax deductions of the Acquired Companies arising from the consummation of the transactions contemplated by this Agreement to the extent deductible in a Pre-Closing Tax Period at a “more likely than not” comfort level, including those attributable to (i) the Closing Transaction Expenses, (ii) all sale, “stay-around”, retention, change of control or similar bonuses or payments payable to current or former employees, managers, directors or consultants of the Acquired Companies contingent upon the Closing, (iii) the capitalized financing costs and expenses and any prepayment premium or fee, in each case, as a result of the payoff or satisfaction of any debt of the Companies in connection with the Closing. The amount of the Transaction Tax Deductions shall be computed assuming that an election was made under IRS Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in IRS Revenue Procedure 2011-29).
“Transactions” means the transactions contemplated by the Transaction Agreements, including the Mergers.
“Transfer Tax” means any excise, transfer, documentary, sales, use, stamp, registration, value added, recording, conveyancing or other similar Tax (including any penalties and interest thereon).
“Transferred Business Employee” has the meaning set forth in Section 6.01(a).
“Transition Services Agreement” means the Transition Services Agreement, in the form attached hereto as Exhibit B, to be entered into on the Closing Date, by and among Seller, Buyer and the Company.
“Transitional Period” has the meaning set forth in Section 5.05(a).
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Upward Adjustment Amount” has the meaning set forth in Section 2.06(f).
“Virtual Currency” means any type of digital unit that is used as a medium of exchange or a form of digitally stored value. The term “Virtual Currency” shall be broadly construed to include digital units of exchange that: have a centralized repository or administrator; are decentralized and have no centralized repository or administrator; or may be created or obtained by computing or manufacturing effort. Virtual Currency shall not be construed to include any of the following:

(1)    digital units that:
(i)    are used solely within online gaming platforms;
(ii)    have no market or application outside of those gaming platforms;
(iii)    cannot be converted into, or redeemed for, fiat currency or virtual currency; and
(iv)    may or may not be redeemable for real-world goods, services, discounts, or purchases;
(2)    digital units that can be redeemed for goods, services, discounts, or purchases as part of a customer affinity or rewards program with the issuer and/or other designated merchants or can be redeemed for digital units in another customer affinity or rewards program, but cannot be converted into, or redeemed for, fiat currency or virtual currency; or
(3)    digital units used as part of prepaid cards.
Section 1.02.Other Definitional and Interpretative Provisions
.
(a)The words “hereof,” “herein,” “hereby,” “herewith” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole (including the Schedules, Exhibits and Annexes attached hereto) and not to any particular provision of this Agreement.
(b)The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(c)References to Articles, Sections, Schedules, Exhibits and Annexes are to Articles, Sections, Schedules, Exhibits and Annexes of this Agreement unless otherwise specified.
(d)All Schedules (including the Company Disclosure Schedule), Exhibits and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
(e)Any capitalized terms used in any Schedule (including the Company Disclosure Schedule), Exhibit or Annex attached hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.
(f)Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Company Disclosure Schedule), Exhibit, or Annex attached hereto, then, for purposes of construing such Section, Schedule, Exhibit or Annex, the definitions set out in such Section, Schedule, Exhibit or Annex shall prevail.
(g)The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

(h)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each party has been represented by counsel of its choosing. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
(j)References to one gender shall include all genders.
(k)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “but not limited to,” whether or not they are in fact followed by those words or words of like import.
(l)The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(m)The word “or” when used in this Agreement is not exclusive.
(n)“Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(o)References to any statute, rule, regulation, supervisory procedure or other Applicable Law shall be deemed to refer to such statute, rule, regulation, supervisory procedure or other Applicable Law as amended or supplemented from time to time and to any rules, regulations or interpretations promulgated thereunder.
(p)References to any Contract are to that Contract or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.
(q)References to any Person include the successors and permitted assigns of that Person.
(r)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(s)Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein and all monetary references used herein, including references to “$,” shall be to United States dollars.
(t)References to any Person include the successors and permitted assigns of that Person; provided that nothing contained in this sentence is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(u)For purposes of this Agreement, any document that is described as being “provided,” “delivered,” “furnished” or “made available,” or other similar reference, shall be treated as such if a copy of such document has been put in the virtual data room (including in any “clean room” thereof) prepared by Seller and its Affiliates at least two days prior to the execution hereof or otherwise provided to Buyer or any of its Representatives in electronic or hard-copy format.
Article 2
The Mergers; Closing
Section 2.01.The Mergers
.
(a)At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, Buyer, Merger Sub 1 and the Company shall cause Merger Sub 1 to be merged with and into the Company in accordance with Delaware Law (the “First Merger”), whereupon the separate existence of Merger Sub 1 shall cease, and the Company shall continue as the surviving company and wholly-owned direct Subsidiary of Buyer (the “First Surviving Company”).
(b)At the Second Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, Buyer, Merger Sub 2 and the First Surviving Company shall cause the First Surviving Company to be merged with and into Merger Sub 2 in accordance with Delaware Law (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company shall cease, and Merger Sub 2 shall continue as the surviving company and wholly-owned direct Subsidiary of Buyer (the “Second Surviving Company”).
(c)From and after the Second Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of Delaware Law, and the Second Surviving Company shall possess all of the rights, powers, privileges (except as expressly provided in this Agreement) and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company, Merger Sub 1, First Surviving Company and Merger Sub 2, all as provided under Delaware Law.
Section 2.02.Closing
.
(a)The closing (the “Closing”) of the transactions contemplated by Section 2.01 shall take place remotely by the exchange of signature pages for executed documents, as promptly as practicable (but no later than three Business Days) after the date on which all conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time or place as Buyer and Seller may agree.
(b)Certificates of Merger.
(i)Prior to the Closing, the Company and Merger Sub 1 shall prepare, and at the Closing the Company and Merger Sub 1 shall file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger relating to the First Merger in substantially the form of Exhibit C (the “First Certificate of Merger”) and any other appropriate documents, in each case as approved by each of Buyer and the Company, in accordance with the relevant provisions of Delaware Law and, on the Closing Date or as soon as practicable thereafter, shall make all other filings or recordings required under Delaware Law. The First Merger shall become effective at such time (the “Effective Time”) as the First Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such other later time as may be agreed by Buyer and the Company and specified in the First Certificate of Merger).
(ii)Immediately following the Effective Time, the First Surviving Company and Merger Sub 2 shall file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger relating to the Second Merger in substantially the form of Exhibit D (the “Second Certificate of Merger”) and any other appropriate documents, in each case as approved by Buyer, in accordance with the relevant provisions of Delaware Law and, on the Closing Date or as soon as practicable thereafter, shall make all other filings or recordings required under Delaware Law. The Second Merger shall become effective at such time (the “Second Effective Time”) as the Second Certificate of Merger is duly filed with the Secretary of State of the State of Delaware.
(c)Governing Documents; Management.
(i)At the Effective Time, by virtue of the First Merger, the certificate of incorporation and bylaws of Merger Sub 1 as in effect immediately prior to the Effective Time shall be amended to be identical to the certificate of formation and limited liability company agreement of the Company in effect immediately prior to the Effective Time, and, as so amended, shall be the certificate of formation and limited liability company agreement of the First Surviving Company, until thereafter amended as provided by Delaware Law.
(ii)At the Second Effective Time, by virtue of the Second Merger, the certificate of formation and the limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time shall be the certificate of formation and the limited liability company agreement of the Second Surviving Company, until thereafter amended as provided by Delaware Law.
(iii)By virtue of the First Merger, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, (A) the directors of Merger Sub 1 immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the First Surviving Company and (B) the officers of Merger Sub 1 immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the First Surviving Company.
(iv)By virtue of the Second Merger, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, the directors and officers of the First Surviving Company immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the managers and officers of the Second Surviving Company.
(d)Effects of the Mergers. At the Effective Time, by virtue of the First Merger and without any action on the part of Merger Sub 1, Buyer, Seller, the Company or any other Person:
(i)all of the shares of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall automatically be converted into all of the limited liability company interests of the First Surviving Company, such that the First

Surviving Company will be a direct, wholly owned Subsidiary of Buyer as of and immediately following the Effective Time; and
(ii)all of the Purchased Interests issued and outstanding immediately prior to the Effective Time shall automatically be canceled and cease to exist, and Seller shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration on the terms and subject to the conditions set forth in this Agreement.
Section 2.03.Consideration
.
(a)The aggregate consideration to be paid and issued by Buyer in respect of the Purchased Interests shall consist of: (i) the Estimated Closing Cash Consideration, payable in cash to Seller at the Closing pursuant to Section 2.05(c) (less the Purchase Price Adjustment Holdback Amount); (ii) a contingent right to receive the Upward Adjustment and the Purchase Price Adjustment Holdback Amount, if and when payable pursuant to Section 2.06; (iii) the Closing Consideration Shares, issuable to Seller at the Closing pursuant to Section 2.05(c); (iv) a contingent right to receive the First Earn-Out Payment, if and when payable to Seller pursuant to Section 2.07; and (v) a contingent right to receive the Second Earn-Out Consideration, if and when payable and issuable to Seller pursuant to Section 2.07 (collectively, the “Merger Consideration”). The Closing Consideration Shares and the Second Earn-Out Consideration Shares are referred to collectively as the “Stock Consideration.”
(b)At the Closing, Buyer shall be entitled to withhold and retain from the Estimated Closing Cash Consideration otherwise payable to Seller pursuant to Section 2.05(c) an amount in cash equal to the Purchase Price Adjustment Holdback Amount. Buyer shall retain the Purchase Price Adjustment Holdback Amount as partial security for, and as a source of payment in respect of, any Downward Adjustment Amount that may become payable by Seller pursuant to Section 2.06.
Section 2.04.Estimated Closing Statement
. Not less than three Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimates of the Closing Indebtedness (the “Estimated Closing Indebtedness”), Closing Cash (the “Estimated Closing Cash”), Closing Net Working Capital (the “Estimated Closing Net Working Capital”), Closing Net Working Capital Adjustment Amount (the “Estimated Closing Net Working Capital Adjustment Amount”), and Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and, on the basis of the foregoing, a calculation of the Estimated Closing Cash Consideration, together with reasonable supporting calculations, documentation and information with respect thereto. The Estimated Closing Statement shall be prepared in a manner consistent with the Accounting Principles and this Agreement (including the definitions set forth herein).
Section 2.05.Closing Deliverables
.
(a)At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)certificates of good standing, dated within three Business Days prior to the Closing Date, certifying that each of the Acquired Companies is in good standing;
(ii)evidence of the delivery of notices to each relevant Person pursuant to the Contracts listed or described on Schedule 2.05(a)(ii)-1, and (A) that the actions set forth on Schedule 2.05(a)(ii)-2 have been completed;
(iii)an Employment Agreement, effective as of the Closing or, if applicable, the Transfer Date, executed by the Transferred Business Employees;
(iv)a counterpart signature to the Transition Services Agreement duly executed by Seller and the Company;
(v)a counterpart signature to the Registration Rights Agreement duly executed by Seller; and
(vi)a duly executed IRS Form W-9 of Seller.
(b)At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller a counterpart signature to the Transition Services Agreement duly executed by Buyer.
(c)At the Closing, Buyer shall:
(i)pay, or cause to be paid, to Seller the Estimated Closing Cash Consideration (less the Purchase Price Adjustment Holdback Amount) by wire transfer of immediately available funds to the account(s) designated by Seller in writing at least three Business Days prior to the Closing; and
(ii)instruct its transfer agent to issue or cause to be issued in book-entry or similar position, for further distribution to Seller the Closing Consideration Shares and reserve the Second Earn-Out Consideration Shares for issuance in accordance with Section 2.07.
(iii)As promptly as practicable after the Closing, Buyer shall deliver to Seller a statement evidencing such issuance of the Closing Consideration Shares.
Section 2.06.Final Closing Statement
.
(a)As soon as reasonably practicable following the Closing Date, and in any event within 90 calendar days thereof (the “Buyer Review Period”), Buyer shall prepare and deliver to Seller a written statement (the “Final Closing Statement”) setting forth Buyer’s good faith calculations of the (i) Closing Indebtedness, (ii) Closing Cash, (iii) Closing Net Working Capital, (iv) Closing Net Working Capital Adjustment Amount, (v) Closing Transaction Expenses, and (vi) on the basis of the foregoing, the Final Closing Cash Consideration, in each case of clauses (i) through (vi), together with reasonable supporting calculations, documentation and information with respect thereto. The Final Closing Statement shall be prepared in a manner consistent with the Accounting Principles and this Agreement (including the definitions set forth herein); provided that the Final Closing Statement (and any amounts included therein) shall not (i) give effect to the consummation of the Transactions, including any act or omission by Buyer or any of its Affiliates or the Acquired Companies taken at, after or in connection with the Closing or (ii) reflect any expense or liability for which Buyer is responsible under this Agreement as Closing

Indebtedness or as Closing Transaction Expenses. Nothing in this Section 2.06(a) is intended to be used to adjust for errors or omissions that may be found with respect to the Company Financial Statements or any inconsistencies between the Accounting Principles, on the one hand, and GAAP, on the other. No fact or event, including any market or business development, occurring after the Closing, shall be taken into consideration in the calculations to be made pursuant to this Section 2.06(a).
(b)If Buyer fails to timely deliver the Final Closing Statement in accordance with Section 2.06(a), then, at the election of Seller in its sole discretion, either (x) the Estimated Closing Statement delivered by Seller to Buyer pursuant to Section 2.04 shall be deemed to be the Final Closing Statement for all purposes hereunder and shall be final, binding and conclusive for all purposes hereunder (absent fraud or manifest error) or (y) (i) Seller may elect to deliver its own Final Closing Statement within 30 days following the end of the Buyer Review Period setting forth its good faith calculations of the (A) Closing Indebtedness, (B) Closing Cash, (C) Closing Net Working Capital, (D) Closing Net Working Capital Adjustment Amount, (E) Closing Transaction Expenses, and (F) on the basis of the foregoing, the Final Closing Cash Consideration, in each case of clauses (A) through (E), together with reasonable supporting calculations, documentation and information with respect thereto. Buyer shall have a right to review and object to such Final Closing Statement delivered by Seller within a 30-day period following its delivery, and the procedures contemplated by Section 2.06(c) through (e) shall apply, mutatis mutandis, with the roles of Seller and Buyer reversed.
(c)Following the Closing, Buyer shall provide Seller and its Representatives reasonable access during normal business hours to the books and records, properties, personnel, Representatives (including, subject to the execution of customary work paper access letters if requested, auditors and auditors’ work papers) of the Acquired Companies and provide any other information reasonably requested relating to the preparation, calculations and items set forth on the Final Closing Statement (and the resolution of any disputes with respect thereto) and shall cause the personnel and Representatives of Buyer and its Affiliates (including the Acquired Companies) to cooperate with Seller in connection with Seller’s review of the Final Closing Statement. Any investigation pursuant to this Section 2.06(c) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Buyer and its Affiliates (including the Acquired Companies).
(d)If Seller disagrees with any of Buyer’s calculations contained in the Final Closing Statement, Seller shall, within 45 days after its receipt of the Final Closing Statement, deliver a written notice (“Objection Notice”) to Buyer setting forth in reasonable detail the particulars of such disagreement (to the extent practicable). In the event that Seller does not provide such a notice of disagreement within such 45-day period, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder (absent fraud or manifest error). In the event any such Objection Notice is timely provided, Buyer and Seller shall use their respective commercially reasonable efforts for a period of 45 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to any calculations contained in the Final Closing Statement; provided that all negotiations pursuant to this Section 2.06(d) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Auditor (as defined below) shall be treated as confidential information. If, at the end of such 45-day period, Buyer and Seller are able to resolve any such disagreements in writing, such resolution shall be final, binding and conclusive for all purposes hereunder with respect to such disagreements.
(e)If Buyer and Seller are not able to resolve all disagreements regarding the Final Closing Statement within the 45-day period following Buyer’s receipt of the Objection Notice,

then such remaining disagreements (such remaining disagreements, the “Disputed Items”) shall be jointly submitted for final and binding resolution to a nationally recognized accounting firm (such firm, the “Auditor”). The Auditor shall be a nationally recognized accounting firm selected by mutual agreement of Buyer and Seller; provided that (i) if Buyer and Seller are unable to agree, within 45 days after Seller’s delivery of an Objection Notice to Buyer, on a nationally recognized accounting firm to act as the Auditor, then Buyer and Seller shall each select a nationally recognized accounting firm and such firms together shall select a nationally recognized accounting firm to act as the Auditor, and (ii) if either Buyer or Seller do not select a nationally recognized accounting firm within such 45 day period, then a nationally recognized accounting firm selected by the other party shall act as the Auditor. Buyer and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Auditor and to each other and otherwise reasonably cooperate, and cause their Affiliates and Representatives to reasonably cooperate, in good faith with the Auditor in connection with the Auditor’s resolution of the Disputed Items. The Auditor shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the parties hereto agree should not be later than 60 days following the date on which the Disputed Items are referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties (and the Auditor shall not conduct an independent investigation) and (ii) the extent (if any) to which Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses require adjustment (only with respect to the Disputed Items submitted to the Auditor) in order to be determined in accordance with Section 2.06(a) (including the definitions of the applicable defined terms used herein). The Auditor shall act as an expert and not as an arbitrator and shall not assign a value to any Disputed Item submitted to the Auditor greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Auditor shall be final, conclusive and binding on the parties absent fraud or manifest error. The date on which the Closing Indebtedness, the Closing Cash, the Closing Net Working Capital, the Closing Net Working Capital Adjustment Amount, the Closing Transaction Expenses, and, on the basis of the foregoing, the Final Closing Cash Consideration are finally determined in accordance with Section 2.06(b), Section 2.06(d) or this Section 2.06(e) is hereinafter referred to as the “Determination Date.” The fees, costs and expenses of such review and report of the Auditor shall be paid on a proportionate basis by Buyer, on the one hand, and Seller, on the other hand, based on the percentage which the portion of the contested amount not awarded to such party bears to the amount contested, as finally determined by the Auditor. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer, and if the Auditor ultimately resolves the dispute by awarding to Seller $700 of the $1,000 contested, then the fees, costs and expenses of the Auditor will be allocated 70% (i.e., $700 ÷ $1,000) to Buyer and 30% (i.e., $300 ÷ $1,000) to Seller.
(f)If the Final Closing Cash Consideration is greater than the Estimated Closing Cash Consideration (such amount, the “Upward Adjustment Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer shall pay, or cause to be paid, to Seller an amount in cash equal to the Upward Adjustment Amount by wire transfer of immediately available funds to the account(s) designated by Seller.
(g)If the Final Closing Cash Consideration is less than the Estimated Closing Cash Consideration (the absolute value of such amount, the “Downward Adjustment Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, the Downward Adjustment Amount shall be satisfied first by Buyer’s retention from the Purchase Price Adjustment Holdback Amount of an amount equal to the lesser of the Downward Adjustment Amount and the Purchase Price Adjustment Holdback Amount, and, to the extent the Downward Adjustment Amount exceeds the Purchase Price Adjustment Holdback Amount, Seller shall pay, or cause to be paid, to Buyer an amount in cash equal to such excess by wire transfer of immediately available funds to the account(s) designated by Buyer.
(h)Promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer shall pay, or cause to be paid, to Seller an amount in cash equal to the excess, if any, of (i) the Purchase Price Adjustment Holdback Amount over (ii) the amount, if any, retained by Buyer from the Purchase Price Adjustment Holdback Amount pursuant to Section 2.06(g), by wire transfer of immediately available funds to the account(s) designated by Seller.
(i)Any amount paid or retained under Section 2.06(f), Section 2.06(g) or Section 2.06(h) shall be treated as an adjustment to the Purchase Price for U.S. federal, state, and local income tax purposes to the extent permitted by Applicable Law.
Section 2.07.Earn Out Consideration
.
(a)Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:
(i)“Earn-Out Consideration” means, collectively, the First Earn-Out Payment and the Second Earn-Out Consideration.
(ii)“Earn-Out Revenue” means the net revenue of Buyer and its Subsidiaries attributable to (i) an Existing Client or an Onboarded Client who has an account with an Acquired Company in any line of business conducted as of the date of this Agreement or any evolution, extension, or successor thereof or (ii) an Onboarded Client who opens an account after the Closing Date with Buyer or any Subsidiary (other than an Acquired Company) in its institutional line of business referred to as BitGo Prime or any other institutional line of business or successor thereto. For purposes of this definition, Earn-Out Revenue shall be calculated in a manner consistent with the calculation of net revenue in the Company financial model prepared by Seller and shared with Buyer prior to entry into this Agreement. For the avoidance of doubt, Earn-Out Revenue shall (A) be calculated net of any discounts, rebates, credits, refunds, chargebacks, sales, use or similar taxes, and shall exclude any intercompany revenue between Buyer and its Subsidiaries and (B) exclude revenue derived from (i) any business or product line of Buyer acquired by Buyer or its Subsidiaries following the Closing Date or (ii) an Existing Client to the extent onboarded and serviced by employees of Buyer and its Subsidiaries (other than Transferred Business Employees, and any revenues derived from Existing Clients shall be considered Earnout Revenues to the extent constituting an Onboarded Client as described in the second sentence of the definition thereof).
(iii)“Existing Client” means any client of an Acquired Company as of the date of this Agreement, regardless of which Buyer entity holds the account or contracts with the client after Closing Date.
(iv)“First Earn-Out Payment” means an amount in cash equal to $10,000,000.
(v)“First Revenue Milestone” means that, as of the last day of any calendar month during the Earn-Out Period commencing on September 2027, the Earn-Out Revenue for the trailing 12-month period then ended equals or exceeds $45,000,000.

(vi)“Onboarded Client” means any client whose account opening, initial setup and primary relationship management was performed primarily by a Transferred Business Employee in his or her capacity as an employee of Buyer or its Subsidiary. For the avoidance of doubt, an existing client of Buyer or any of its Affiliates as of the Closing Date will be considered an Onboarded Client to the extent that such client opens an account after the Closing Date with Buyer or any of its Subsidiaries in its institutional line of business referred to as BitGo Prime or any other institutional line of business or successor thereto and such existing client would have otherwise met the definition of Onboarded Client.
(vii)“Revenue Milestone” means the First Revenue Milestone or the Second Revenue Milestone, as applicable.
(viii)“Second Earn-Out Cash Payment” means an amount in cash equal to $5,000,000.
(ix)“Second Earn-Out Consideration” means the Second Earn-Out Cash Payment and the Second Earn-Out Consideration Shares.
(x)“Second Earn-Out Consideration Shares” means 835,715 shares of Buyer Common Stock.
(xi)“Second Revenue Milestone” means that, as of the last day of any calendar month during the Earn-Out Period, the Earn-Out Revenue for the trailing 12-month period then ended equals or exceeds $70,000,000.
(b)As additional consideration for the Purchased Interests, Seller may become entitled to receive the following earn-out consideration if the applicable Revenue Milestone is achieved at any time at or prior to the end of February 2028 (the “Earn-Out Period”): (i) if the First Revenue Milestone is achieved during the Earn-Out Period, then Buyer shall pay, or cause to be paid, within 10 days of the delivery of the Earn-Out Statement describing such achievement, to Seller the First Earn-Out Payment in cash by wire transfer of immediately available funds to the account(s) designated by Seller at least three Business Days prior to the date of such payment; and (ii) if the Second Revenue Milestone is achieved during the Earn-Out Period, then Buyer shall pay and issue, or cause to be paid and issued, within 10 days of the delivery of the Earn-Out Statement describing such achievement, to Seller the Second Earn-Out Consideration. For the avoidance of doubt, the First Revenue Milestone and the Second Revenue Milestone are independent, and achievement of, or payment in respect of, one shall not reduce or otherwise affect the consideration payable upon achievement of the other.
(c)Promptly following the Closing and subject to approval by the Compensation Committee of Buyer, Buyer will grant to the Transferred Business Employees (i) Buyer RSUs having an aggregate value of $5,000,000, based upon the Buyer Common Stock Reference Price (the “Milestone RSUs”) and (ii) cash retention awards having an aggregate value of $5,000,000 (the “Milestone Cash Awards”). The allocation of such Milestone RSUs and Milestone Cash Awards among the Transferred Business Employees shall be determined by Buyer in its sole discretion. Such Buyer RSUs and Milestone Cash Awards shall vest in full upon the achievement of the Second Revenue Milestone, subject to such Transferred Business Employee remaining continuously employed with Buyer or its Subsidiaries through such achievement.
(d)During the Earn-Out Period, commencing with the 15th day of the first calendar month of the second full fiscal quarter of Buyer following the Closing and on the 15th day of the first calendar month of each fiscal quarter of Buyer thereafter, Buyer shall deliver to Seller a statement (the “Periodic Earn-Out Statement”) setting forth Buyer’s good faith estimate of the net revenues and Earn-Out Revenues of the Acquired Companies for the immediately preceding fiscal quarter (on a quarterly and monthly basis) and trailing 12-month period ended in the previous month, together with reasonable supporting financial information Buyer used to calculate such net revenues.
(e)Within 30 days of the satisfaction of the applicable Revenue Milestone or the end of the Earn-Out Period without satisfaction of the applicable Revenue Milestone, Buyer shall deliver to Seller a statement (the “Final Earn-Out Statement” and, together with the Periodic Earn-Out Statements, the “Earn-Out Statements”) indicating in reasonable detail the financial statements or records (as applicable) Buyer used to conclude that the applicable milestones had been achieved or had failed to be achieved.
(f)Following delivery of each Earn-Out Statement, Buyer shall (x) upon reasonable prior notice, provide the Seller and its Representatives with reasonable access during normal business hours to the books and records (including work papers) of Buyer and the Company used in the preparation of the Earn-Out Statement, (y) reasonably cooperate with Seller and its Representatives in connection with Seller’s review of the Earn-Out Statement, including providing on a timely basis all other information reasonably necessary in connection with such review as is reasonably requested by Seller or its Representatives, and (z) use its commercially reasonable efforts to cause its accountants, employees, advisors and Representatives to reasonably cooperate with Seller and its Representatives in connection with such review and to be available for the purposes of discussing the Earn-Out Statement and the calculations and determinations contained therein. Any access provided pursuant to this Section 2.07(f) shall be conducted during normal business hours in such manner as not to interfere unreasonably with the conduct of the business of Buyer and its Affiliates (including the Acquired Companies). During the 30-day period following Buyer’s delivery of the Earn-Out Statement, Seller may object to any of the calculations and determinations contained in the Earn-Out Statement by delivering written notice thereof to Buyer (an “Earn-Out Objection Notice”) describing such objection and Seller’s alternative calculation and the basis therefor in reasonable detail. If no Earn-Out Objection Notice is duly delivered to Buyer within the applicable period or if Seller delivers to Buyer a notice of acceptance of the Earn-Out Statement, Seller shall no longer be entitled to challenge the Earn-Out Statement or any of the calculations or determinations contained therein, all of which shall become final and binding on the parties. If an Earn-Out Objection Notice is timely received, Buyer and Seller shall use commercially reasonable efforts to resolve the dispute during the 45-day period commencing on the date Buyer receives the Earn-Out Objection Notice from Seller. The Earn-Out Objection Notice shall specify Seller’s calculation of any disputed calculations and, in reasonable detail, Seller’s grounds for such disagreement. Any item set forth in the Earn-Out Statement and not objected to in the Earn-Out Objection Notice shall be final and binding on the parties. If Buyer and Seller are unable to reach an agreement within 45 days after an Earn-Out Objection Notice has been duly received, Buyer and Seller shall submit all unresolved objections contained in the Earn-Out Objection Notice to the Auditor. The Auditor will be directed to review such items in accordance with the dispute resolution procedures set forth in Section 2.06 as if they applied to the resolution of such objections, mutatis mutandis, and to make a determination of such objections. The resolution of the dispute with respect to the unresolved objections contained in the Earn-Out Objection Notice by the Auditor will be final and binding on the parties, absent fraud or manifest error. The fees and expenses of the Auditor shall be borne as specified in the procedures set forth in Section 2.06 as if they applied to the resolution of the objections pursuant to this Section 2.07(f), mutatis mutandis.
(g)Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Buyer shall be entitled to own, operate, manage, integrate, restructure, reorganize and otherwise conduct the Business and the businesses of Buyer and its Affiliates (including the Acquired Companies) in such manner as Buyer determines in its sole and absolute discretion, and none of Buyer or any of its Affiliates shall have any obligation to (i) operate or maintain the Business as a standalone or separate business, division, subsidiary or reporting unit, (ii) operate the Business in any particular manner or consistent with past practice, (iii) preserve, maintain or dedicate any assets, employees, personnel or resources to the Business, (iv) refrain from combining, integrating, transferring or sharing any operations, assets, personnel, customers, contracts or revenues of the Business with or among Buyer or any of its Affiliates or (v) take, or refrain from taking, any action for the purpose of maximizing, accelerating or facilitating the achievement of the applicable Revenue Milestone or the issuance and payment of any Earn-Out Consideration; provided that Buyer shall not take any action that Buyer would reasonably know or expect to have the effect of avoiding, reducing or eliminating the Earn-Out Consideration that would otherwise become payable or issuable pursuant to this Section 2.07; provided further, that no action taken by the Buyer in good faith for a bona fide business purpose (which shall not include the purpose of avoiding, reducing, delaying or eliminating the Earn-Out Consideration) shall be deemed to breach the foregoing. Seller acknowledges and agrees that (A) there can be no assurance that the Revenue Milestones will be achieved, (B) neither Buyer nor any of its Affiliates has promised, projected or guaranteed any such achievement and (C) the covenant set forth in the immediately preceding proviso constitutes the sole and exclusive obligation of Buyer and its Affiliates with respect to the operation of the Business and the achievement of the Revenue Milestones during the Earn-Out Period.
(h)The right of Seller to receive any Earn-Out Consideration (i) is solely a contractual right and shall not be evidenced by any certificate or instrument and (ii) does not constitute an equity or ownership interest in, or voting, dividend or other rights in respect of, any Acquired Company.
Section 2.08.Withholding
. Any amounts payable under this Agreement shall be made free and clear of any withholding or deduction for Taxes or for any other reason, unless such deduction is required by Applicable Law. Other than with respect to amounts paid to or for the benefit of any Person that constitute wages or compensation subject to withholding, if Buyer determines that it is required to deduct and withhold from the payment of any amounts payable hereunder under Applicable Law, Buyer shall (a) prior to the Closing Date, use commercially reasonable efforts to notify Seller that Buyer is required by Applicable Law to withhold from any amount payable to Seller under this Agreement, which notice shall include a description of the legal and factual basis for such withholding and the applicable rate thereof, and (b) use commercially reasonable efforts to cooperate with Seller to minimize or eliminate the amount of any Taxes required to be deducted and withheld under Applicable Law. As of the date hereof, Buyer represents to Seller that (subject to Seller providing IRS Form W-9 of Seller in accordance with Section 2.05(a)(vii) it is not required under Applicable Law to withhold or deduct any amount in respect of Taxes from any payment required to be made by Buyer to Seller pursuant to this Agreement. To the extent that amounts are withheld under this Section 2.08, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.09.Adjustments
. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock of Buyer shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Stock Consideration, the Buyer Common Stock Reference Price and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.
Article 3
Representations and Warranties of Seller
Except as set forth in the Company Disclosure Schedule (subject to Section 11.02), Seller represents and warrants to Buyer as follows:
Section 3.01.Existence and Power
. Each of the Company Parties and each Acquired Company is duly organized, validly existing and in good standing (or the equivalent concept, if any) under the laws of its jurisdiction of organization. Each of the Company Parties and each Acquired Company has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as presently conducted. Each of the Company Parties and each Acquired Company is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is necessary, except for any jurisdiction(s) in which the failure to so qualify or license would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole. The Company has made available to Buyer true, complete and correct copies of the organizational documents of each Acquired Company. No Acquired Company is in default under or in violation of any provision of its organizational documents in any material respect.
Section 3.02.Capitalization; Subsidiaries
.
(a)There are no issued and outstanding Equity Interests of the Company other than the Purchased Interests. The Purchased Interests are owned beneficially and of record by Seller free and clear of any Lien (other than (i) Liens arising under Applicable Laws relating to securities and (ii) until the consummation of the Closing, Permitted Liens).
(b)All of the Equity Interests of each Acquired Company (other than the Company) are owned beneficially and of record by the Company or another Acquired Company, in each case, free and clear of any Lien (other than (i) Liens arising under Applicable Laws relating to securities and (ii) until the consummation of the Closing, Permitted Liens).
(c)No Acquired Company has, nor is it party to or bound by, any Contract, arrangement or commitment relating to the issuance, acquisition, disposition, voting or registration of any Equity Interests of any Acquired Company. There are no outstanding or contingent options, warrants, purchase rights, profits interests, phantom equity, equity appreciation rights, subscription rights, exchange or conversion rights or other rights or obligations to issue, sell, transfer, redeem, repurchase or otherwise acquire any Equity Interests of any Acquired Company, including any securities convertible into, or exercisable or exchangeable for, Equity Interests of any Acquired Company. All of the issued and outstanding Equity Interests of the Acquired Companies (collectively, “Company Securities”) are duly authorized, validly issued, fully paid (if applicable) and non-assessable, were issued in compliance with applicable organizational documents, Applicable Laws and any preemptive or similar rights, and there are no outstanding or contingent obligations of any Acquired Company to repurchase, redeem, issue, sell or otherwise acquire any Company Securities. No Acquired Company owns, directly or indirectly, any Equity Interest in, or is obligated to make any investment in, any other Person (other than an Acquired Company). There are no declared or unpaid dividends or distributions with respect to any Equity Interests of any Acquired Company, and no Acquired Company has any agreement, arrangement or understanding to declare, make or pay any dividend or distribution in respect of any Equity Interests.
Section 3.03.Authorization
.
(a)The execution, delivery and performance by each Company Party of this Agreement and each other Transaction Agreement to which such Company Party is a party and the consummation of the Transactions and the Pre-Closing Restructuring are within the organizational powers of such Company Party and have been duly and validly authorized by all necessary organizational action on the part of such Company Party, and no other approvals on the part of such Company Party are necessary to authorize this Agreement, the other Transaction Agreements or the consummation of the Transactions and the Pre-Closing Restructuring.
(b)This Agreement is, and each of the other Transaction Agreements to which each Company Party is a party shall be, when executed and delivered by such Company Party, a legal, valid, binding and enforceable agreement of such Company Party, enforceable against such Company Party in accordance with their terms, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”). The agreements implementing the Pre-Closing Restructuring (the “Pre-Closing Restructuring Agreements”) are legal, binding and enforceable against each Company Party party thereto in accordance with their terms, subject to the Enforceability Exception.
Section 3.04.Governmental Authorization; Compliance with Law
. The execution, delivery and performance of this Agreement and the other Transaction Agreements and the Pre-Closing Restructuring Agreements by each Company Party and the consummation of the Transactions and the Pre-Closing Restructuring do not require any consent, approval, authorization or order of, or any filing, approval, non-objection or other notification requirement or expectation by any Governmental Authority, other than (a) compliance with applicable securities laws and (b) any actions or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole. Seller has not received any notice, inquiry or other communication from any Governmental Authority with respect to the Pre-Closing Restructuring or otherwise that would reasonably be expected to have a material and adverse effect on the Transactions.
Section 3.05.Non-Contravention
. The execution, delivery and performance by each Company Party of this Agreement and each other Transaction Agreement or Pre-Closing Restructuring Agreement to which such Company

Party is a party and the consummation of the Transactions do not and will not (a) violate the applicable organizational or governing documents of such Company Party or any Acquired Company, (b) assuming compliance with the matters referred to in Section 3.04, violate any Applicable Law, (c) require the consent of, notice to or other action (including payment) with respect to any Person under, conflict with, result in a breach or violation of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any Contract or result in a loss of any benefit to which any of the Acquired Companies are entitled under any Material Contract or (d) result in the creation or imposition of any Lien on any asset of the Acquired Companies, except for any Permitted Liens, and with such exceptions, in the case of each of the foregoing clauses (b) through (d), as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole.
Section 3.06.Financial Statements
. (a) Attached to Section 3.06-A of the Company Disclosure Schedule are true, complete and correct copies of the unaudited pro forma (for the Pre-Closing Restructuring) financial statements of the Business as of July 31, 2026 (the “Company Financial Statements”). The Company Financial Statements have been derived from and are consistent in all material respects with the books and records of the Acquired Companies and fairly present, in all material respects, in conformity with the Accounting Principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Acquired Companies as of the respective dates thereof and their consolidated results of operations and cash flows for the respective periods then ended. Notwithstanding anything to the contrary in this Section 3.06, Buyer acknowledges that, throughout the respective periods covered by the Company Financial Statements (x) the Company has neither operated as a separate stand-alone entity nor as a consolidated unit within Seller and its Subsidiaries and has reported its results only as part of the consolidated financial statements of Seller, (y) a set of stand-alone financial statements has not historically been prepared for the Company and (z) the Company Financial Statements have been prepared from Seller’s historical accounting records and are not presented on a stand-alone basis. As a result, Buyer acknowledges that the Company Financial Statements (i) do not include certain costs necessary to operate the Company on a stand-alone basis, and (ii) are not necessarily indicative of what the results of operations, financial position or cash flows of the Company on a stand-alone basis have been in any past period or at any past date or will be in the future.
Section 3.07.Absence of Certain Changes
. Since the July 31, 2026 to the date of this Agreement, (a) each Acquired Company has conducted its business, in all material respects, in the ordinary course of business; (b) no Acquired Company has taken any action or committed to take any action that is prohibited by Section 5.01(a) through 5.01(s) (other than Section 5.01(i)) if it had been taken during the Pre-Closing Period; and (c) there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08.No Undisclosed Material Liabilities
. There are no liabilities (whether accrued, absolute, contingent or otherwise) of the Acquired Companies that would be required by the Accounting Principles to be reflected or reserved against on a consolidated balance sheet of the Acquired Companies, other than (a) liabilities reflected and reserved for in the Company Financial Statements or disclosed in the notes thereto, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or to be performed in the ordinary course of business consistent with past practice pursuant to Contracts of the Acquired Companies, which liabilities do not result from a breach of Contract (including any representation or warranty therein), breach of warranty, violation of Applicable Law, infringement, misappropriation, or other tort (c) liabilities incurred in connection with the Transactions or disclosed on Section 3.08 of the Company Disclosure Schedule and (d) other undisclosed liabilities, which would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole.
Section 3.09.Material Contracts
.
(a)Section 3.09(a) of the Company Disclosure Schedule sets forth a complete and accurate list of Contracts (excluding any Permits or Employee Benefit Plan) to which any Acquired Company is a party as of the date hereof that fall within the following categories (collectively, the “Material Contracts”):
(i)any Contract with any Material Business Partner and, on an anonymized basis, Material Business Customer;
(ii)any distributor, reseller, sales agency, referral partner or other similar Contract;
(iii)any partnership, joint venture, sharing of profits, co-investment or other similar Contract;
(iv)any Contract (A) relating to the sale, issuance, grant, exercise, award, repurchase, purchase or redemption of Equity Interests of any Acquired Company (other than any Acquired Company that is, directly or indirectly, wholly owned by the Company) or (B) that is a shareholders agreement, registration rights agreement, voting agreement or similar agreement;
(v)any Contract (A) granting any Person a right of first refusal, right of first negotiation, right of first offer or similar preferential right, (B) containing any exclusivity or “most favored nation” provisions or (C) requiring the Acquired Companies to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor;
(vi)any Contract that prohibits, restricts or limits (A) the geographies or businesses in which the Acquired Companies may operate, (B) the Acquired Companies’ ability to engage in business with any other Person or (C) the Acquired Companies’ ability to compete with any Person anywhere in the world and during any period of time;

(vii)any Contract for capital expenditures for an amount in excess of $100,000 during any 12 month period or the remaining term of such Contract;
(viii)any Contract related to any Affiliate Transaction;
(ix)any Contract for personal services that provides for base compensation in excess of $100,000 during any 12 month period or the remaining term of such Contract or that provides for any severance, retention payment, transaction bonus or other similar payment obligations on the part of any Acquired Company upon (A) the termination of employment of any employee of the Acquired Companies or (B) the consummation of the Transactions;
(x)any Contract with any labor union or association relating to current employees of the Acquired Companies, or collective bargaining agreements;
(xi)any Real Property Lease;
(xii)each material Contract pursuant to which any Acquired Company (A) has received a license or sublicense under any Intellectual Property Rights of any third party, except for Off-the-Shelf Software Licenses and licenses for Open Source Materials, or (B) has granted to any third party a license or sublicense under, or any rights to, any Intellectual Property Rights (including as a covenant not to sue or assert any Intellectual Property Rights), except for non-exclusive licenses or sublicenses granted to customers or to vendors (in the case of vendors, to enable them to provide services to the Acquired Company), in each case, in the ordinary course of business;
(xiii)any Contract with any Governmental Authority;
(xiv)any Contract relating to the acquisition or disposition of any material business, assets, properties or Equity Interests (whether by merger, consolidation, sale of equity interests or stock, sale of assets, option or otherwise), in each case (A) under which any Acquired Company has any continuing, contingent or unperformed obligations, including indemnification, earn-out, purchase price adjustment or similar post-closing obligations, or (B) that would reasonably be expected to result in any liability to Buyer or its Affiliates following the Closing, other than Contracts entered into solely for the purchase or sale of goods or services in the ordinary course of business consistent with past practice;
(xv)any Contract pursuant to which any Acquired Company has agreed to settle, release, waive or compromise any pending or threatened Legal Proceeding and under which any Acquired Company has any continuing payment obligations in excess of $100,000; and
(xvi)any Contract evidencing Indebtedness, or under which an Acquired Company has issued any note, bond, indenture, mortgage (other than Permitted Liens), security interest (other than Permitted Liens) or other evidence of Indebtedness, or has directly or indirectly guaranteed Indebtedness of any Person, in each case for Indebtedness in excess of $100,000, or under which any material asset of the Business is subject to a Lien (other than Permitted Liens).
(b)Section 3.09(b) of the Company Disclosure Schedule identifies each Shared Contract that is material to any of the Acquired Companies or the Business (a “Material Shared Contract”).

(c)The Company has made available to Buyer true, complete and correct copies of all Material Contracts and Material Shared Contract (including all amendments thereto). With respect to each Material Contract: (i) such Material Contract is a valid and binding agreement of the applicable Acquired Company party thereto and is in full force and effect with respect to such Acquired Company and, to the Knowledge of the Company, each other party thereto, (ii) such Material Contract is enforceable against such Acquired Company and, to the Knowledge of the Company, against such other party thereto, except as enforceability may be limited by the Enforceability Exception; (iii) neither such Acquired Company nor, to the Knowledge of the Company, such other party thereto, is in material breach, violation or default under or has repudiated any provision of such Material Contract in any material respect, and no event has occurred which, after the giving of notice, with lapse of time, or both, would constitute such a material breach or default by such Acquired Company or, to the Knowledge of the Company, such other party thereto; and (iv) since December 31, 2025, such Acquired Company has not received any written or, to the Knowledge of the Company, other notice from or on behalf of such other party thereto of (A) any material breach or default under such Material Contract by such Acquired Company, (B) any cancellation, termination, non-renewal or intention to cancel, terminate or not renew such Material Contract, or (C) any claim for indemnification against such Acquired Company under such Material Contract.
Section 3.10.Material Business Partners and Material Customers.
(a) Section 3.10(a) of the Company Disclosure Schedule sets forth, on an anonymized basis, a true, complete and accurate list of the customers that are the top 10 largest sources of revenues for the Acquired Companies, based on amounts paid or payable to any Acquired Company in the 12-month period ended December 31, 2025 and the 7-month period ended July 31, 2026 (“Material Business Customers”). No Acquired Company has received any information from any Material Business Customer in writing that such customer shall not continue as a customer of the Acquired Companies after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Acquired Companies (or Buyer).
(b)Section 3.10(b) of the Company Disclosure Schedule sets forth a true, complete and accurate list of the top 10 largest suppliers and vendors, based on amounts paid by any Acquired Company for goods or services for the 12-month period ended December 31, 2025 and the 7-month period ended July 31, 2026 (“Material Business Partners”).
(c)Since December 31, 2025, no Material Business Partner (x) has cancelled or terminated or, to the Knowledge of the Company threatened to cancel or terminate, its relationship with any Acquired Company, (y) has materially decreased or limited materially or, to the Knowledge of the Company threatened to materially decrease or limit materially, the services, supplies or materials supplied to or purchased from any Acquired Company, or (z) has materially modified or, to the Knowledge of the Company threatened to materially modify, its business relationship with any Acquired Company, including materially modifying the terms to any Contract between any Acquired Company, on the one hand, and a Material Business Partner, on the other hand, in a manner materially adverse to the Acquired Companies, taken as a whole.
Section 3.11.Litigation
. Since January 1, 2023, there have not been any material Legal Proceedings pending, or to the Knowledge of the Company, threatened by or against any Acquired Companies or the Business and no Acquired Company has any plans to initiate any material Legal Proceedings against another Person. There are no outstanding material Orders and no unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any of their respective properties or assets.
Section 3.12.Compliance with Laws; Permits
.
(a)The Acquired Companies are (and since January 1, 2023 have been) in compliance in all material respects with all Applicable Laws concerning the Business.
(b)The Acquired Companies hold, and since January 1, 2023 have held, all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities necessary for them to lawfully own, lease, or operate their material Assets and to operate the Business as presently conducted (collectively, “Permits”), except where the absence of any such Permit would not reasonably be expected to be material to the Acquired Companies or the Business, taken as a whole. Section 3.12(b) of the Company Disclosure Schedule sets forth each material Permit held by the Acquired Companies. There are no actions or administrative proceedings pending or, to the Knowledge of the Company, threatened, which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination that would not reasonably be expected to be material to the Acquired Company holding such Permit or the Business. To the Company’s Knowledge, each such material Permit is current and in good standing with the Governmental Authority that issued it.
(c)None of the Acquired Companies:
(i)has, since January 1, 2023, received any notification or communication from any agency or department of any Governmental Authority or the staff thereof asserting that any Acquired Company is not in compliance, in all material respects, with any Applicable Laws, Orders, or Permits or engaging in an unsafe or unsound activity or is in troubled condition; or
(ii)has been charged with, pleaded guilty to or been convicted of a criminal offense under any Applicable Law.
(d)Since January 1, 2023, to the Knowledge of the Company, each director, officer, stockholder, manager, employee and independent contractor of the Acquired Companies that has been engaged at any time in the development, use, or operation of the Acquired Companies and their respective Assets is and has been in compliance, in all material respects, with all Applicable Laws relating to the development, use, or operation of the Acquired Companies and their respective Assets.
(e)Since January 1, 2023, the Acquired Companies (i) have timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any Taxing Authority or any agency of the U.S. Department of the Treasury, including the IRS, and (ii) have timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (a bureau of the U.S. Department of the Treasury) required to be filed by them pursuant to all Applicable Law.
(f)None of the Acquired Companies, nor any of their respective directors, officers, or employees nor, to the Company’s Knowledge, any other Representative of an Acquired Company has, directly or indirectly, materially violated or is in material violation of the Currency and Foreign Transactions Reporting Act of 1970, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving any Acquired Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened. Each Acquired Company has been conducting operations at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered, and each Acquired Company has established and maintained a system of internal controls reasonably designed to ensure compliance by the Acquired Companies with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.
Section 3.13.Sanctions and Anti-Corruption
.
(a)Since January 1, 2023, each Acquired Company has complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, and all other applicable anti-bribery and anti-corruption laws and regulations (the “Anti-Corruption Laws”).
(b)No Acquired Company, and, to the Knowledge of the Company, no director, officer or employee of any Acquired Company, is a Person (i) with whom dealings are restricted or prohibited by, or are sanctionable under, any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (a “Sanctioned Country”).
(c)Since January 1, 2023, to the Knowledge of the Company, (i) no Acquired Company has directly or indirectly conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country and (ii) each Acquired Company has complied with Sanctions in all respects. To the Knowledge of the Company, there is no investigation by, request for information from, or pending self-disclosure to, any Governmental Authority or any legal proceeding, in each case regarding any Acquired Company’s violation of any Anti-Corruption Laws or Sanctions.
(d)No Acquired Company or, to the Knowledge of the Company, any Person acting (or purportedly acting) for the benefit of any Acquired Company has, directly or indirectly, since January 1, 2023, given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Business that was for the purpose of obtaining or retaining any business or any other business advantage in violation of any Anti-Corruption Law.
Section 3.14.Affiliate Transactions
. Except for (a) the organizational documents of the Acquired Companies, (b) employment related agreements entered into in the ordinary course of business, (c) payments and reimbursements made to, and other compensation provided to, employees, officers and directors (or equivalents), in each case, in the ordinary course of business, and (d) the matters disclosed on Section 3.14 of the Company Disclosure Schedule, no Acquired Company is a party to any material Contract with any of its officers, directors, employees, direct or indirect equityholders, or any of their respective Affiliates (other than another Acquired Company) (collectively, the “Company Related Parties”). No Company Related Party (i) has any interest in any material asset, real or personal, owned or leased by any Acquired Company (other than through its direct or indirect ownership of equity in the Acquired Companies), (ii) provides any service, property, asset or loan to any Acquired Company, or (iii) has a material interest in any Person that competes with any Acquired Company or that purchases from or sells to any Acquired Company any material goods, services, products or technology (excluding passive investments in publicly traded companies) (collectively, the “Affiliate Transactions”).
Section 3.15.Properties
.
(a)Except as set forth on Section 3.15(a) of the Company Disclosure Schedule, none of the Acquired Companies own any real property.
(b)Section 3.15(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all leases, subleases or licenses relating to real property (each, a “Real Property Lease”) pursuant to which any Acquired Company leases, subleases, licenses or otherwise occupies real property (such real properties, collectively, the “Leased Real Property”) primarily for use in the operation of the Business as of the date of this Agreement. The Company has good and valid leasehold title in all Leased Real Property, free and clear of all Liens and encumbrances other than Permitted Liens, and has not assigned, transferred, pledged, mortgaged, deed in trust or otherwise encumbered any interest in any Real Property Lease other than Permitted Liens. Each Real Property Lease is valid, binding on the Acquired Company party thereto and is in full force and effect, enforceable in accordance with its terms (subject to the Enforceability Exception). None of the Acquired Companies or, to the Knowledge of the Company, any other party is in default or material breach under the terms of any Real Property Lease. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting any Leased Real Property. No Acquired Company has received any written or, to the Knowledge of the Company, other notice alleging any uncured material violation of Applicable Laws or material covenants, conditions, restrictions, Orders or easements with respect to any Leased Real Property, nor any pending or threatened condemnation affecting any Leased Real Property.
(c)All Acquired Companies have good title to, or a valid leasehold, license or other similar interest in, tangible personal property and assets reflected in the Company Financial Statements free and clear of all Liens, except for Permitted Liens.
Section 3.16.Intellectual Property
.
(a)Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all (i) Patents, (ii) Trademark registrations and applications for Trademark registration, (iii) Copyright registrations and applications for Copyright registration, and (iv) internet domain name registrations, in each case, included in the Company Intellectual Property Rights, setting forth for each such item jurisdiction, registration, issue and application numbers, registration, issue, and application dates, title or mark, and owner(s) indicated as applicable (the Intellectual Property Rights described by the foregoing clauses (i)-(iv), collectively, the “Registered Intellectual Property”). Except as set forth on Section 3.16 of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, as of the date hereof, none of the Registered Intellectual Property has been abandoned, and any and all renewal and maintenance fees required to maintain the applicable Acquired Company’s ownership of, and the validity and enforceability of, the Registered Intellectual Property have been paid in full. Each material item of Registered Intellectual Property is, to the Knowledge of the Company, valid, enforceable and subsisting (or in the case of applications, applied for). Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, all documents, recordations and certificates in connection with such Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording the Acquired Companies’ ownership interests therein.
(b)Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, and except as would not, individually or in the aggregate be material to the Acquired Companies, taken as a whole, (i) all of the Company Intellectual Property Rights are solely and exclusively owned by an Acquired Company and (ii) the Acquired Companies have the valid right to use (under a valid and enforceable Contract) the Licensed Intellectual Property Rights, in each case, free and clear from any Liens (except for Permitted Liens).
(c)Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, no director, stockholder, employee, consultant, contractor, agent or other representative of any Acquired Company owns or, to the Knowledge of the Company, claims any personal rights in (and none of them has made application for) any of the Company Intellectual Property Rights.
(d)The Company Intellectual Property Rights and the Licensed Intellectual Property, together with all other Intellectual Property Rights granted to Buyer and its Affiliates under the Transaction Agreements (including under Section 5.05(a)), constitute all of the Intellectual Property Rights necessary and sufficient to operate the Business as currently conducted by the Acquired Companies.
(e)The Company has taken steps designed to identify and address defects, bugs and errors in the Company Products. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, to the Knowledge of the Company, the Company Products are free from material defects and bugs, and substantially conform to the applicable specifications, documentation, and samples therefor. The software included in the Company Products does not contain (i) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software. To the Knowledge of the Company, there are no critical or high, unremediated security vulnerabilities in any Company Products.
(f)The Acquired Companies have secured from all of their current and former founders, employees, consultants and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any material Intellectual Property Rights for the Acquired Companies (“Contributors”) unencumbered and unrestricted exclusive ownership of, all such Contributors’ Intellectual Property Rights in their respective contributions that the Acquired Companies do not already own by operation of law and no such Contributors have retained any rights or licenses with respect thereto.
(g)To the Knowledge of the Company, at no time during the conception, reduction to practice, creation or development of any of the material Company Intellectual Property Rights was any Acquired Company or any developer, inventor or other contributor to such Company

Intellectual Property Rights operating under any grants from any Governmental Authority, educational institution or agency or performing research sponsored by any Governmental Authority, educational institution or agency such that such Governmental Authority, educational institution or agency has any claim or right in or to the Company Intellectual Property Rights.
(h)(A) The Company is not, and has never been, a member or promoter of, or a contributor to, any industry standards organization, body working group or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any material Company Intellectual Property Rights and (B) the Company has no present obligation to grant or offer to any other Person any license or right to any material Company Intellectual Property Rights by virtue of the Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards organization, body working group or any similar organization.
(i)The Acquired Companies have obtained and complied in all material respects with all licenses, consents, agreements, terms, conditions, and permissions applicable to all (i) AI Tools and (ii) Training Data that the Acquired Companies have used in the development, ongoing operation or improvement of any AI Technology (each, a “Training Dataset”). The Acquired Companies’ (A) development, training, improvement, marketing, provision, deployment, or use of any Company AI Products and (B) use or employment of any other AI Technology, in each case, complies in all material respects with all AI Commitments. To the extent Training Datasets used to train Company AI Products include Personal Information, the Acquired Companies have obtained all necessary consents and provided all required notices in compliance with Applicable Law in all material respects.
(j)The Acquired Companies have implemented and maintained appropriate controls, policies, procedures, safeguards, measures, plans, and technologies with respect to the Acquired Companies’ use of AI Technology designed to mitigate risks of copyright infringement, trade secret misappropriation, or the production and use of output that otherwise harms or violates a Person’s rights. There have been no Legal Proceedings relating to the Acquired Companies’ use of AI Technology or Training Datasets. The Acquired Companies have not used or employed any AI Technology in a manner that would qualify or limit the Acquired Companies’ ownership of, or otherwise impair the Acquired Companies’ ability to use, commercialize, or otherwise exploit, any material Company Products or any other material Company Intellectual Property Rights.
(k)None of the Acquired Companies, the operation of the Business (as previously conducted or as currently conducted by the Acquired Companies) or the practicing or use of the Company Intellectual Property Rights in connection with the Business (as previously conducted or as conducted by the Acquired Companies) has infringed, misappropriated, diluted, violated or otherwise conflicted with, does not infringe, misappropriate, dilute or otherwise conflict with, any Intellectual Property Right owned by any third party (“Third-Party IP”) and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction.
(l)To the Knowledge of the Company, none of the Company Intellectual Property Rights is being infringed, diluted, misappropriated, violated or used without authorization by any third party.
(m)No claim or demand of any Person has been made in writing or, to the Knowledge of the Company, threatened, nor are there any actions, suits, claims or proceedings that are pending, that (i) challenges the rights of any Acquired Company in respect of any Company Intellectual Property Rights or the validity, enforceability or scope of any Company Intellectual Property Rights, or (ii) asserts that the operation of the Business infringed, misappropriated or otherwise violated or does or will infringe, misappropriate or otherwise violate, any Intellectual Property Right of a third party.
(n)Each Acquired Company takes, and have taken, commercially reasonable measures to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property Rights. To the Knowledge of the Company, there has not been any disclosure of (or access to) any such Trade Secret, or material or information that would constitute a Trade Secret but for such disclosure, other than pursuant to a Contract that requires that such Trade Secrets be treated as confidential information and, to Knowledge of the Company, there has not been any breach of any such Contract.
(o)No Acquired Company has used, modified or distributed Open Source Materials in any manner that would (i) require the disclosure or distribution of the source code included in the Company Intellectual Property Rights, (ii) require that Company Intellectual Property Rights be licensed or otherwise made available for purposes of making derivative works; or (iii) impose any limitation, condition, or restriction on the consideration that an Acquired Company may receive or charge for access to or use of any Company Intellectual Property Rights. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, with respect to the Open Source Materials used by an Acquired Company, such Acquired Company has complied, and remains in compliance with the terms and conditions of each applicable license for such Open Source Materials.
Section 3.17.Privacy and Data Security
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(a)Since January 1, 2023, have conformed in all material respects to all of the Privacy Requirements. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the Acquired Companies have all rights, permissions or authorizations necessary under the Privacy Requirements to Process Company Data as necessary for the operation of the Business of the Acquired Companies as currently conducted.
(b)Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions, will cause, constitute or result in any violation or breach of, or default under, any Privacy Requirement. The Privacy Requirements would not prohibit the Acquired Companies following the Closing, from Processing Company Data in the same manner in which the Acquired Companies Processed such Company Data prior to the Closing.
(c)Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, when the Acquired Companies use a third party to Process Personal Information on its behalf (each, a “Data Processor”), to the Knowledge of the Company, such Acquired Company has used commercially reasonable efforts to ensure that the Data Processor has provided guarantees, warranties or covenants in relation to Processing of such Personal Information, confidentiality, security measures, breach notification requirements, and compliance with those obligations that are sufficient for the Company’s compliance with Privacy Requirements, and there is in existence a written Company Data Agreement between the Company and each such Data Processor that complies with the requirements of all Privacy Requirements. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, to the Knowledge of the Company, no Data Processor has breached any such Company Data Agreements pertaining to Personal Information Processed by such Persons on behalf of the Company. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the Company has taken commercially reasonable steps designed to ensure the reliability of its respective employees who have access to Company Data in the Acquired Companies’ or such employees’ possession or control, to train such employees on all applicable aspects of the Privacy Requirements and to ensure that all employees, vendors and contractors with the authority and/or ability to access such Company Data on behalf of the Company are under written obligations of confidentiality with respect to such Company Data.
(d)Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the Acquired Companies have established and maintain commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies designed in accordance with applicable industry standards and in compliance with all data security requirements under Applicable Law and Privacy Requirements, including a written information security program that complies with Applicable Law and Privacy Requirements.
(e)Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the ICT Infrastructure that is currently used in the Business: (i) constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted; (ii) operates in good working order and functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of the ICT Infrastructure; (iii) to the Knowledge of the Company, has not materially malfunctioned or failed; and (iv) does not contain any material viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) significantly disrupt or adversely affect the functionality of any system on the ICT Infrastructure, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any system on the ICT Infrastructure. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the Acquired Companies have implemented and maintain commercially reasonable (1) security, backup, disaster recovery, incident response, and business continuity plans and protection measures, and (2) content security and protection measures, and acted in compliance therewith and has tested such plans and measures on a periodic basis, and such plans and measures have proven effective upon testing.
(f)To the Knowledge of the Company, no material Security Incident in relation to Company Data has occurred, and there has been no material actual unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Company Data. To the Knowledge of the Company, no circumstance has arisen in which Privacy Requirements would require the Company to notify a Person of a Security Incident.
(g)There is no Legal Proceeding pending, no Order outstanding, nor any Legal Proceeding or Order threatened in writing, against the Acquired Companies: (i) alleging or confirming non-compliance with a relevant requirement of Privacy Requirements, (ii) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data (other than pursuant to a valid data subject request in the ordinary course of business), (iii) permitting or mandating a relevant Governmental Authority to investigate or requisition information from the Company due to a violation or alleged violation of any Privacy Requirements, or (iv) claiming compensation from the Acquired Companies due to a violation or alleged violation of any Privacy Requirements. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, there are no unsatisfied requests from individuals or other third parties to the Company seeking to exercise any data protection or privacy rights (such as rights to access, rectify or delete Personal Information, to restrict or object to Processing of Personal Information or relating to data portability), except for those where the statutory period to respond has not yet expired.
(h)The Acquired Companies are not “covered persons” and have never allowed “access” to any “bulk U.S. sensitive personal data” or “government-related data” by any “country of concern” or “covered person” (in each case, as such terms are defined by the final rule promulgated by the U.S. Department of Justice titled “Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” 90 Fed. Reg. 1636 (Jan. 8, 2025) codified at 28 C.F.R. Part 202, including any amendments thereto and guidance issued thereunder).
(i)Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, neither Pre-Closing Restructuring nor the distribution of the Retained Companies from the Company to Seller has resulted or will result in any loss, impairment, or termination of any right, consent, license, or authorization of the Acquired Companies to Process Company Data or use any ICT Infrastructure necessary to operate the Business following the Closing.
Section 3.18.Labor Relations
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(a)Section 3.18(a) of the Company Disclosure Schedule contains a true, accurate and complete list, as of the date hereof, of the name or employee identification number of each Business Employee, including such employee’s title, hire date, work location, annual salary or base wage rate, status as exempt or non-exempt under the Fair Labor Standards Act and similar state law, status as active or inactive (and if on leave, anticipated date of return), most recent annual bonus received, the target annual bonus opportunity for 2026, and visa/work permit status and the expiration date of any such visa or work permit (the “Employee List”). All Business Employees are legally eligible for employment in the United States. All Business Employees are employed with Seller. No Acquired Company is the legal employer of any employees and, as of immediately prior to the Closing, no Acquired Company will be the legal employer of any employees.
(b)Seller and its Subsidiaries are in compliance in all material aspects with all Applicable Laws relating to labor and employment in respect of the Business and the Business Employees, including those relating to labor management relations, wages, hours, overtime, discrimination, harassment, sexual harassment, civil rights, failure to employ, employment practices, affirmative action, work authorization, immigration, safety and health, leave, classification of contingent workers, plant closure and layoffs, immigration and employee verification, and continuation coverage under group health plans.
(c)None of Seller or any of its Subsidiaries has ever been a party to or subject to, or is negotiating in connection with entering into, any collective bargaining, neutrality, or other similar labor agreement in respect of the Business Employees or the Business, and, to Seller’s knowledge, since January 1, 2023, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Business Employee or the Business. There has been no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending by or in respect of the Business Employees or the Business or, to Seller’s knowledge, threatened in writing against Seller and its Subsidiaries in respect of the Business Employees or the Business and there are and have been no unfair labor practice complaints pending or, to Seller’s knowledge, threatened in writing against Seller and its Subsidiaries before any Governmental Authority in respect of the Business or any Business

Employees. To Seller’s knowledge, no Business Employee is or has, for the past five years, been the subject of an allegation of harassment, sexual harassment or assault.
Section 3.19.Employee Benefit Plans
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(a)Section 3.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date hereof, of each material Employee Benefit Plan, separately identifying each material Seller Benefit Plan and each material Company Benefit Plan. For each material Company Benefit Plan, Seller has made available to Buyer, as applicable (i) a copy of such plan (or a written description of all material terms in the case of an unwritten Company Benefit Plan), (ii) a copy of the summary plan description, together with a summary of all material amendments thereto and, if applicable, the most recently filed annual return/report, (iii) all trust agreements, insurance contracts and other documents relating to the funding or payment of benefits; and (iv) all correspondence relating to any of the Company Benefit Plans with any Governmental Authority for the year preceding the date hereof. For each material Seller Benefit Plan, Seller has made available to Buyer accurate and complete copies (except to the extent redacted to preserve the confidentiality of any limited liability company agreement of Seller or one of its Affiliates) of all documents constituting each such plan (or summaries of the material terms thereof). With respect to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, Seller has made available to Buyer the most recent determination or opinion letter issued by the IRS with respect to the qualified status of such Employee Benefit Plan.
(b)Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to or has any liability in respect of (including contingent liability) or has in the past six years sponsored, maintained or contributed to or had any liability in respect of (including contingent liability) a “defined benefit plan” (as defined in Section 3(35) of ERISA), a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a Multiemployer Plan, a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(c)Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired. Each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the day of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination. No Company Benefit Plan is intended to be qualified under Section 401(a) of the Code.
(d)No Employee Benefit Plan provides for any post-employment or retirement health or medical or life insurance benefits for retired, former or current Business Employees, except as required under Section 4980B of the Code or any other Applicable Law, as part of ordinary course severance arrangements providing for continued health benefits coverage during a severance period. Each of the Acquired Companies and their ERISA Affiliates have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, other than as would not reasonably be expected to result in a material liability to any Acquired Company.

(e)Except as contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or upon the occurrence of any additional or subsequent event (whether contingent or otherwise), will cause any (i) payments to become due or payable to any Business Employee with respect to which any Acquired Company would have any liability or (ii) acceleration, vesting or increase in benefits to any Business Employee under any Company Benefit Plan.
(f)No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (alone or in conjunction with any other event) by any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) who is a Business Employee, could reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Acquired Company has any obligation to provide any gross-up payment to any individual with respect to any Income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999(a) of the Code. Prior to the Closing, the Company solicited the requisite approval of its stockholders, in a manner that satisfied the requirements for the stockholder approval exemption under Section 280G of the Code with respect to all payments and benefits that could constitute “excess parachute payments”, provided that in the event that Buyer failed to provide complete and accurate information prior to the date hereof for inclusion in such solicitation with respect to Buyer compensation or benefit arrangements, then any failure by Seller to obtain such shareholder vote in accordance with the requirements of Section 280G of the Code as a result of Buyer’s failure to provide such complete and accurate information shall not result in a breach of this Section 3.19(f). The Company has delivered to Buyer or its counsel evidence of such solicitation and the results of such vote.
(g)Neither the Company nor any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of any current or former Business Employee of the Company or any of its Subsidiaries other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.
(h)Each Company Benefit Plan has been maintained, operated and administered in compliance with its terms, any related documents or agreements and in compliance with all Applicable Laws, other than as would not reasonably be expected to result in a material liability to any Acquired Company.
(i)There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any Company Benefit Plan, except as would not be a material liability of any Acquired Company or any of its ERISA Affiliates following the Closing. No event has occurred or condition exists with respect to any Company Benefit Plan that, to the Knowledge of the Company, would reasonably be expected to result in any current or contingent material liabilities or obligations being imposed on Buyer or any of its ERISA Affiliates (including any Acquired Company) following the Closing under ERISA, the Code or any other Applicable Laws. Neither Buyer nor any of its ERISA Affiliates will have any liability with respect to any Seller Benefit Plan following the Closing.
(j)There is no pending or threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Company Benefit Plan, nor, to the Knowledge of the Company, is there any basis for one, other than any such complaints, proceedings or investigations instituted by or exclusively related to non-Business Employees.
Section 3.20.Environmental Matters

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(a)The Acquired Companies are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Environmental Laws.
(b)The Acquired Companies have obtained and maintain all permits, licenses, approvals and other authorizations required under applicable Environmental Laws, except where the failure to obtain or maintain such permits would not be material to the Acquired Companies, taken as a whole, and are in compliance in all material respects with the terms and conditions of such permits.
(c)There has been no release of Hazardous Substances by any Acquired Company in quantities or under circumstances that would reasonably be likely to result in material liability to any Acquired Company under applicable Environmental Laws.
(d)Since January 1, 2023, no Acquired Company has received any written notice, order, request for information, complaint or penalty and, to the Knowledge of the Company, there are no Legal Proceedings pending or threatened, in each case alleging a material violation of any Environmental Law that has not been settled, dismissed, paid or otherwise resolved.
Section 3.21.Taxes
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(a)(i) All Tax Returns required to be filed by the Acquired Companies have been timely filed; (ii) all Taxes shown as due and payable on such Tax Returns have been timely paid; and (iii) such Tax Returns are in all respects true, correct and complete;
(b)All Taxes due and payable by any of the Acquired Companies have been timely paid in full (whether or not shown to be due on any Tax Returns);
(c)The Company Financial Statements reflect all liabilities for unpaid Taxes of the Acquired Companies for periods (or portions of periods) through June 30, 2026. The Acquired Companies do not have any liability for unpaid Taxes accruing after June 30, 2026 except for Taxes arising in the ordinary course of business and consistent with past practice;
(d)The Acquired Companies are not party to or bound by any Tax Sharing Agreement (other than a Tax Sharing Agreement described in Section 7.03), and the Acquired Companies do not have any liability or potential liability to another party under any such agreement;
(e)All Taxes which the Acquired Companies and, with respect to the Business, Seller and any of its Affiliates, have been required to withhold or to collect for payment have been duly withheld and collected and, to the extent due, have been timely paid to the proper Governmental Authority;
(f)The Acquired Companies and, with respect to the Business, Seller and any of its Affiliates, have each withheld from their respective employees, independent contractors, creditors, equity holders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects for all periods ending on or before the Closing Date in compliance in all respects with all Tax withholding and remitting provisions of Applicable Law;

(g)None of the Acquired Companies has (i) deferred payment of the employer portion of any employment Tax pursuant to Section 2302 of the CARES Act or any similar provision of state, local or non-U.S. Tax law, (ii) received any credits under Section 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, or (iii) sought (nor has any Affiliate that would be aggregated with any of the Acquired Companies and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as amended by Section 1102 of the CARES Act;
(h)None of the Acquired Companies (i) has ever been audited or received any written notice of initiation thereof by any Governmental Authority, (ii) is currently the beneficiary of any extension of time within which to file any Tax Return, (iii) is a party to any Tax allocation, indemnity or sharing contract or other similar agreement with respect to Taxes (other than any contract entered into in the ordinary course of business and the primary purpose of which is unrelated to Taxes);
(i)No power of attorney that is currently in force and that will remain in force after the Closing Date has been executed by or on behalf of any of the Acquired Companies with respect to any matters relating to Taxes;
(j)There are no Liens on any of the assets of any of the Acquired Companies for Taxes, other than Permitted Liens;
(k)No private letter rulings, determinations, voluntary disclosure agreements, or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Taxes or Tax Returns of the Acquired Companies;
(l)None of the Acquired Companies is subject to an agreement waiving or extending any statute of limitations in respect of Taxes;
(m)No Taxing Authority has proposed, or, to the Knowledge of the Company, has threatened in writing to propose any adjustment to any Tax Return in respect of any Acquired Company;
(n)No claim, audit, action, suit, proceeding, examination or investigation is now pending or has ever been pending against any of the Acquired Companies in respect of any Tax;
(o)None of the Acquired Companies (i) has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. income Tax law) or as a transferee or successor or by contract (other than contracts the primary purpose of which is unrelated to Taxes);
(p)None of the Acquired Companies has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). No Tax Return filed by any Acquired Company contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or non-U.S. law;
(q)None of the Acquired Companies is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other fixed place of business in such jurisdiction and no written claim has been received from a Governmental Authority in a jurisdiction where any of the

Acquired Companies does not file Tax Returns that the Acquired Company is or may be subject to taxation in that jurisdiction or that the Acquired Company has to collect Taxes;
(r)None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing Date in respect of a taxable period (or a portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or similar provision of Applicable Law, (ii) transaction entered into on or before the Closing Date accounted for under the installment method (or any other open transaction disposition made on or prior to the Closing Date), (iii) prepaid amount or deferred revenue received or accrued on or before the Closing Date (other than with respect to any prepaid amounts or deferred revenue received or accrued in the ordinary course of business of the any of the Acquired Companies), (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Applicable Law) executed on or prior to the Closing Date, (v) election pursuant to Section 965 of the Code, (vi) intercompany transaction or excess loss account within the meaning of Treasury Regulations promulgated under Section 1502 of the Code (or any comparable provision of state, local or foreign Applicable Law) or (vii) inclusion under Section 951 or 951A of the Code to the extent attributable to any period (or portion thereof) ending on the Closing Date;
(s)Each of the Acquired Companies is not, nor has it ever been during the applicable period, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code nor has it made an election under Section 897(i) of the Code;
(t)None of the Acquired Companies has been a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code;
(u)The Acquired Companies are materially in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Acquired Companies. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code; and
(v)Except as set forth in this Section 3.21 and Section 3.19(a) (to the extent related to Taxes), no representations or warranties are being made by Seller and the Company in this Agreement with respect to Tax matters. Seller makes no representation or warranty in this Section 3.21 or otherwise as to the amount or availability of, or as to the existence or nonexistence of limitations (or the extent of any such limitations) on, the Tax assets of any Acquired Company in any Post-Closing Tax Period and the representations made in this Section 3.21 and Section 3.19(a) (to the extent related to Taxes), other than the representations made in Section 3.19(h) relate to, and may be relied upon only with respect to, Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date.
Section 3.22.Insurance
. The Acquired Companies are, as of the date of this Agreement, insured under the insurance policies listed on Schedule 3.22 of the Company Disclosure Schedule (the “Insurance Policies”). All Insurance Policies are in full force and effect and all premiums payable to date have been paid in respect of such policies. The Acquired Companies have complied in all material respects with the terms of the Insurance Policies, including providing timely written notice or presenting any material claim under any Insurance Policy in a timely fashion, and are not in material default with respect to any provision contained in any Insurance Policy. Since January 1, 2023, no insurer has denied, rejected or disputed any pending claims made by any Acquired Company. As of the date of this Agreement, there are no material claims pending under any such policy as to which coverage has been denied or disputed by the underwriter of any Insurance Policy. To the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination of the Insurance Policies. No Acquired Company has received any written or, to the Knowledge of the Company, other notice of cancellation or non-renewal of any Insurance Policy nor, to the Knowledge of the Company, is the termination of any Insurance Policy threatened. There are no disputes between the Acquired Companies, on one hand, and the underwriters of any Insurance Policy, on the other hand, or any claims pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy, nor has any Acquired Company received a reservation of rights letter with respect thereto.
Section 3.23.Sufficiency of Assets
. Assuming all consents set forth in Section 3.04 and Section 3.05 of the Company Disclosure Schedules are obtained, other than with respect to services provided by the Retained Subsidiaries, the rights, property and assets that will be owned, leased or licensed by the Acquired Companies as of the Closing, together with the services provided under the Transition Services Agreement, (x) constitute all of the rights, property and assets reasonably necessary to conduct, and are sufficient to conduct, the Business in all material respects, including after the Closing, in substantially the same manner as currently conducted and (y) constitute all of the material rights, property and assets used or held for use in the conduct of the Business as currently conducted.
Section 3.24.Investment Purpose
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(a)Seller is acquiring the shares of Buyer Common Stock for investment only and not with a view to any distribution thereof that would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.
(b)Seller understands that Buyer Common Stock has not been registered under the Securities Act or the securities Laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities Laws or unless an exemption from registration is or becomes available. Seller agrees not to distribute any Buyer Common Stock in violation of the Securities Act or any applicable state securities Laws.
(c)Seller is aware that there are limitations and restrictions on the circumstances under which Seller may offer to sell, transfer or otherwise dispose of the shares of Buyer Common Stock issuable under this Agreement, including, without limitation, those limitations and restrictions in (i) the Securities Act and (ii) this Agreement. In addition, Seller understands that there is no established market for the Buyer Common Stock. As a result of the restrictions and limitations of the Securities Act and this Agreement, Seller understands and acknowledges that it may not be possible for Seller to liquidate its investment in case of an emergency, if at all. Seller has read, is familiar with and understands the organizational documents of Buyer.

(d)Seller (i) is financially able to hold the Buyer Common Stock for long-term investment, (ii) understands that the nature and amount of the Buyer Common Stock being acquired or purchased is consistent with Seller’s overall investment program and financial position and (iii) recognizes that there are substantial risks involved in the acquisition or purchase of the Buyer Common Stock, including, without limitation, risk of loss of the entire amount of such investment.
(e)Seller has been given the opportunity to ask questions of the officers and managers of Buyer and to obtain (and has received to Seller’s satisfaction) such information about the business and financial condition of Buyer as Seller has reasonably requested and has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the prospective investment in the Buyer Common Stock. Nothing in this Section shall limit Seller’s rights under this Agreement and the other Transaction Agreements.
(f)In formulating a decision to enter into this Agreement, Seller (i) has conducted an independent investigation of Buyer and upon consultations with Seller’s legal and financial advisors with respect to this Agreement and the nature of this investment and (ii) has not relied on any oral or written representations or warranties of Buyer or any agent or Representative of Buyer except for the representations and warranties expressly contained herein.
(g)No Person, including, without limitation, Buyer, its managers, officers, agents or employees, has warranted to Seller, either expressly or by implication, the percentage of profits or amount of or type of consideration, profit or loss (including, without limitation, Tax write-offs or Tax benefits) to be realized, if any, as a result of Seller’s investment in Buyer.
(h)Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
Section 3.25.Agreements with Governmental Authorities
. No Acquired Company is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request, direction or suggestion of any, Governmental Authority that currently restricts in any respect the conduct of its Business or that in any manner relates to its capital adequacy, liquidity management, its ability to pay dividends, its credit or risk management policies, its management, or its business (each a “Company Regulatory Agreement”), nor has any Acquired Company been advised in writing or, to the Company’s Knowledge, orally, since January 1, 2021, by any Governmental Authority that the Governmental Authority is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
Section 3.26.Solvency
. After giving effect to the payment of all amounts required to be paid in connection with the consummation of the Transactions, including the settlement or termination or elimination of intercompany balances between Seller and any of its Affiliates, on the one hand, and the

Business, on the other hand, and payment of all related fees and expenses, Seller will be Solvent as of and immediately following the Closing. For purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities as they mature.
Section 3.27.Finders’ Fees
. Except as set forth on Section 3.27 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates (including the Acquired Companies) who is entitled to any finder’s or broker’s fee or commission from any Acquired Company in connection with the Transactions.
Section 3.28.Inspections; No Other Representations or Warranties
.
(a)Seller is an informed and sophisticated party, is familiar with Buyer’s business and has engaged advisors experienced to assist Seller in its acquisition of shares of Buyer Common Stock pursuant to this Agreement. Seller has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Seller has undertaken prior to the date hereof all investigations and inquiries and has requested all documents and information as it deems necessary in connection with entry into this Agreement and the consummation of the Transactions. Seller agrees to accept shares of Buyer Common Stock in the condition they are in on the Closing Date and as of any subsequent date on which additional shares of Buyer Common Stock may be issued to Seller pursuant to this Agreement based upon its own inspection, examination and determination with respect thereto as to all matters.
(b)Except for the representations and warranties expressly set forth in Article 4 and in the other Transaction Agreements, none of Buyer or its respective Related Parties has made or is making, and shall not be construed as having made or making, any express or implied representation or warranty of any nature to Seller or its Related Parties, at law or in equity, with respect to matters relating to Buyer, or any other Person, their respective Related Parties, their respective businesses or any other matter related to or in connection with the Transactions, and, as a substantial inducement to Buyer’s willingness to enter into this Agreement, Seller hereby represents, warrants, covenants and agrees, on behalf of itself and its Related Parties, and expressly disclaims reliance on, any such other representations or warranties (including as to the accuracy or completeness of any information provided to Seller or any of its Related Parties). Without limiting the generality of the foregoing, Seller acknowledges and agrees that none of Buyer or its Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Seller or its Related

Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Buyer or any other Person or the future business and operations of Buyer or any other Person or (ii) any other information or documents made available to Seller or its Related Parties whether orally or in writing (including in the “data room”, functional “break-out” discussions, responses to questions submitted on behalf of Seller or its Related Parties or otherwise) with respect to Buyer or any other Person or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except for the representations and warranties expressly set forth in Article 4 and in the other Transaction Agreements.
Article 4
Representations and Warranties of Buyer and the Merger Subs
Buyer represents and warrants to Seller as follows:
Section 4.01.Existence and Power
. Each of Buyer and the Merger Subs is duly organized, validly existing and in good standing (or the equivalent concept, if any) under the laws of its jurisdiction of organization. Each of Buyer and the Merger Subs has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as presently conducted. Each of Buyer and the Merger Subs is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is necessary, except for any jurisdiction(s) in which the failure to so qualify or license would not reasonably be expected to prevent or delay Buyer’s or the Merger Subs’ ability to consummate the transactions contemplated hereby.
Section 4.02.Authorization
.
(a)The execution, delivery and performance by each of Buyer and the Merger Subs of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the Transactions are within the organizational powers of Buyer and the Merger Subs, as applicable, and have been duly and validly authorized by all necessary organizational action on the part of Buyer and the Merger Subs, as applicable, and no other approvals on the part of Buyer or the Merger Subs are necessary to authorize this Agreement, the other Transaction Agreements or the consummation of the Transactions.
(b)This Agreement is, and each of the other Transaction Agreements to which each of Buyer and the Merger Subs is a party shall be, when executed and delivered by Buyer and the Merger Subs, as applicable, a legal, valid, binding and enforceable agreement of Buyer and the Merger Subs, as applicable, enforceable against them in accordance with their terms, subject, in the case of enforceability, to the Enforceability Exception.
Section 4.03.Governmental Authorization; Qualifications
.
(a)The execution, delivery and performance of this Agreement and the other Transaction Agreements by Buyer and the Merger Subs and the consummation of the

Transactions do not require any consent, approval, authorization or order of, or any filing, approval, non-objection or other notification requirement or expectation by any Governmental Authority, other than (i) compliance with applicable securities laws and (ii) any actions or filings, the absence of which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect or materially impair or delay Buyer’s or the Merger Subs’ ability to perform or comply with its obligations under this Agreement or the other Transaction Agreements or consummate the Transactions.
(b)As of the date hereof, neither Buyer, Merger Sub 1, Merger Sub 2 nor any of their respective Affiliates has received any written or oral indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the Transactions and does not have any reason to believe that, if requested, any Governmental Authority required to approve the Transactions would oppose or not grant or issue its consent or approval on a timely basis customary for a transaction and purchaser of this nature.
Section 4.04.Non-Contravention
. The execution, delivery and performance by Buyer and the Merger Subs of this Agreement and each other Transaction Agreement to which Buyer, as applicable, is a party and the consummation of the Transactions do not and will not (a) violate the applicable organizational or governing documents of Buyer or any of its Subsidiaries (including the Merger Subs) or (b) assuming compliance with the matters referred to in Section 4.03(a), violate any Applicable Law, except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect or materially impair or delay Buyer’s or the Merger Subs’ ability to perform or comply with its obligations under this Agreement or the other Transaction Agreements or consummate the Transactions.
Section 4.05.Investment Purpose
. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Buyer is purchasing the Purchased Interests pursuant hereto for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any other securities law. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests. Buyer hereby acknowledges that the Purchased Interests have not been registered pursuant to the Securities Act or any state securities laws, and agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable.
Section 4.06.Absence of Certain Changes
. As of the date hereof, there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.07.Litigation
. There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that would reasonably be expected to prevent or delay the consummation by Buyer of the Transactions.
Section 4.08.SEC Reports; Financial Statements
.
(a)Buyer has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it under the Exchange Act with the SEC (together with any amendments, restatements or supplements thereto, collectively, the “Buyer SEC Reports”). As of their respective filing dates, the Buyer SEC Reports (i) complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)The financial statements (including the related notes and schedules thereto) included in (or incorporated by reference into) the Buyer SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 22, 2026, Buyer has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy, or applicable Law.
(c)Buyer has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information relating to Buyer, including its consolidated Subsidiaries, required to be disclosed in Buyer’s periodic and current reports under the Exchange Act, is made known to Buyer’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.
(d)Buyer and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee of Buyer’s board of directors and in applicable Buyer SEC Reports (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.
(e)Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
Section 4.09.Buyer Shares
.
(a)Assuming the accuracy of the representation and warranty of Seller in Section 3.03, upon issuance of shares of Buyer Common Stock in accordance with Section 2.05(c) or Section 2.06, such shares (i) will be duly authorized, validly issued, fully paid and non-assessable, (ii) will be unrestricted and issued to Seller without any restrictive legends or other restrictions on transfer (other than restrictions on transfer under applicable securities laws and set forth in this Agreement), and (iii) except as set forth in this Agreement, will not be subject to any option, call, pre-emptive, right of first refusal, right of first offer, subscription or similar rights or other Lien.
(b)Buyer has, and will continue to have, sufficient authorized Buyer Common Stock for Buyer to meet its obligation to issue shares of Buyer Common Stock in accordance with Section 2.05(c) or Section 2.06.
Section 4.10.Merger Subs
. Merger Sub 1 is a newly organized corporation and Merger Sub 2 is a newly organized limited liability company, each formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Subs have not engaged in any business activities or conducted any operations, and have not incurred liabilities or obligations of any nature, other than in connection with its incorporation or formation (as applicable), the execution of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions hereby and thereby. Each of the Merger Subs is a wholly owned Subsidiary of Buyer.
Section 4.11.Finders’ Fees
. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who is entitled to any finder’s or broker’s fee or commission from Buyer or any of its Subsidiaries in connection with the Transactions.
Section 4.12.Inspections; No Other Representations and Warranties
.
(a)Buyer is an informed and sophisticated purchaser, is familiar with the business of Virtual Currency custody, trading, financing, execution and related services and has engaged expert advisors experienced in the evaluation and purchase of businesses such as its acquisition of the Purchased Interests as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer has undertaken prior to the date hereof all investigations and inquiries and has requested all documents and information as it deems necessary in connection with entry into this Agreement and the consummation of the Transactions. Buyer agrees to accept the Purchased Interests and the Business in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters.
(b)Except for the representations and warranties expressly set forth in Article 3 and in the other Transaction Agreements, none of Seller or any of its Related Parties has made or is making, and shall not be construed as having made or making, any express or implied representation or warranty of any nature to Buyer or its Related Parties, at law or in equity, with respect to matters relating to Seller, the Acquired Companies, or any other Person, their respective Related Parties, their respective businesses or any other matter related to or in connection with the Transactions, and, as a substantial inducement to Seller’s willingness to enter into this Agreement, Buyer hereby represents, warrants, covenants and agrees, on behalf of itself and its Related Parties, and expressly disclaims reliance on, any such other representations or warranties (including as to the accuracy or completeness of any information provided to Buyer or any of its Related Parties). Without limiting the generality of the foregoing, Buyer acknowledges and agrees that none of Seller or its Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or any other Person or the future business and operations of the Acquired Companies or any other Person or (ii) any other information or documents made available to Buyer or its Related Parties whether orally or in writing (including in the “data room”, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or its Related Parties or otherwise) with respect to the Acquired Companies or any other Person or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except for the representations and warranties expressly set forth in Article 3 and in the other Transaction Agreements.
Section 4.13.Tax Matters
. Buyer and Merger Sub 1 have each been at all times since their formation (and at all times through the Closing Date will be) properly classified for U.S. federal income tax purposes as a corporation. Merger Sub 2 (i) has not made any entity classification election for U.S. federal income tax purposes, (ii) has been at all times since its formation (and at all times through the Closing Date will be) properly classified for U.S. federal income tax purposes as a disregarded entity and (iii) has not conducted any activities since its formation other than any activities incidental thereto.
Article 5
Covenants
Section 5.01.Conduct of the Business
. From the date of this Agreement until the Closing Date (the “Pre-Closing Period”), except (w) as otherwise contemplated by this Agreement, (x) as required by Applicable Law, Permit or Contract or required or requested by any Governmental Authority, (y) as set forth in Section 5.01 of the Company Disclosure Schedule or (z) with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and it being acknowledged and agreed that, unless Buyer responds in writing within five Business Days of receipt of a request for such consent, Buyer shall be deemed to have given such consent for purposes of this Section 5.01), the Company shall, and shall cause the other Acquired Companies to, (i) conduct the Business in the ordinary course consistent with past practices in all material respects and in compliance in all material respects with Applicable Law and Orders from Governmental Authority, (ii) maintain their legal existence and (iii) use commercially reasonable efforts to maintain and preserve, in all material respects, the relationships with the Material Business Partners and Governmental Authorities. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (A) as otherwise contemplated by this Agreement, (B) as required by Applicable Law, Permit or Contract or required or requested by any Governmental Authority, (C) as set forth in Section 5.01 of the Company Disclosure Schedule or (D) with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and it being acknowledged and agreed that, unless Buyer responds in writing within five Business Days of receipt of a request for such consent, Buyer shall be deemed to have given such consent for purposes of this Section 5.01), the Company shall not, and shall cause the other Acquired Companies not to:
(a)amend (whether by merger, consolidation or otherwise) any Acquired Company’s certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or equivalent organizational documents in any materially adverse respect;
(b)(i) split, combine or reclassify any Company Securities or (ii) declare, set aside or pay any dividend or other distribution, other than (A) dividends or other distributions by one Acquired Company to another Acquired Company or (B) as may facilitate the settlement or elimination of intercompany accounts between any of the Acquired Companies, on the one hand, and Seller and any of its Affiliates, on the other;
(c)make capital expenditures in excess of the aggregate amount set forth in the Business’ capital expenditures budget as provided to Buyer prior to the date hereof by more than $100,000 in the aggregate;
(d)issue or sell any Company Securities other than the issuance or sale of Company Securities by an Acquired Company (other than the Company) to another Acquired Company;
(e)acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, other than (i) pursuant to existing Material Contracts disclosed on Section 3.09 of the Company Disclosure Schedule or (ii) in the ordinary course of business;
(f)dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any material assets in excess of $250,000 in the aggregate, other than (i) pursuant to existing Material Contracts disclosed on Section 3.09 of the Company Disclosure Schedule or (ii) in the ordinary course of business;
(g)sell, assign, transfer, convey, license, sublicense, lease, abandon, grant a right to, allow to lapse or otherwise dispose of any material Company Intellectual Property Rights, other than Permitted Liens and licenses granted in the ordinary course of business;

(h)make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) pursuant to existing Material Contracts disclosed on Section 3.09 of the Company Disclosure Schedule, (ii) loans, advances or capital contributions to, or investments in, any Acquired Company, or (iii) advances of expenses to directors, officers and employees of the Acquired Companies;
(i)other than (i) as required by the terms of any Employee Benefit Plan in effect as of the date hereof (or entered into in accordance with this Section 5.01(i) following the date hereof), (ii) in the ordinary course of business consistent with past practice, or (iii) in connection with any action that is not targeted at Business Employees and applies to other similarly situated employees of Seller and its Affiliates who are not Business Employees, or with respect to which no Acquired Company would have any material liability, (A) grant (or announce or promise to grant) any increase in salary, wages, bonuses, commissions or other compensation or benefits payable or to become payable by an Acquired Company to any of its directors, officers, employees, managers, consultants or individual independent contractors, other than in the ordinary course of business with respect to any Business Employee, (B) enter into any new change in control, transaction, or retention bonus agreement or any severance or termination arrangement with any director, officer, employee, manager, consultant or individual independent contractor of any Acquired Company, (C) permit Seller or any of its Affiliates to grant any Seller Equity Award to any director, officer, employee, manager, consultant or individual independent contractor of any Acquired Company, (D) establish, adopt or materially amend (or promise to establish, adopt or materially amend) any Company Benefit Plan (or any material Seller Benefit Plan, to the extent that any Acquired Company or any of their Affiliates would have any material liability following the Closing), collective bargaining or other similar labor agreement, (E) accelerate the payment, right to payment, vesting or funding of any compensation or benefits for any director, officer, employee, manager, consultant or individual independent contractor of any Acquired Company, or (F) hire or terminate (other than for cause) any employee, consultant or independent contractor of any Acquired Company, other than in the ordinary course of business with respect to any Business Employee;
(j)amend in any material respect, terminate or cancel any Contract listed in Section 3.09 of the Company Disclosure Schedule, or enter into any new Contract that would have been required to be listed in Section 3.09 of the Company Disclosure Schedule had it been in effect as of the date hereof, in each case, other than in the ordinary course of business;
(k)make any material change to its methods of financial accounting, except as required by changes in GAAP or other Applicable Laws or by a Governmental Authority;
(l)(i) make, rescind, revoke, or change any election in respect of Taxes, (ii) adopt or make any change to any method of accounting for Tax purposes or any method of reporting income or deductions for Tax or accounting practice or policy, (iii) settle or compromise (or agree to compromise) any claim, action, suit, proceeding, arbitration, investigation, audit, controversy or assessment in respect of Taxes, or initiate any voluntary disclosure (or similar process or procedure) with respect to Taxes, (iv) prepare or file any Tax Return (including any Tax Return for estimated Taxes) or amend any Tax Return or file for any Tax refund, (v) enter into any Tax Sharing Agreements or closing agreement which relates to Taxes, (vi) consent to (or request) any extension or waiver of the limitation period or statute of limitations applicable to any Taxes or any claim, assessment, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy in respect thereof, (vii) request or obtain any Tax ruling or incentive, (viii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, and (ix) approach any Governmental Authority to make a voluntary disclosure, amnesty, or similar filing;
(m)adopt a plan or agreement of complete or partial liquidation or dissolution;

(n)modify any of the material Permits if doing so is reasonably likely to be materially adverse to the Acquired Companies, taken as a whole;
(o)amend, modify, or remove any Company Privacy Policies, except to the extent necessary to comply with any Privacy Law;
(p)incur any Indebtedness for borrowed money or guaranty any Indebtedness of any other Person, other than (i) in the ordinary course of business and consistent with past practice, (ii) pursuant to an intercompany arrangement among one or more of the Company and the other Acquired Companies;
(q)cancel, forgive or compromise any Indebtedness owing to the Company or any of the Acquired Companies (other than arrangements between Acquired Companies) or in the ordinary course of business consistent with past practice;
(r)enter into any Affiliate Transaction other than in the ordinary course of business consistent with past practice;
(s)implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, work schedule changes or other similar actions, in each case, that would reasonably be expected to implicate the WARN Act;
(t)settle, release, waive or compromise any Legal Proceeding, other than any settlement, release or waiver that (i) involves only the payment of monetary damages and customary confidentiality and other terms (and not any injunctive or equitable relief or restrictions on the Business) and results in a full release of the claims giving rise to such Legal Proceeding and (ii) does not involve any admission of wrongdoing on the part of the Company or any Acquired Company or any of their Representatives; or
(u)agree or commit to do any of the foregoing;
(v)provided that, for the avoidance of doubt, prior to Closing, nothing in this Section 5.01 shall restrict any Acquired Company from taking any action to: (i) dividend, distribute or otherwise pay to Seller or any of its Affiliates any or all of their cash, (ii) remove, or cause any Affiliate to remove, and pay to Seller or any of its Affiliates any cash held in any bank account of the Acquired Companies or the Business or (iii) settle or otherwise terminate or eliminate intercompany balances between Seller and any of its Affiliates, on the one hand, and the Business, on the other hand, and make capital increases or decreases in connection therewith.
Section 5.02.No Control of the Company
. Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to any rights of Seller, complete control and supervision over its operations.
Section 5.03.Access; Restrictions on Contact
.

(a)During the Pre-Closing Period, the Company shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives, who are bound by the Confidentiality Agreement, reasonable access during normal business hours to the offices and properties, and to copies of books and records, of the Business; (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized Representatives, who are bound by the Confidentiality Agreement, such financial and operating data and any other information relating to the Business as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of the Acquired Companies to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.03(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Notwithstanding the foregoing, the Company shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law (including any restrictions imposed due to confidential supervisory information sharing or similar restrictions imposed by any Governmental Authority) or contravene any confidentiality undertaking; provided that the Company shall use commercially reasonable efforts to seek and obtain, as promptly as practicable, any approvals, consents, waivers or other authorizations from any Governmental Authority necessary to permit the disclosure and sharing of all such information (including confidential supervisory information), and shall reasonably cooperate with Buyer in good faith in connection therewith, including by executing customary confidentiality agreements and submitting joint or coordinated requests. Buyer understands that the Company does not represent that it will be successful in obtaining any such approvals, consents, waivers or other authorizations and that the Company may be unsuccessful in doing so. To the extent any such approvals, consents, waivers or authorizations are not obtained, the Company shall use its commercially reasonable efforts to provide redacted disclosures, summaries or counsel-to-counsel disclosures (subject to a common interest or similar privilege arrangement), to the extent practicable and to the extent such measures would not contravene Applicable Law or jeopardize the attorney-client privilege. Prior to the Closing Date, Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of the properties of the Business, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media.
(b)On and after the Closing Date, Buyer will, and will cause the Acquired Companies to, (i) maintain the books and records of the business of the Acquired Companies for a period of five years; (ii) upon reasonable written notice and during normal business hours, afford to Seller and its agents reasonable access to (x) properties, copies of books and records for the period prior to Closing and (y) employees and auditors of the business of the Acquired Companies, in each case to the extent necessary to permit Seller to perform or satisfy any legal, accounting, tax or regulatory obligation relating to any period on or before the Closing Date or for any other reasonable business purpose. Notwithstanding the foregoing, Buyer shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law.
(c)On and after the Closing Date, to the extent that Seller retains any books and records relating to the business of the Acquired Company and has not provided copies of such books and records to Buyer, Seller will, and will cause its Subsidiaries (including the Retained Companies) to, (i) continue to hold the books and records relating to the business of the Acquired Companies for a period of five years; (ii) upon reasonable written notice and during normal business hours, afford to Buyer and its agents reasonable access to (x) properties, copies of books and records for the period prior to Closing and (y) employees and auditors of the business of the Acquired Companies, in each case to the extent necessary to permit Buyer to perform or satisfy any legal, accounting, tax or regulatory obligation relating to any period on or before the Closing Date or for any other reasonable business purpose. Notwithstanding the foregoing, Seller shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law.
(d)During the Pre-Closing Period, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates not to, contact any customers, vendors, suppliers, employees and other service providers of, or other third parties having business relationships with, the Acquired Companies and the Business, other than in the ordinary course of Buyer’s or its Affiliates’ businesses where such contact does not relate to the Business, this Agreement or any other Transaction Agreement or the Transactions and is in any event conducted in compliance with the terms of the Confidentiality Agreement.
Section 5.04.Notices of Certain Events
.
(a)     Each party shall promptly notify the other of each of the following events if such event occurs prior to the Closing:
(i)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(ii)any notice or other communication from any Governmental Authority in connection with the Transactions (to the extent notification thereof to the other party is permitted by such Governmental Authority); and
(iii)any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12.
(a)Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 5.04 shall not, in and of itself, provide the other party hereto the right not to effect the Transactions.
Section 5.05.Seller Marks
.
(a)Neither Buyer nor any of its Affiliates (including, as of, and from and after, the Closing, the Acquired Companies) shall have any right, title or interest in or to the Seller Marks. Notwithstanding the foregoing, for a period of 90 days immediately following the Closing Date (“Transitional Period”), Buyer and its Affiliates (including, after the Closing, the Acquired Companies) may continue to use the Seller Marks as such Seller Marks were used in the operation of the Business prior to the Closing Date (it being understood that any such use shall be (i) solely in connection with products and services that are the type of products and services in connection with which the Acquired Companies were using the Seller Marks at the time of the Closing and of a quality at least as high as the quality of products and services provided by the Acquired Companies immediately prior to the Closing and (ii) subject to compliance in all respects with all style and other usage guidelines provided to the Acquired Companies in effect for the Seller Marks).
(b)Promptly after the Closing Date (and in any event upon the expiration of the period set forth in Section 5.05(a)), (i) Buyer shall, and shall cause its Affiliates (including, after the Closing, the Acquired Companies and the Business) to, cease and discontinue any and all use of the Seller Marks, provided that the Buyer and its Affiliates (including, after the Closing, the Acquired Companies and the Business) will have no obligation to (x) remove from circulation any and all advertising, marketing, sales and promotional materials, communications, and other documents and materials of the Acquired Companies and the Business including the Seller Marks that were printed or distributed before Closing or during the Transitional Period, and (y) other than the Acquired Companies’ websites, take down or disable any website content, social media post, or other internet or electronic communication vehicles using the Seller Marks that were disseminated before Closing or during the Transitional Period; and (ii) Buyer shall cause the Acquired Companies to cause their corporate names to be changed to such other names that do not include the Seller Marks and make all necessary filings and use commercially reasonable efforts to cause all applicable Governmental Authorities to change all applications, registrations and filings, including corporate names, seals and certificates of the Acquired Companies such that they will not include any Seller Marks. All goodwill associated with the use by Buyer and its Affiliates (including, as of, and from and after, the Closing, the Acquired Companies) of the Seller Marks shall inure to the sole and exclusive benefit of Seller or its Affiliates, as applicable.
(c)From and after the Closing Date, neither Buyer nor any of its Affiliates (including, after the Closing, the Acquired Companies) shall challenge or assist any third party to challenge the validity, enforceability or ownership of any of the Seller Marks or adopt or employ any Seller Mark.
(d)Nothing in this Section 5.05(a) shall prevent Buyer and its Affiliates (including, as of, and from and after, the Closing, the Acquired Companies) from using the Seller Marks, during and after the Transitional Period, to refer to or identify the historical relationship between the Acquired Companies and Seller in a factual and non-trademark use manner.
Section 5.06.Public Announcements
. Neither Buyer, Seller nor the Company shall issue any press release or otherwise make a public announcement concerning this Agreement or the Transactions without the consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the issuance of any press release or public announcement made in accordance with this Section 5.06, the party issuing such press release or making such public announcement shall provide the other parties hereto a reasonable opportunity to review and comment on any such press release or public announcement and consider any such timely comments in good faith prior to issuing such press release or making such public announcements. Notwithstanding anything to the contrary contained in this Section 5.06, (a) the restrictions set forth in this Section 5.06 shall not apply to any press release or similar public announcement (i) that does not disclose any non-public information regarding this Agreement or the Transactions beyond the scope of any previously agreed press release or public announcement made in accordance with this Section 5.06, (ii) issued or made in connection with any dispute between the parties regarding this Agreement or the Transactions, (iii) as may be required by Applicable Laws or national stock exchange rule or regulation, in each case, as determined in the good faith judgment of the party proposing to make such release and (b) any party may disclose the terms of this Agreement and/or the Transactions to its Affiliates, lenders and any current or potential investor in such party on a need-to-know basis so long as such recipients agree to or are bound by contract or professional or fiduciary obligations to keep the terms of this Agreement confidential and/or Transactions.
Section 5.07.Intercompany Matters

. Effective as of immediately prior to the Closing, except for: (a) for the Transaction Agreements, (b) as contemplated by this Agreement, and (c) for those arrangements set forth on Section 5.07 of the Company Disclosure Schedule, (i) all intercompany accounts between Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts) and (ii) all agreements between Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, shall be terminated, in each case without further liability or obligation (contingent or otherwise) of any party thereunder.
Section 5.08.Directors and Officers
.
(a)For a period of six years following the Closing, Buyer shall cause the Acquired Companies to maintain in effect and continue to provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability for the pre-Closing period only currently existing in favor of any current or former Representative of each Acquired Company (including any predecessors thereof) (collectively, such Representatives, the “D&O Indemnitees”) under, and in no event on terms less favorable than those contained in, the organizational documents of any Acquired Company in effect on the date of this Agreement.
(b)In the event that Buyer, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer, any such Acquired Company, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.08(a).
(c)The obligations of Buyer under this Section 5.08(a) shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 5.08(a) applies without the written consent of such affected D&O Indemnitee (it being expressly agreed that each D&O Indemnitee shall be a third-party beneficiary of this Section 5.08(a)).
Section 5.09.Insurance Coverage
. From and after the Closing, Buyer acknowledges and agrees that the Acquired Companies and the Business shall cease to be insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any of Seller’s and its Affiliates’ insurance policies. Seller shall retain all rights to control its and its Affiliates’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back, or otherwise resolve disputes with respect to any of its insurance policies and programs, regardless of whether any such policies or programs apply to any liability of the Acquired Companies or Business. Notwithstanding anything to the contrary in the foregoing, if reasonably requested by Buyer, Seller and its applicable Affiliates shall use their commercially reasonable efforts to seek to obtain or continue to pursue or permit the Acquired Companies to report any claim for, in each case, at Buyer’s sole cost and expense, any insurance recovery under Seller’s or any such

Affiliate’s occurrence-based third-party insurance policies for claims after the Closing arising out of or related to events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences that occurred prior to the Closing related to the Business or the Acquired Companies (whether or not such claim was made prior to the Closing), subject to any applicable deductible or retention provisions under such insurance policy. If insurance proceeds are actually received by Seller or any of its respective Affiliates in respect of any such claims, Seller shall cause such proceeds (net of any unreimbursed out-of-pocket costs and expenses of Seller and any such Affiliates incurred in connection with its efforts under this Section 5.09, including collection costs or deductibles incurred or paid to procure such proceeds, net of any Taxes incurred by Seller and any such Affiliates as a result of the receipt of such insurance claim proceeds and net of any premium adjustments or retrospectively rated premiums arising as a result of claims) to be promptly remitted to Buyer. Notwithstanding anything to the contrary, in the event that Seller and any of the Acquired Companies have competing claims under an occurrence-based policy and there are insufficient coverage limits remaining under that policy, then Seller and its Affiliates (not including the Acquired Companies) shall have first right of access to the remaining insurance limits.
Section 5.10.Wrong Pockets
.
(a)If, on or after the Closing Date, (i) Seller or any of its Affiliates receive, or either Seller or Buyer become aware that Seller or any of its Affiliates own or possess, any assets, rights, properties, notices, monies or amounts that are properly due, deliverable or owing to Buyer or the Acquired Companies or (ii) Buyer, the Acquired Companies or any of their respective Affiliates receive, or either Seller or Buyer become aware that Buyer or any of its Affiliates own or possess, any assets, rights, properties, notices, monies or amounts that are properly due, deliverable or owing to Seller or its Affiliates or not attributable to the Acquired Companies, then such party or such Affiliate shall promptly notify the intended party and, if applicable, do all things reasonably necessary to promptly remit, or shall cause to be remitted, for no consideration such assets, rights, properties, notices, monies or amounts to the intended party and/or any Person that such party designates in writing, as applicable.
(b)The parties shall cooperate with each other in connection with their obligations under Section 5.10(a) and to facilitate the transition of collections as promptly as practicable after the Closing. The parties acknowledge and agree there is no right of offset for any payments to be made pursuant to Section 5.10(a) and a party may not withhold funds received from third parties which it is required to remit to the other party pursuant to Section 5.10(a) in the event there is a dispute regarding any other issue under any Transaction Agreement to which they are a party.
(c)Notwithstanding anything to the contrary herein, this Agreement and the consummation of the Transactions shall not be construed as an attempt or agreement to assign any Contract or rights thereunder, including any rights under a Contract, or other right, which by its terms or by Applicable Law is not assignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment, unless and until such consent shall have been obtained; provided that upon receipt of such consent, such assignment or transfer shall automatically and without further action be effected in accordance with the terms of this Agreement.

Section 5.11.Release
. Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the other Transaction Agreements:
(a)Buyer, on behalf of itself and each of its Subsidiaries (including the Acquired Companies) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity (whether based upon contract, tort or otherwise), which the Buyer Releasing Parties may have against any of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Acquired Companies, the Business or any actions taken or failed to be taken by any of the Seller Released Parties in any capacity related to the Acquired Companies or the Business, in each case, occurring or arising on or prior to the Closing Date, except for (i) claims of Fraud, (ii) claims that cannot be released as a matter of Applicable Law, and claims under existing commercial agreements between the Buyer and the Seller Released Parties and (iii) any rights of the Buyer Releasing Parties or obligations of the Seller Released Parties under this Agreement or any other Transaction Agreement.
(b)Seller, on behalf of itself and each of its Subsidiaries and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates (including, from and after the Closing, the Acquired Companies), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity (whether based upon contract, tort or otherwise), which the Seller Releasing Parties may have against any of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Acquired Companies, the Business or any actions taken or failed to be taken by any of the Buyer Released Parties in any capacity related to the Acquired Companies or the Business, in each case, occurring or arising on or prior to the Closing Date, except for (i) claims of Fraud, (ii) claims that cannot be released as a matter of Applicable Law and (iii) any rights of the Seller Releasing Parties or obligations of the Buyer Released Parties under this Agreement or any other Transaction Agreement.
Section 5.12.Reservation of Buyer Common Stock

. Until the issuance to Seller of all Stock Consideration issuable pursuant to this Agreement, Buyer shall at all times maintain, reserve and keep available, free and clear of any preemptive rights and other Liens, a sufficient number of authorized but unissued shares of Buyer Common Stock for issuing the Stock Consideration (including the Closing Consideration Shares and the Second Earn-Out Consideration Shares) if and when payable or issuable in accordance with this Agreement.
Section 5.13.Restrictive Covenants
.
(a)During the period from the date hereof until five years after the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly:
(i)own, operate, manage, control, participate in, acquire any interests in or otherwise engage in or facilitate any business that is competitive with the Business in the United States (the “Restricted Territory”), whether individually or jointly, including as a director, officer, employee, member, manager, partner, principal, consultant, contractor, agent, representative or equityholder of another Person that owns, operates or is otherwise engaged in a business that is competitive with the Business in the Restricted Territory; provided that, nothing in this Section 5.13 shall prohibit Seller or any of its Affiliates from, directly or indirectly (A) owning, as a passive investor, collectively up to 10% of all of the outstanding common stock of any Person that owns, operates or is otherwise engaged in a business that is competitive with the Business, (B) acquiring a company or business that does not generate more than 20% of its consolidated revenue (based on its latest published annual audited financial statements) from businesses competitive with the Business, so long as Seller causes such businesses competitive with the Business to be sold, wound down, spun-off or otherwise disposed of no later than 12 months following the consummation of any such acquisition (unless such sale, wind down, spin-off or disposal would occur outside the Restricted Period, in which case no such sale, wind down, spin-off or disposal shall be required) (C) engaging in the businesses conducted by the Retained Companies as of the date of this Agreement for the purpose of conducting the Winddown Activities, or (D) conducting the Wind Down Activities (as defined in Delayed Transfer and Interim Services Agreement) as necessary to perform services contemplated to be performed under the Transition Services Agreement); or
(ii)(A) hire, employ, engage, recruit or solicit, or otherwise attempt to hire, employ, engage, recruit or solicit, any of the Transferred Business Employees; provided that the foregoing shall not prohibit Seller from making any general solicitation (including through executive search firms) not specifically targeted at any Acquired Company or any Transferred Business Employee or (B) solicit, induce, assist or encourage, or attempt to solicit, induce, assist or encourage, any Transferred Business Employee to leave the employment or service of Buyer or any of its Affiliates (including any Acquired Company); provided, however, the foregoing shall not prevent Seller or any of its Affiliates from soliciting or hiring, as applicable, any Transferred Business Employee (1) who voluntarily terminated their employment with any Acquired Company or its Affiliates at least six months prior to the Closing Date or the date of such solicitation or hiring, (2) whose employment was terminated without cause by Buyer, any Acquired Company or any of its Affiliates at least six months prior to the date of such solicitation or hiring, or (3) who voluntarily approaches Seller or any of its Affiliates without Seller or its Affiliates otherwise being in breach of this Section 5.13(a)(ii).

(b)Seller acknowledges that Buyer would be unwilling to enter into this Agreement or the other Transaction Agreements to which Buyer is party, or consummate the Transactions, in the absence of this Section 5.13, and that the covenants contained in this Section 5.13 constitute a material inducement to Buyer and the Merger Subs to enter into, and consummate the Transactions. Without limiting the generality of the foregoing, Seller (on behalf of itself and its Affiliates) acknowledges and agrees that the restrictions contained in this Section 5.13 are reasonable and necessary to protect the legitimate interests of Buyer and the Merger Subs, and it is the intention of the parties that if any of the restrictions or covenants contained herein are for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.13, and this Section 5.13 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the further intention of the parties that if any of the restrictions or covenants contained in this Section 5.13 is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by Applicable Law) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section 5.13 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Accordingly, Buyer will be entitled to seek injunctive relief from any court having jurisdiction over the matter and Seller hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to prove the inadequacy of money damages or to post security as a prerequisite to obtaining equitable relief.
Section 5.14.Legends
.
(a)Seller understands and agrees that Buyer will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Stock Consideration, together with any other legends that may be required by Applicable Laws relating to state or U.S. Federal securities, Buyer’s organizational documents or any other agreement between Seller and Buyer. Subject to receipt by Buyer of customary representations and other documentation reasonably acceptable to Buyer and its transfer agent, Buyer shall (i) cause the removal of all restrictive legends set forth on the shares of Buyer Common Stock and (ii) issue shares of Buyer Common Stock without any legend in certificated or book-entry form or by electronic delivery, at Seller’s option, within two (2) trading days of such request, if (A) the shares of Buyer Common Stock are registered for resale under the Securities Act, or (B) the shares of Buyer Common Stock may be sold by Seller without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions.
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION THEREFROM OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO INDEMNITY OBLIGATIONS SET FORTH IN AN AGREEMENT WITH THE ISSUER.
(b)If restrictive legends are no longer required for shares of Buyer Common Stock pursuant to the foregoing, Buyer shall, in accordance with the provisions of this Section 5.15 and within two trading days of any request therefor from any Seller deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, non-legended entry for such book entry shares of Buyer Common Stock.
Section 5.15.Registration Rights Agreement
. Buyer shall use its commercially reasonable efforts to register the Stock Consideration for resale within 180 days following the Closing Date and pursuant to the Registration Rights Agreement.
Section 5.16.Lock-up
.
(a)From and after the Closing until the dates specified below, Seller (and any transferee thereof), agrees that it will not offer, sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of Buyer Common Stock, establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position with respect to, any shares of Buyer Common Stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Buyer Common Stock, whether any of these transactions are to be settled by delivery of any such Buyer Common Stock, in cash or otherwise, publicly disclose the intention to make or to enter into any transaction specified above, or engage in any Short Sales (as defined below) with respect to the Buyer Common Stock. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
(b)The restrictions set forth in Section 5.16(a) above shall terminate with respect to the Stock Consideration as follows:
(i)one-half of the Closing Consideration Shares shall be released from the above restrictions upon the earlier to occur of the effectiveness of the Registration Rights Agreement (the “Resale Effectiveness Date”) and the date that is six months following the Closing Date;
(ii)one-half of the Closing Consideration Shares shall be released from the above restrictions on the date that is 45 days after the earlier of the Resale Effectiveness Date and the date that is six months following the Closing Date; and
(iii)The Second Earn-Out Consideration Shares shall be released from the above restrictions on the date the Second Earn-Out Consideration Shares are issued in accordance with Section 2.07.

(c)Notwithstanding the foregoing, and subject to the conditions below, Seller may transfer shares of Buyer Common Stock in connection with (i) transfers or distributions to its direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act or to the estates of any of the foregoing; provided that, it shall be a condition to any such transfer that the transferee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee were a party hereto or (ii) a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Buyer Common Stock involving a Change of Control (as defined below) of Buyer. “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of Buyer (or the surviving entity).
(d)On the Closing Date, Buyer may make a notation on its records or give instructions to any transfer agents or registrars for the shares of Buyer Common Stock in order to implement the restrictions set forth in Section 5.16(a); provided that Buyer shall promptly remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions when such restrictions terminate in accordance with Section 5.16(b).
Article 6
Employee Matters
Section 6.01.Continued Employment of Business Employees; Transition Services
.
(a)Prior to the execution of this Agreement, Buyer has or has caused, one of its Affiliates to, make a written offer of employment, on the terms and conditions consistent with this Article 6 and Applicable Law, to each Business Employee identified on Section 6.01(a) of the Company Disclosure Schedule as of immediately prior to the Closing, with each such offer of employment effective as of, and contingent upon, the Closing or, if applicable, the Transfer Date, and providing for employment with Buyer or one of its Affiliates (including, following the Closing, the Acquired Companies) commencing as of the Closing or, if applicable, the Transfer Date (each, an “Offer”). Each Business Employee who accepts an Offer with Buyer and its Affiliates (including, following the Closing, the Acquired Companies) shall be referred to herein as a “Transferred Business Employee”.
(b)In accordance with, and subject to the terms and conditions of, the Transition Services Agreement, Seller shall effect the Wind Down Activities as promptly as practicable following the Closing, and shall in any event cause the Transfer Date (as defined in the Delayed Transfer and Interim Services Agreement) to occur no later than six months following the Closing. During the period beginning at the Closing and ending on the Transfer Date (as defined in the Delayed Transfer and Interim Services Agreement), (i) Seller shall not, and shall cause its Affiliates not to, terminate the employment of any Transferred Business Employee engaged pursuant to the Delayed Transfer and Interim Services Agreements other than for “cause”, as reasonably determined by Seller with respect to such Transferred Business Employee’s performance of services for Seller, following consultation with Buyer, and (ii) Buyer shall not rescind or revoke the Offer extended to any such Transferred Business Employee other than for “cause”, as determined by Buyer with respect to such Transferred Business Employee’s performance of the BitGo Services (as defined in the Delayed Transfer and Interim Services Agreements) following consultation with Seller. Seller shall not, without Buyer’s prior written consent, (which consent shall not be unreasonably withheld, delayed or conditioned), direct, assign or cause any Delayed Transfer Business Employee who becomes a Transferred Business Employee to provide services to Seller or its Affiliates in a manner that would materially interfere with such employee’s performance of, or availability for, the BitGo Services.
Section 6.02.Maintenance of Compensation and Benefits
.
(a)Buyer shall, or shall cause its Affiliates to, provide to each Transferred Business Employee while employed with Buyer or any of its Affiliates (including, following the Closing, any Acquired Company), during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, or earlier if employment ceases, with (i) an annual base salary or base wage (as applicable) that is no less favorable than that provided to the Transferred Business Employee immediately prior to Closing, and (ii) other employee benefits and compensation (excluding defined benefit pensions, severance or termination benefits, transaction-related or retention bonus or payments, and equity incentive compensation) that are substantially comparable in the aggregate to those provided to similarly-situated employees of Buyer and its Affiliates.
(b)With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, or other benefit plan or arrangement, in each case, sponsored, contributed to or maintained by Buyer or its Affiliates (each, a “Buyer Benefit Plan”) in which any Transferred Business Employee is eligible to participate on or after the Closing Date, for purposes of determining eligibility to participate, level of benefits and vesting, to the extent permitted by the terms of the applicable Buyer Benefit Plan, Buyer shall use commercially reasonable efforts to provide, or cause to be provided, that each Transferred Business Employee’s service with Seller or any of its Affiliates (as well as service with any predecessor employer as set forth on the Employee List) prior to the Closing Date shall be treated as service with Buyer and its Affiliates as of the Closing Date to the same extent as it was treated under a corresponding Employee Benefit Plan; provided that the foregoing shall not apply (i) to the extent that it would result in any duplication of benefits for the same period of service or (ii) for purposes of any incentive equity awards or benefit accrual under defined benefit pension plans.
(c)With respect to any health and welfare plan maintained by Buyer or its Affiliates in which any Transferred Business Employee is eligible to participate on or after the Closing Date, to the extent permitted by the terms of the applicable Buyer Benefit Plan, Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to: (i) not limit or exclude coverage on the basis of any preexisting condition of such Transferred Business Employee (or dependent thereof) or on the basis of any other exclusion or waiting period not in effect under the applicable Buyer Benefit Plan; and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles, out-of-pocket, and similar expenses incurred by each Transferred Business Employee (or dependent thereof) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible, co-payment and similar limitations or out-of-pocket maximums under any Buyer Benefit Plan in which any Transferred Business Employee (or dependent thereof) will be eligible to participate from and after the Closing Date.
Section 6.03.Annual Cash Bonuses
.
(a)2025 Annual Cash Bonuses. No later than 30 days following the date that annual bonuses with respect to the 2025 performance period become due and payable under the applicable Seller Benefit Plan to any Transferred Business Employee (such date, the “2025

Bonus Payment Date”) who is employed with Buyer and its Affiliates (a “Buyer Employing Party”) on the 2025 Bonus Payment Date, Seller shall (i) pay to Buyer an amount equal to (A) the 2025 Accrued Bonus Amount in respect of all such Transferred Business Employees, plus (B) the employer portion of payroll, employment or similar Taxes relating to the payments described in the foregoing clause (A) (clauses (A) and (B), collectively, the “2025 Bonus Amount”) and (ii) provide Buyer a schedule setting forth the applicable portion of the 2025 Accrued Bonus Amount for each applicable Transferred Business Employee; provided, that the 2025 Bonus Amount shall not include the 2025 Accrued Bonus Amount in respect of any Transferred Business Employee who is a Delayed Transfer Business Employee and who is employed with Seller and its Affiliates on the 2025 Bonus Payment Date. The applicable Buyer Employing Party shall pay to each Transferred Business Employee their respective 2025 Accrued Bonus Amount in the ordinary course of its business.
(b)2026 Annual Cash Bonuses. Each Transferred Business Employee employed by a Buyer Employing Party or Seller and its Affiliates (a “Seller Employing Party”, and together with the Buyer Employing Party, each, an “Employing Party” and the non-employing group, the “Non-Employing Party”) on the date bonuses becomes due and payable under the applicable Employing Party’s annual bonus plan with respect to performance period 2026 (such date, the “2026 Bonus Payment Date”) shall, if employed by a Buyer Employing Party, and may, if employed by a Seller Employing Party, be paid an annual cash bonus by the applicable Employing Party as determined in accordance with the Employing Party’s applicable bonus plan; provided that, for any bonuses paid by the Buyer Employing Party, the amount of such bonus shall be no less than such Transferred Business Employee’s 2026 Accrued Bonus Amount that is unpaid as of Buyer’s 2026 Bonus Payment Date (which for the avoidance of doubt, shall include any applicable Interim Accrued Bonus Amounts). No later than January 4, 2027 (or, if later, no later than 5 days following the applicable Transfer Date with respect to a Delayed Transfer Business Employee), Seller shall deliver to Buyer a schedule setting forth, for each applicable Transferred Business Employee then-employed by a Buyer Employing Party, each such employee’s 2026 Accrued Bonus Amount that is unpaid as of Buyer’s 2026 Bonus Payment Date. No later than 10 days following the applicable 2026 Bonus Payment Date, the Employing Party shall deliver to the Non-Employing Party a notice setting forth the 2026 Accrued Bonus Amounts paid on such 2026 Bonus Payment Date. No later than 30 days following the applicable 2026 Bonus Payment Date or, if later, the date the Non-Employing Party receives the notice described in the immediately preceding sentence, the Non-Employing Party shall pay to the Employing Party an amount equal to (i) the Non-Employing Party’s Allocated Share of the 2026 Accrued Bonus Amount paid by the Employing Party on the 2026 Bonus Payment Date plus (ii) the employer portion of payroll, employment or similar Taxes relating to the amounts described in clause (i). For purposes of this Section 6.03(b), “Allocated Share” means, with respect to any 2026 Bonus Payment Date, (A) when used in reference to Buyer, the portion of the Interim Accrued Bonus Amounts paid by Seller on such 2026 Bonus Payment Date that is allocated to Buyer pursuant to the Transition Services Agreement; provided, that Buyer’s Allocated Share shall not exceed $105,000 in the aggregate across all 2026 Bonus Payment Dates and (B) when used in reference to Seller, the 2026 Accrued Bonus Amount paid by Buyer on such 2026 Bonus Payment Date, minus Buyer’s Allocated Share with respect to such 2026 Bonus Payment Date.
(c)Employment Terminations. In order to facilitate the implementation of this Section 6.03, during the period commencing on the Closing Date and ending on the date that 2026 annual bonuses have been paid to all eligible Transferred Business Employees, Buyer shall notify Seller, in writing, as soon as reasonable practicable following the date that any Transferred Business Employee’s employment with Buyer or its Affiliates is terminated, that such Transferred Business Employee’s employment has been so terminated.
Section 6.04.Employment-Related Liabilities

. As of and following the Closing Date, (a) Seller shall retain all liabilities, obligations and responsibilities relating to (i) each Seller Benefit Plan, whenever arising, (ii) each Company Benefit Plan, arising at or prior to the Closing Date, (iii) all employees of Seller and its Affiliates who are not Business Employees, whenever arising, and (v) Business Employees, arising at or prior to the Closing Date or, if applicable, the Transfer Date (clauses (a)(i) through (a)(v) collectively, the “Seller Employee Liabilities”), and (b) Buyer and its Affiliates (including, as of the Closing, each Acquired Company) shall assume or retain all liabilities, obligations and responsibilities related to (i) each Company Benefit Plan arising after the Closing Date and (ii) each Transferred Business Employee, arising after the Closing Date or, if applicable, the Transfer Date; provided, however, that nothing in this Section 6.04 shall limit, waive or otherwise affect any right of Buyer or any of its Affiliates to indemnification under Article 10 or any obligation of Seller in respect thereof.
Section 6.05.Participation in the Buyer 401(k) Plan
. Effective as of the Closing, Buyer shall, or shall cause its applicable Affiliate to, have in effect a defined contribution retirement plan that is tax-qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”). As soon as practicable following the Closing Date, Buyer will permit each Transferred Business Employee who is actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, to the Buyer 401(k) Plan in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Transferred Business Employee from the defined contribution retirement plan of Seller that is tax-qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.
Section 6.06.No Third-Party Beneficiaries
. Without limiting the generality of Section 11.07, nothing in this Article 6, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Employee or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, or to prevent any Person from amending, establishing, terminating or modifying, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Business Employee for any period following Closing.
Article 7
Tax Matters
Section 7.01.Tax Returns.
(a)Seller, at its sole cost and expense, shall timely prepare or cause to be timely prepared all Tax Returns for the Acquired Companies for a Pre-Closing Tax Period (other than a Straddle Period) which are first due after the Closing Date (“Seller Prepared Return”). Not fewer than 20 days prior to the due date of any such Seller Prepared Return, taking into account any validly obtained extensions, Seller shall submit draft copies of such Seller Prepared Return to Buyer for its review and comment. Seller shall make any revisions to the Seller Prepared Return that are reasonably requested by Buyer. Seller shall prepare such Seller Prepared Returns in accordance with Applicable Law and, to the extent consistent therewith, in a manner that is consistent with the prior practice of the Acquired Companies.
(b)After the Closing Date, Buyer and the Acquired Companies shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for any Straddle Period for the Acquired Companies that are not Seller Prepared Returns and which are first due after the Closing Date (“Buyer Prepared Return”). Each Buyer Prepared Return will be prepared in accordance with Applicable Law, and to the extent consistent therewith, in accordance with existing procedures, practices, and accounting methods of the Company. Not fewer than 20 days prior to the due date for any Buyer Prepared Return that (i) could reasonably be expected to result in a decrease to the Final Closing Cash Consideration as finally determined pursuant to Section 2.06 or (ii) reflect any Tax that may be borne by the Seller pursuant to an indemnification obligation under this Agreement, taking into account any validly obtained extensions, Buyer shall submit such Buyer Prepared Return to Seller for its review and comment. Buyer shall incorporate any revisions that are reasonably requested by Seller.
Section 7.02.Transfer Taxes
. All Transfer Taxes incurred in connection with the Transactions (including, for the avoidance of doubt, any real property transfer Tax and any similar Tax) shall be borne and paid 50% by Buyer, on one hand, and 50% by Seller, on the other hand, when due. Seller shall, at its own expense, prepare and file all necessary Tax Returns with respect to all such Taxes. If required by Applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns.
Section 7.03.Tax Sharing
. Any and all existing Tax Sharing Agreements between any Acquired Company, on the one hand, and Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing. After such date none of the Acquired Companies, Seller or any Affiliate of Seller shall have any further rights or liabilities thereunder.
Section 7.04.Apportionment of Taxes
. For all purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall be (a) in the case of all real property, other ad valorem taxes, and Taxes other than those based upon or related to income, payroll, sales or receipts, deemed equal to the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (b) in the case of all other Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date on a “closing of the books” basis as though such taxable period terminated as of the close of business on the Closing Date.

Section 7.05.Cooperation on Tax Matters
. (a) Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of Buyer, the Acquired Companies after the Closing Date) to, provide to the other party such cooperation and information, as and to the extent reasonably requested, in connection with the preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes in each case as they relate to any of the Acquired Companies for a Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date. Such cooperation and information shall include providing copies of all relevant portions of any Acquired Company’s relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Authorities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Notwithstanding the foregoing or anything to the contrary herein, Seller shall not be required to provide Buyer any right to access or to review any Tax Return or Tax work papers to the extent they relate only to Seller or any Affiliate of Seller (other than the Acquired Companies), or to transfer to Buyer any books, records or information to the extent they relate solely to Taxes of Seller or any Affiliate of Seller (other than the Acquired Companies) or to provide any notice to Buyer with respect to such Tax Returns or Tax work papers. Buyer shall not be required to (i) provide Seller any right to access or to review any Tax Return of Buyer, including any Tax Return of Buyer prepared on a consolidated, combined, affiliated or unitary basis with respect to Buyer or any of its Affiliates, (ii) provide Seller any right to access or to review any Tax work papers of Buyer or any Affiliate of Buyer, (iii) to transfer to Seller any books, records or information to the extent they relate to Taxes of the Buyer, or (iv) to provide any notice to Seller with respect to such Tax Returns or Tax work papers.
Section 7.06.Tax Contests
.
(a)Buyer shall promptly notify Seller upon the receipt by Buyer or any affiliate of Buyer (including any Acquired Company) of written notice of any inquiries, claims, assessments, or audits with respect to the Taxes of any Acquired Company relating to a Pre-Closing Tax Period for which Seller may be liable under this Agreement (any such inquiry, claim, assessment, or audit a “Tax Contest”).
(b)With respect to a Tax Contest that relates solely to taxable periods that end on or before the Closing Date, and for which Seller is liable pursuant to this Agreement, Seller shall control any such Tax Contest; provided, that (1) Seller will keep Buyer reasonably informed concerning the progress of such Tax Contest, including providing copies of all correspondence and other documents relevant to such Tax Contest; (2) Seller will consult with Buyer upon Buyer’s reasonable request for such consultation from time to time with respect to such Tax Contest; and (3) Seller will not, without Buyer’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), agree to any settlement or compromise of such Tax Contest. Buyer shall have the right (but not the duty) to participate in the defense of any such Tax Contest governed by this Section 7.06(b) (which will include attendance at all meetings with Tax authorities and review and comment on written submissions to Tax authorities).

(c)With respect to any Tax Contest other than a Tax Contest described in Section 7.06(b), Buyer will control such Tax Contest; provided, that, to the extent that such Tax Contest would reasonably be expected to have the effect of decreasing the Final Closing Cash Consideration or increasing a Tax liability that Seller is required to indemnify pursuant to this Agreement, Buyer (1) will keep Seller reasonably informed concerning the progress of such Tax Contest, including providing copies of all correspondence and other documents relevant to such Tax Contest; (2) will consult with Seller upon Seller’s reasonable request for such consultation from time to time with respect to such Tax Contest; and (3) will not, without Seller’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), agree to any settlement or compromise of such Tax Contest if such settlement or compromise would have the effect of decreasing the Final Closing Cash Consideration or increasing a Tax liability that Seller is required to indemnify pursuant to this Agreement. Seller will have the right (but not the duty) to participate in the defense of any such Tax Contest (which will include participation in meetings with taxing authorities and review and comment on written submissions to taxing authorities) and to employ counsel, at Seller’s expense, separate from the counsel employed by Buyer.
Section 7.07.Post-Closing Actions
. Unless otherwise required by applicable Tax law at a more-likely-than-not or higher standard, Buyer shall not, without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), cause or permit any Acquired Company to (i) file or amend any Tax Return of the Acquired Companies for a Pre-Closing Tax Period, (ii) make, revoke or change any election with respect to any Acquired Company that has retroactive effect to a Pre-Closing Tax Period, (iii) voluntarily approach any Tax authority, enter into any closing agreement, or surrender any right to claim a refund of Taxes, in each case, with respect to any Taxes or Tax Returns of a Acquired Company relating to a Pre-Closing Tax Period, or (iv) other than in connection with a Tax Contest governed by Section 7.06(c), (A) extend the statute of limitations or other period for the assessment or collection of Taxes that relates to a Tax Return of a Acquired Company for a Pre-Closing Tax Period, or (B) compromise, concede or settle any Tax liability of any Acquired Company relating to a Pre-Closing Tax Period, in each case, if doing so could reasonably be expected to (x) decrease the Final Closing Cash Consideration or (y) increase a Tax liability that Seller is required to indemnify pursuant to this Agreement.
Section 7.08.Tax Refunds. Any refunds of Taxes of an Acquired Company arising from any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date that are received after the Closing Date, or credits in lieu of such refunds actually used by Buyer or its Affiliates to reduce Taxes otherwise payable for a Taxable period (or portion of a Straddle Period) beginning after the Closing Date (any such refund or credit, a “Pre-Closing Tax Refund”) shall be for the account of Seller, except to the extent (i) such Pre-Closing Tax Refund is taken into account in calculating the Final Closing Cash Consideration as finally determined pursuant to Section 2.06. Buyer shall pay, or cause to be paid, to Seller an amount equal to any Pre-Closing Tax Refund to which Seller is entitled to under this Section 7.08 promptly after receipt or utilization thereof (net of any Taxes or reasonable out of pocket costs incurred by Buyer and its Affiliates in connection with collecting such Pre-Closing Tax Refund and paying it over to the Seller). If any Pre-Closing Tax Refund gives rise to a payment to Seller under this Section 7.08 and is subsequently disallowed by a Taxing Authority, Seller shall make a payment to Buyer in an amount equal to such Pre-Closing Tax Refund, together with any interest, penalties or other additional amounts imposed by such Taxing Authority in connection with such disallowance.

Section 7.09.Intended Tax Treatment
. The parties hereby agree and acknowledge that for U.S. federal income tax purposes, (i) the Mergers, taken together, are intended to constitute an integrated transaction that is treated as a reorganization described in Section 368(a) of the Code and (ii) the Second Earn-Out Consideration Shares issued to Seller in connection with the Mergers are intended to qualify as stock consideration in exchange for the Purchased Interests in connection with the reorganization described in Section 368(a) of the Code, consistent with the principles in Revenue Procedure 84-42 (the “Intended Tax Treatment”). The parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Tax authority pursuant to a determination within the meaning of Section 1313(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the parties shall (and shall cause its affiliates to) cooperate to cause the Mergers and the issuance of the Second Earn-Out Consideration Shares to so qualify, and none of Buyer or Seller knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would reasonably be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, or for Second Earn-Out Consideration Shares issued to Seller to fail to be treated as described above.
Section 7.10.Survival
. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in Article 7 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof). In the event of any conflict between the provisions of Article 7 and Section 10.05, this Article 7 shall control.
Article 8
Conditions to Closing
Section 8.01.Conditions to Closing
.
(a)The obligations of the parties to consummate the Closing are subject to the satisfaction of the following condition (which may be waived jointly by Buyer and the Company, in whole or in part, to the extent permitted by Applicable Law): no injunction or order of any court of competent jurisdiction in the United States enjoining, prohibiting or rendering illegal the consummation of the Closing shall be in force.
(b)The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by Applicable Law):
(i)(A) the representations and warranties of Seller and the Company contained in the Seller Fundamental Representations (other than Section 3.07(c)) disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, (B) the representation and warranty of Seller and the Company contained in Section 3.07(c) shall be true and correct in all respects as of the Closing Date, as if made at and as of such date and (C) the other representations and warranties of Seller and the Company contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date hereof and Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;
(ii)the covenants of the Company and Seller to be performed prior to the Closing shall have been performed in all material respects;
(iii)since the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and that is continuing;
(iv)each Employment Agreement and each Restrictive Covenant Agreement entered into by a Transferred Business Employee shall be in full force and effect; and
(v)Buyer shall have received evidence of the cancellation of the $113,600,000 intercompany loan between the Company and Seller.
(c)The obligation of Seller and the Company to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by Applicable Law):
(i)(A) the representations and warranties of Buyer contained in the Buyer Fundamental Representations, disregarding all qualifications contained therein relating to materiality or Buyer Material Adverse Effect, shall be true and correct in all material respects as of the date hereof and the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, and (B) the other representations and warranties of Buyer and the Merger Subs contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Buyer Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect; and
(ii)the covenants of Buyer and the Merger Subs to be performed prior to the Closing shall have been performed in all material respects.
Article 9
Termination
Section 9.01.Termination

. (a) This Agreement may be terminated at any time prior to the Closing:
(i)by mutual written agreement of Seller and Buyer;
(ii)by either Seller or Buyer if Closing has not occurred before the date that is 30 days from the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time;
(iii)by either Seller or Buyer if the Closing would violate any non-appealable, final injunction or order of any court of competent jurisdiction, in the United States;
(iv)by Buyer if there is a breach on the part of Seller or the Company of any representation or warranty, or a failure on the part of Seller or the Company to perform any covenant or agreement, set forth in this Agreement that would cause the condition set forth in Section 8.01(b)(i) or (ii) not to be satisfied, and (A) such condition is incapable of being satisfied by the End Date or (B) such breach or failure has not been cured by Seller or the Company by the earlier of (1) 30 days following written notice to Seller and the Company from Buyer of such breach or failure to perform or (2) one Business Day prior to the End Date, or is incapable of being cured;
(v)by Seller if there is a breach on the part of Buyer of any representation or warranty, or a failure on the part of Buyer to perform any covenant or agreement, set forth in this Agreement that would cause the condition set forth in Section 8.01(c)(i) or (ii) not to be satisfied, and (A) such condition is incapable of being satisfied by the End Date or (B) such breach or failure has not been cured by Buyer by the earlier of (1) 30 days following written notice to Buyer from Seller or the Company of such breach or failure to perform or (2) one Business Day prior to the End Date, or is incapable of being cured;
(vi)by Seller if Seller is not then in material breach of its representations, warranties, covenants or agreements under this Agreement and (A) all of the conditions set forth in Section 8.01(a) and Section 8.01(b) have been satisfied (other than (1) those conditions which by their terms or nature are to be satisfied at the Closing (assuming the satisfaction of those conditions at such time if Closing were to occur at such time) and (2) those conditions the failure of which to be satisfied is caused by or results from a breach by Buyer of this Agreement), (B) Seller has given written notice to Buyer that Seller and the Company are ready, willing and able to consummate the Closing and (C) Buyer has failed to consummate the Transactions on or prior to the date on which the Closing should have occurred pursuant to Section 2.02; or
(vii)by Buyer if it is not then in material breach of its representations, warranties, covenants or agreements under this Agreement and (A) all of the conditions set forth in Sections 8.01(a) and 8.01(c) have been satisfied (other than (1) those conditions which by their terms or nature are to be satisfied at the Closing (assuming the satisfaction of those conditions at such time if Closing were to occur at such time) and (2) those conditions the failure of which to be satisfied is caused by or results from a breach by Seller of this Agreement), (B) Buyer has given written notice to Seller that Buyer and the Merger Subs are ready, willing and able to consummate the Closing and (C) Seller has failed to consummate the Transactions on or prior to the date on which the Closing should have occurred pursuant to Section 2.02.

(a)The party desiring to terminate this Agreement pursuant to Section 9.01(a)(ii), 9.01(a)(iii), 9.01(a)(iv), 9.01(a)(v), 9.01(a)(vi), or 9.01(a)(vii) shall give written notice of such termination to the other party.
Section 9.02.Effect of Termination
. If this Agreement is terminated as permitted by Section 9.01, this Agreement shall become null and void and such termination shall be without liability hereunder of any party (or any Affiliate, equityholder or Representative of such party) to any other party to this Agreement; provided that the provisions of Sections 1.01, 1.02 and 5.06, this Section 9.02, Section 9.03 and Article 11 (other than Section 11.02) shall survive any such termination of this Agreement and remain in full force and effect; provided, further, that if such termination shall result from the intentional breach by a party of a covenant set forth in this Agreement prior to such termination, such party shall be fully liable for any and all damages and liabilities of any kind, character or description incurred or suffered by another party (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching party, such damages will include the benefit of the bargain lost by the non-breaching party, taking into consideration relevant matters, including opportunity costs and the time value of money) as a result of such breach.
Section 9.03.Termination Fee
.
(a)In the event that this Agreement is terminated by Seller pursuant to Section 9.01(a)(vi), then Buyer shall pay Seller an amount in cash equal to $1,650,000 (the “Termination Fee”) within two Business Days following such termination.
(b)In the event that this Agreement is terminated by Buyer pursuant to Section 9.01(a)(vii), then Seller shall pay Buyer the Termination Fee within two Business Days following such termination.
(c)Buyer and Seller acknowledge and agree that if either party fails to pay the Termination Fee when due and if, in order to obtain such payment, the other party commences a proceeding that results in a judgment against such party, such party shall reimburse the other party for their reasonable documented and out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding. Any amount not paid by such party when due pursuant to this Section 9.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount that becomes payable pursuant to this Section 9.03 shall be paid by wire transfer of immediately available funds to an account or accounts that have been designated by the receiving party.
(d)Buyer and Seller acknowledge and agree that the Termination Fee (i) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable party in the circumstances in which the Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be uncertain and incapable of accurate determination, and (ii) is an integral part of the Transactions, that, without the agreements regarding such Termination Fee, the parties would not enter into this Agreement.

(e)Notwithstanding anything to the contrary in this Agreement, including Section 9.02, and except in the case of Fraud, if this Agreement is terminated under circumstances in which a party is required to pay, and does pay, the Termination Fee pursuant to Section 9.03, (i) such party’s payment of the Termination Fee in accordance with Section 9.03 shall be the sole and exclusive monetary remedy of the other party and their respective Affiliates and representatives for any liabilities suffered or incurred thereby that may be based on, arise out of or related to this Agreement, the other Transaction Agreements or the Transactions, and (ii) upon payment of the Termination Fee in accordance with the terms hereof, the receiving party, its Affiliates and their respective Related Parties and representatives shall not have any further liability that may be based on, arise out of or related to this Agreement, the other Transaction Agreements or the Transactions.
Article 10
Survival; Indemnification
Section 10.01.Survival
. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, and claims with respect to Section 10.02(a)(i), shall survive the Closing, (a) in the case of each of the Seller Fundamental Representations other than the representations and warranties of Seller contained in Section 3.21 and the Buyer Fundamental Representations, until the 5th anniversary of the Closing Date, (b) in the case of the representations and warranties of Seller contained in Section 3.21, until 60 days after the expiration of the applicable statute of limitations, (c) in the case of the representations and warranties of Seller contained in Article 3 (other than the Seller Fundamental Representations until the 18 month anniversary of the Closing Date and (d) in the case of the representations and warranties of Buyer contained in Article 4 (other than the Buyer Fundamental Representations), until the 18 month anniversary of the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith that contemplate performance, and claims with respect to Section 10.02(a)(ii), (i) prior to or at the Closing, shall survive the Closing for a period of 18 months after the Closing Date and (ii) for a time period after the Closing Date, shall survive the Closing for the time period so specified (or if no period is specified, until the earlier of such time as such covenants or agreements are fully performed and the applicable statute of limitations). Claims with respect to Section 10.02(a)(iii) (Pre-Closing Taxes), Section 10.02(a)(v) (Excluded Liabilities) and Section 10.02(a)(vi) shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof) and claims with respect to Section 10.02(a)(iv) shall survive indefinitely.
Section 10.02.Indemnification by Seller
.
(a)Subject to the terms of this Article 10, from and after the Closing, Seller shall indemnify each Buyer Indemnitee against and hold them harmless from, any Losses suffered or incurred by such Buyer Indemnitee to the extent arising from or relating to the following, in each case without duplication of recovery for the same Losses:

(i)any breach of, or inaccuracy in, any representation or warranty of Seller contained in Article 3 of this Agreement or in any certificate required to be delivered pursuant hereto;
(ii)any breach of any covenant of Seller contained herein;
(iii)any Pre-Closing Taxes;
(iv)Fraud by or on behalf of the Seller or the Acquired Companies; or
(v)any Excluded Liabilities; or
(vi)the matters set forth on Section 10.02(a)(vi) of the Company Disclosure Schedule.
(b)Seller shall not be required to indemnify any Buyer Indemnitee, and shall not have any liability, under Section 10.02(a)(i) (i) for any claim (or series of related claims) for indemnification where the amount of Losses for which Seller would be liable thereunder with respect to such claim (or related claims) does not exceed $25,000 and (ii) until the aggregate of all Losses for which Seller would be liable thereunder exceeds on a cumulative basis an amount equal to $415,000 (the “Tipping Basket”), in which case Seller shall be liable for the aggregate amount of all such Losses from the first dollar (and not merely the portion of such Losses exceeding the Tipping Basket). The limitations set forth in this Section 10.02(b) shall not apply to any Losses arising out of an indemnification claim arising out of Sections 10.02(a)(ii)-(vi) or any Losses arising out of any breaches of a Seller Fundamental Representation or Fraud by Seller.
(c)With respect to the indemnification under Section 10.02(a)(i) (other than for the Seller Fundamental Representations, or Fraud), the maximum aggregate amount of indemnifiable Losses that may be recovered from Seller shall be $8,250,000 (the “Cap”). Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of Seller under this Article 10 (other than in the case of Fraud) exceed the Purchase Price.
Section 10.03.Indemnification by Buyer
.
(a)Subject to the terms of this Article 10, from and after the Closing, Buyer shall indemnify each Seller Indemnitee against and hold them harmless from, any Losses suffered or incurred by such Seller Indemnitee to the extent arising from or relating to the following:
(i)any breach of, or inaccuracy in, any representation or warranty of Buyer contained in Article 4 of this Agreement or in any certificate required to be delivered pursuant hereto;
(ii)any liabilities, obligations and commitments of any nature whatsoever (whether known or unknown, accrued, absolute, contingent or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with the Accounting Principles) arising out of or relating to the Business following the Closing, other than the Excluded Liabilities or liabilities, obligations and commitments arising from or relating to Seller’s performance of its obligations under the Transition Services Agreement; or

(iii)any breach of any covenant of Buyer contained herein.
(b)Buyer shall not be required to indemnify any Seller Indemnitee, and shall not have any liability, under Section 10.03(a)(i) unless the aggregate of all Losses for which Buyer would be liable thereunder exceeds on a cumulative basis the Tipping Basket, in which case Buyer shall be liable for the aggregate amount of all such Losses from the first dollar (and not merely the portion of such Losses exceeding the Tipping Basket). The limitations set forth in this Section 10.03(b) shall not apply to any Losses arising out of any breaches of the Buyer Fundamental Representations or Fraud by Buyer.
(c)With respect to the indemnification under Section 10.03(a)(i) (other than for Fraud), the maximum aggregate amount of indemnifiable Losses that may be recovered from Buyer shall be the Cap. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of Buyer under this Article 10 (other than in the case of Fraud) exceed the Purchase Price.
Section 10.04.Calculation of Losses
.
(a)The amount of any Loss for which indemnification is provided under this Article 10 shall be net of (i) any amounts actually recovered by the Indemnified Party under any insurance policy or against any third party with respect to such Loss, in each case net of any out-of-pocket costs incurred related to such recovery (including any Taxes required to be paid in cash to the extent the Indemnified Party determines after good faith consultation with the Indemnifying Party that such recovery is expected to be taxable under applicable Tax principles) and any increases in premiums or retro-premiums as a result of such recovery and (ii) any net Tax benefits actually realized by the Buyer Indemnitees or the Seller Indemnitees, as applicable, in the year the applicable Loss is incurred. If an Indemnified Party recovers under any insurance policy or against any third party, with respect to any Loss for which an Indemnifying Party has actually made an indemnification payment pursuant to this Article 10, then to the extent such insurance proceeds were not taken into account in determining the amount of Losses required to be paid by the applicable Indemnifying Party with respect thereto, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (net of any out-of-pocket costs incurred by such Indemnified Party related to seeking or obtaining such recovery (including any Taxes imposed on the Indemnified Party) and any increases in premiums or retro-premiums as a result of such recovery) but not in excess of the amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim; provided that the amount the Indemnified Party is required to refund pursuant to this sentence shall not exceed the amount by which the indemnification payment actually paid to the Indemnified Party in respect of such Loss pursuant to this Article 10 would have been reduced pursuant to this Section 10.04(a) had such recovery been received prior to the date of the indemnification payment; provided, further, that no Indemnified Party shall have any obligation to seek, pursue, institute or continue any claim or recovery under any insurance policy or against any other Person as a condition to, prior to, or as a limitation upon, seeking or obtaining indemnification from the Indemnifying Party under this Article 10.
(b)Each of Seller and Buyer agree to report each indemnification payment made in respect of a Loss pursuant to this Article 10 as an adjustment to the Purchase Price for federal income Tax purposes to the extent permitted by Applicable Law.
(c)For purposes of determining whether there has been any breach of, or inaccuracy in, any representation or warranty of any party contained in this Agreement, and for purposes of calculating the amount of any Loss with respect thereto, each such representation and warranty shall be read and interpreted without giving effect to any qualification or limitation as to “materiality”, “in all material respects”, “Company Material Adverse Effect”, “Material Adverse Effect” or any similar qualification, materiality standard or dollar threshold contained in or otherwise applicable to such representation or warranty (as if each such qualification, standard or threshold were deleted therefrom), other than (i) any qualification by reference to “Company Material Adverse Effect” or “Material Adverse Effect” contained in the representation and warranty regarding the absence of a Company Material Adverse Effect and (ii) to the extent the operation of this provision would alter the meaning of a defined term used in such representation or warranty.
(d)The rights of any Indemnified Party to indemnification, compensation, payment or reimbursement under this Agreement, and the amount of any Losses in respect thereof, shall not be limited, affected or otherwise prejudiced by, and shall be determined without regard to, (i) any investigation, inquiry or examination conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date of this Agreement or the Closing and whether by, on behalf of or otherwise attributable to any Indemnified Party, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, agreement or obligation set forth in this Agreement, or (ii) any waiver of any condition set forth in this Agreement. No Indemnifying Party shall have any defense to, or right to reduce, avoid or otherwise limit, its indemnification obligations under this Article 10 on the basis of any such investigation, knowledge or waiver.
(e)If any claim for indemnification under this Article 10 may be properly characterized in more than one manner in accordance with this Article 10 such that such claim may be subject to differing limitations, thresholds or survival periods depending on such characterization, the Indemnified Party shall have the right to characterize such claim in the manner that maximizes the amount of, and the time available to assert, such claim, in each case without duplication of recovery for the same Losses.
Section 10.05.Indemnification Procedures
.
(a)Third-Party Claims. In the event any Person not a party hereto makes or asserts any claim, or commences any Legal Proceeding, in respect of which indemnity may be sought (a “Third-Party Claim”) against any Seller Indemnitee or Buyer Indemnitee (as applicable, the “Indemnified Party”), and the Indemnified Party intends to seek indemnification pursuant to this Article 10 in respect of such Third-Party Claim, the Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing of such Third-Party Claim (setting forth in reasonable detail the facts giving rise to such Third-Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Third-Party Claim) as promptly as practicable after receipt by such Indemnified Party of notice of such Third-Party Claim; provided, that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent that such failure to give timely notification actually and materially prejudices the rights and remedies of the Indemnifying Party.
(b)Assumption. If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense at its own cost and expense thereof and, if it so elects by providing written notice thereof to the Indemnified Party within twenty (20) days after receipt of notice of such Third-Party Claim (but subject to the other terms and conditions of this Section 10.05(b)), to assume the defense thereof at its sole cost and expense with lead counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. Subject to the rest of this Section 10.05(b), if the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 10.05(b), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party following the Indemnifying Party’s assumption of such defense (but only for so long as the Indemnifying Party continue to control such defense in accordance with this Section 10.05(b)). Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 10.05(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel of its own choosing, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that, notwithstanding the foregoing, the Indemnifying Party shall continue to control such defense; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemniﬁed Party prior to the date the Indemnifying Party assumes control of the defense or during any period in which the Indemnifying Party ceases to be eligible to maintain control of the defense, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would, as determined by the Indemnified Party based on the advice of counsel, create a conflict of interest (including if any counsel chosen by the Indemnifying Party requests a conflict waiver or other waiver from the Indemnified Party with respect to such matter) or (iii) if there are one or more legal defenses or counterclaims available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third-Party Claim, including by (A) providing the Indemnified Party with prompt written notice of any material development in such Third-Party Claim and (B) providing the Indemnified Party with copies of all material pleadings, correspondence, and other documents relating to such Third-Party Claim promptly after receipt or submission thereof. If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnifying Party and the Indemnified Parties shall, and shall cause their respective Affiliates to, reasonably cooperate with each other in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s or the Indemnified Party’s reasonable request) the provision to the other party of such records and information as are reasonably relevant to such Third-Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third-Party Claim for the purpose of providing additional information, explanation or testimony or attending such conferences, discovery proceedings, hearings, trials or appeals in connection with such Third-Party Claim (with costs and expenses related thereto to be indemnifiable Losses hereunder); provided that no Person shall be required to disclose any such records or information that would result in the loss of attorney-client privilege, but such party shall use its reasonable best efforts to develop an alternative to providing such records or information that is reasonably acceptable to the other party. If the Indemnifying Party does not assume the defense of a Third-Party Claim, the Indemnified Party shall be entitled to settle, compromise or discharge such Third-Party Claim; provided that the costs of settling, compromising or discharging a Third-Party Claim shall constitute Losses only if the Indemnifying Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such treatment of such costs of settlement, compromise or discharge. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall not settle, compromise or discharge such Third-Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except that the Indemnifying Party shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnified Party if such settlement, compromise or discharge (i) is for money damages only, and does not impose injunctive or equitable relief or involve any finding or admission of liability or wrongdoing, (ii) does not involve any relief against the Indemnified Party other than monetary damages paid in full by the Indemnifying Party, and (iii) provides a full and unconditional release of the Indemnified Party in connection with such Third-Party Claim. Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party will not be entitled to assume or continue the defense of any such Third-Party Claim that (A) seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable or other non-monetary relief (other than customary confidentiality obligations and customary release of claims), (B) presents an actual or potential conflict of interest that, in the reasonable judgment of outside legal counsel of the Indemnified Party, would make it inappropriate for the same counsel to represent the Indemnified Party and the Indemnifying Party, (C) relates to or arises in connection with any criminal or quasi-criminal conduct or any regulatory proceeding in which the Indemnified Party or any of its Representatives is involved, (D) the Indemnifying Party has failed to reasonably defend such Third-Party Claim and such failure has continued for more than thirty (30) days after the Indemnified Party’s delivery of written notice of such failure to the Indemnifying Party or (E) would reasonably be expected to result in the Indemnifying Party bearing less than 50% of the Losses arising out of or relating to the Third-Party Claim.
(c)If the Indemnifying Party is entitled to defend any Third-Party Claim and elects to do so in accordance with Section 10.05(b) above, the Indemnified Party (i) shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) agree to waive the attorney-client privilege, attorney work-product immunity or any legal other privilege in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party or the rights and obligations of the parties with respect to Confidential Information under this Agreement and the Confidentiality Agreement (the “Subject Materials”) relating to such Third-Party Claim and (ii) shall, upon the reasonable request of the Indemnifying Party, as may be reasonably necessary to defend against such Third-Party Claim, make reasonably available to the Indemnifying Party (at the Indemnifying Party’s sole cost and expense) during normal business hours such books, records or other documents reasonably related to such Third-Party Claim or any related claim or counterclaim that are within the Indemnified Party’s possession and control that are necessary or appropriate for such litigation or other legal proceeding or for any internal or external audit work in respect of such Third-Party Claim conducted by the Indemnifying Party. Each party mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (A) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (B) the sharing of Subject Materials will further such common legal interest and (C) by disclosing any Subject Materials to or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the provisions of this Agreement with respect to Confidential Information, the attorney-client privilege, attorney work-product immunity or any other privilege or protection.
(d)Direct Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under Section 10.02 or Section 10.03 that does not involve a Third-Party Claim, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such claim) as promptly as practicable after becoming aware of such claim; provided, that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent that such failure to give timely notification actually and materially prejudices the rights and remedies of the Indemnifying Party. If the Indemnifying Party disputes its indemnification obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.09.
(e)Mitigation. Buyer and Seller shall each comply with its duty to mitigate any Losses under Delaware Applicable Law and shall use commercially reasonable efforts to mitigate any such Losses after such party gains actual knowledge of such Losses; provided that the cost to mitigation shall be Losses.
Section 10.06.Right of Set-Off
. Upon the final judicial determination of any Loss for which any Buyer Indemnitee is entitled to indemnification pursuant to this Article 10, Buyer may (but shall not be required to), in its sole discretion and without limiting any other rights or remedies available to any Buyer Indemnitee, set off and reduce the amount of such Loss against any Second Earn-Out Consideration Shares and any portion of the Second Earn-Out Cash Payment that have become, or that thereafter become, payable or issuable to Seller pursuant to Section 2.07, in each case with each share of Buyer Common Stock so set off valued at the Buyer Common Stock Reference Price. Any such set-off shall be treated by the parties as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by Applicable Law. Neither the exercise of, nor the failure to exercise, any right of set-off pursuant to this Section 10.06 shall constitute an election of remedies or limit Buyer or any other Buyer Indemnitee in any manner in the enforcement of any other remedies that may be available to it.
Section 10.07.Exclusive Remedy
. After the Closing, Section 11.11 and this Article 10 shall provide the exclusive remedy for any claims arising out of breaches of this Agreement; provided that nothing herein shall be construed to limit any remedy (i) set forth in any other Transaction Agreement or (ii) in connection with a claim of Fraud.
Article 11
Miscellaneous
Section 11.01.Notices
. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be delivered as follows:
if to Buyer, the Merger Subs or, following the Closing, the Company to:
BitGo Holdings, Inc.
101 S. Reid Street, Suite 307, PMB# 9793
Sioux Falls, SD 57103
Attention: Charles Thompson; Lance Tupikin
E-mail: chuckthompson@bitgo.com; lancetupikin349@bitgo.com
with a copy (which shall not constitute notice) to:

Fenwick & West LLP
One Front Street, Floor 31
San Francisco, CA 94104
Attention: Michael Brown; Bomi Lee
Email: MBrown@fenwick.com; bomi.lee@fenwick.com
if to Seller and, prior to the Closing, the Company to:
c/o New York Digital Investment Group LLC
One Vanderbilt Avenue, 65th Floor
New York, NY 10017
Attention: Legal Department
Email: legal@nydig.com
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017
Attention: Lee Hochbaum
Email:    lee.hochbaum@davispolk.com
or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed delivered and received on the date of receipt by the recipient thereof if received during normal business hours in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 11.02.Disclosure Schedule
. The parties acknowledge and agree that (a) matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (b) the inclusion of any items or information in the Company Disclosure Schedule that are not required by this Agreement to be so included is solely for convenience, (c) the disclosure by the Company of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (d) if any section of a Company Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Company Disclosure Schedule or the statements contained in any other Section of Article 3 reasonably apparent on its face, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Company Disclosure Schedule, (e) except as provided in clause (d) above, headings have been inserted in the Company Disclosure Schedule for convenience of reference only, and (f) the Company Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of any party except as and to the extent provided in this Agreement. Any reference to a Contract on the Company Disclosure Schedule is a reference to such Contract (as amended, restated or otherwise modified from time to time), along with all work orders, purchase orders, statements of work and other similar documents entered into pursuant thereto and previously made available to the Buyer. Without limiting the generality of the foregoing, all references in the Company Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by the Company, any of its Subsidiaries or third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a party to this Agreement.
Section 11.03.Successors and Assigns
. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.
Section 11.04.Amendment and Waiver
.
(a)Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 11.05.Costs
. Except as otherwise expressly provided herein, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement (including the negotiation, preparation and performance of and compliance with the terms of this Agreement) shall be paid by the party (including its Affiliates) incurring such cost or expense.
Section 11.06.Severability
. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a Governmental Authority to be invalid, illegal, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use their respective commercially reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.
Section 11.07.Third Party Rights
. Except for Section 5.08, Section 5.11, this Section 11.07, Section 11.08 and Section 11.13, no provision of this Agreement is intended or shall be construed to confer any rights, benefits, remedies, obligations, causes of action or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and permitted assigns.
Section 11.08.Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege
.
(a)Buyer waives and will not assert, and agrees to cause the Acquired Companies to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller in any matter involving this Agreement or any other Transaction Agreement or Transactions or thereby, including any litigation or other dispute proceeding between or among Buyer or its Affiliates, any Acquired Company and Seller, by Davis Polk & Wardwell LLP (such counsel, the “Designated Counsel” and such representation, the “Current Representation”), even though the interests of Seller may be directly adverse to Buyer or its Affiliates or any Acquired Company.
(b)It is the intention of the parties hereto that all rights to any attorney-client privilege applicable to communications between any Designated Counsel (the “Attorney-Client Privilege”) shall be retained (or assigned to Seller to the extent necessary) and controlled solely by Seller (and not Buyer) and, accordingly, Buyer shall not have access to any such communications, or to the files of any Designated Counsel in connection with the Current Representation, from and after the Closing; provided that the foregoing shall not extend to any communication not relating to the negotiation and execution of this Agreement and the other Transaction Agreements and consummation of the Transactions or otherwise relating solely to the conduct of the Business. The Attorney-Client Privilege shall survive the Closing and shall remain in effect. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that the Attorney-Client Privilege survives Closing and remains in effect and be assigned to (to the extent necessary) and controlled by Seller. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and Buyer shall not be holder thereof, (ii) to the extent that files of any Designated Counsel constitute property of a client, only Seller and its Affiliates shall hold such property rights and (iii) with respect to any privileged attorney-client communications (the “Privileged Communications”) between any Designated Counsel prior to the Closing Date, Buyer, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing.
(c)Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Acquired Companies) not to (i) invoke any attendant attorney-client privilege, attorney work product protection or expectation of client confidentiality applicable to

Privileged Communications that occurred prior to the Closing in the course of Designated Counsel’s representation or (ii) use such Privileged Communications, in each case in connection with any such claim.
(d)In the event that any third party shall seek to obtain from Buyer or its Affiliates (including, after the Closing, any Acquired Company) attorney-client communications involving any Designated Counsel, then Buyer shall notify Seller of such application sufficiently in advance of any hearing on the application to permit Seller to participate in any such proceedings.
Section 11.09.Jurisdiction
. The parties hereto agree that, except as set forth in Section 2.06, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
Section 11.10.Governing Law
. This Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 11.11.Specific Performance
.
(a)The parties hereto agree that irreparable damage would occur, and that the parties hereto would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b)For the avoidance of doubt, while any party may pursue both a grant of specific performance to the extent permitted by this Section 11.11 and the payment of the Termination Fee, under no circumstances shall such party be permitted or entitled to receive payment of the Termination Fee if the Closing occurs (including pursuant to a grant of specific performance to require the other party to consummate the Closing).
Section 11.12.WAIVER OF JURY TRIAL
. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.12.
Section 11.13.Non-Recourse
. Each party hereto acknowledges and agrees that except as otherwise expressly provided herein, this Agreement may be enforced only against, and any claims or causes of action for breach of this Agreement may be made only against, the entities that are expressly identified as parties to this Agreement and no Related Party of a party to this Agreement shall have any liability for any obligations or liabilities of any party to this Agreement for any claim (whether in contract or tort, at law or in equity) for breach of this Agreement or in respect of any oral or other representations made or alleged to be made in connection herewith; provided that the other Transaction Agreements shall be enforceable against the parties thereto in accordance with the terms thereof. The terms and provisions of this Section 11.13 are intended to be enforceable by any Related Party of any party to this Agreement, each of whom is an intended and express third-party beneficiary of this Section 11.13.
Section 11.14.Entire Agreement
. This Agreement (including the Company Disclosure Schedule, Exhibits and Annexes attached hereto), the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
Section 11.15.Counterparts; Effectiveness
. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by e-mail attachment shall be effective as delivery of a manually executed original counterpart of this Agreement.
[Signature page follows]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

BUYER BITGO HOLDINGS, INC.
By:
Name:
Title:

MERGER SUB 1 PROJECT GOTHAM MERGER SUB I, INC.
By:
Name:
Title:

MERGER SUB 2 PROJECT GOTHAM MERGER SUB II, LLC
By:
Name:
Title:

SELLER NYDIG IHC LLC
By:
Name:
Title: